     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1999


                                                      REGISTRATION NO. 333-79647

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           THE BOYDS COLLECTION, LTD.
             (Exact name of registrant as specified in its charter)

              MARYLAND                                5199                               52 1418730
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
           incorporation)                 Classification Code Number)              Identification Number)

                           --------------------------

                                350 SOUTH STREET
                       MCSHERRYSTOWN, PENNSYLVANIA 17344
                                 (717) 633-9898
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                           --------------------------

                               CHRISTINE L. BELL
                           THE BOYDS COLLECTION, LTD.
                                350 SOUTH STREET
                       MCSHERRYSTOWN, PENNSYLVANIA 17344
                                 (717) 633-9898
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                        COPIES OF ALL CORRESPONDENCE TO:

                              JOHN B. TEHAN, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 455-2000
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this registration statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
               TITLE OF SECURITIES                      AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
                 TO BE REGISTERED                     BE REGISTERED          PER NOTE       OFFERING PRICE(1)    REGISTRATION FEE
9% Series B Senior Subordinated Notes due 2008 of
  The Boyds Collection, Ltd.                           $99,000,000             100%            $99,000,000          $27,522(2)

(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.


(2) The registrant had previously paid registration fees in connection with the filing of its Registration Statement on Form S-1 (Reg. No. 333-69535) in excess of the amounts required for such filing. As a result, the registrant had an account balance of $1,056, which the registrant applied to the registration fee associated with this registration statement. Accordingly, in the registrant's initial filing of this registration statement on May 28, 1999, it paid the net amount of $26,466.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                      SUBJECT TO COMPLETION--JUNE 21, 1999


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROSPECTUS


JUNE 21, 1999


                                     [LOGO]

                           THE BOYDS COLLECTION, LTD.

                                  $99,000,000

                 9% SERIES B SENIOR SUBORDINATED NOTES DUE 2008
--------------------------------------------------------------------------------

THE EXCHANGE OFFER:

- We are offering to exchange all of our outstanding 9% Senior Subordinated Notes due 2008 that are validly tendered and not validly withdrawn for an equal principal amount of 9% Series B Senior Subordinated Notes due 2008, which have been registered under the Securities Act of 1933.


- The exchange offer expires at 5:00 p.m., New York City time, on July 22, 1999, unless we extend the offer. We do not currently intend to extend the expiration date.


- You may withdraw your tender of our outstanding notes at any time prior to the expiration of the exchange offer.

- The exchange of outstanding notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

- We will not receive any proceeds from the exchange offer.

THE EXCHANGE NOTES:

- The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that the exchange notes are freely tradeable.

- The exchange notes are being offered to satisfy our obligation under the registration rights agreement entered into in connection with the original sale of the outstanding notes.

MARKET FOR THE EXCHANGE NOTES:

- The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of these methods. We do not plan to list the exchange notes on any national market.

    THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 15.
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

    THE FOLLOWING SECTION HIGHLIGHTS THE KEY INFORMATION CONTAINED IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE "RISK FACTORS," AND THE FINANCIAL STATEMENTS AND ALL NOTES.

                           THE BOYDS COLLECTION, LTD.

    We are a designer, importer and distributor of premier branded, high-quality, hand-crafted collectibles and other specialty giftware products. We have successfully developed a strong niche and brand identity in our markets because of our affordably priced, high-quality, "Folksy With Attitude(SM)" collectibles. For our fiscal year 1998, we had net sales of $197.8 million and earnings before interest expense, interest income, income taxes and depreciation and amortization expense, or EBITDA, of $117.9 million.

    Our products, which include resin figurines, plush animals, porcelain dolls and boxes and related clothing and accessories, incorporate year-round themes. Our three major resin figurine lines are THE BEARSTONE
COLLECTION-REGISTERED TRADEMARK-, THE DOLLSTONE COLLECTION-TM- and THE FOLKSTONE COLLECTION-REGISTERED TRADEMARK-, which together encompass over 420 different items. Each of our resin figurines is inscribed with Boyds' distinctive symbol of authenticity, a hidden bear paw and a bottom stamp indicating the name, edition and piece number of the figurine. Many of our resin figurines also contain famous quotes, which help customers identify with the piece. Our plush animal lines include dressed and non-dressed bears and other animals, which are made of assorted materials and incorporate varying, whimsical themes. Most of our plush animals are fully jointed with sewn-in joints for arms, legs and heads. Our plush line has grown to encompass over 430 different items ranging from 2 1/2" miniatures to 21" large animals.

    The following chart provides additional information about our products:

                                               APPROXIMATE
         PRODUCT    % OF FISCAL 1998 NET    WEIGHTED AVERAGE           MAJOR PRODUCT LINES
      CATEGORIES        PRODUCT SALES         RETAIL PRICE              (YEAR INTRODUCED)
-----------------  -----------------------  -----------------  ------------------------------------
 Resin Figurines               44.6%            $   16.00      THE BEARSTONE COLLECTION (1993)
                                                               THE FOLKSTONE COLLECTION (1994)
                                                               THE DOLLSTONE COLLECTION (1995)

   Plush Animals               52.0%            $   14.50      Original non-dressed plush (1982)
                                                               J.B. BEAN & ASSOCIATES(TM) (1987)
                                                               Custom designed plush (1990)
                                                               T.J.'S BEST DRESSED(TM) (1992)

  Other Products                3.4%            $   11.50      BEAR NECESSITIES(TM) (1992)

                              RECENT PRODUCT
         PRODUCT            LINE INTRODUCTIONS
      CATEGORIES            (YEAR INTRODUCED)
-----------------  ------------------------------------
 Resin Figurines   WEE FOLKSTONES(TM) (1997)
                   Porcelain Dolls (1997)
                   LE BEARMOGE(TM) (1998)
                   CARVERS CHOICE(TM) (1998)
                   DESKANIMALS(TM) (1998)
                   GLASSSMITH ORNAMENTS(TM) (1998)
   Plush Animals   MOHAIR BEARS(TM) (1997)
                   T.F. WUZZIES(TM) (1997)

  Other Products   BEARWARE POTTERYWORKS(TM) (1997)

    Our net sales and EBITDA have grown rapidly from fiscal 1993 to fiscal 1998 at compound annual growth rates of approximately 61% and 64%, respectively. During this time, we steadily increased our operating income margins from 54.3% in fiscal 1993 to 61.1% in fiscal 1998. Our growth and high operating margins have resulted from our competitive strengths, which include:

    - the establishment of Boyds as a premier collectibles brand name

    - the development of strong relationships with our large distribution network of dealers

    - our process for developing, designing, sourcing and marketing high-quality and affordable products

    - our experience in expanding existing product lines and identifying new product categories and trends

    - the creation of well-established sourcing relationships with our suppliers

    - our focus on maintaining low selling, marketing and overhead costs

    We believe that the way we operate our business results in operating margins which are approximately 25% to 45% higher than those of giftware and collectibles companies of similar or larger size.

    We sell our products through a large and diverse network including independent gift and collectibles retailers, premier department stores and selected catalogue retailers. This distribution network includes approximately 19,950 independent gift and collectibles accounts, representing approximately 26,000 individual retail outlets. We selectively choose our resin figurine dealers and require them to meet annual performance criteria to retain dealership status. There is currently a waiting list of over 5,500 retailers, consisting primarily of our plush-only dealers, that have expressed an interest in carrying our resin figurines.

    We also sell both resin figurines and plush animals through approximately 150 major accounts, including department stores, catalogue retailers and QVC, a television and electronic retailer.

    Our nationwide dealer network is currently divided into five major categories: three PAW(SM) designations, which include GOLD, SILVER and BRONZE, other resin and plush dealers and plush-only dealers. We encourage our resin figurine dealers to obtain the highest PAW qualification because it affords them additional benefits including priority delivery of our products and special consideration when ordering limited editions, new product offerings and items in particularly high demand. Differences in PAW designations are based primarily on annual order volume.

    The following chart provides additional detail about our distribution network:

                                                                APPROXIMATE     % OF FISCAL 1998
                            TYPE                                  NUMBER        NET PRODUCT SALES
-------------------------------------------------------------  -------------  ---------------------
Paw Dealers..................................................        2,250                 48%
Other Resin and Plush Dealers................................        3,750                 21
Major Accounts...............................................          150                 15
                                                                    ------                ---
    Resin and Plush Dealers..................................        6,150                 84
Plush-Only Dealers...........................................       13,800                 17
                                                                    ------                ---
    Total Dealers............................................       19,950                100%
                                                                    ------                ---
                                                                    ------                ---

    UNITY MARKETING, a market research firm which specializes in the collectibles industry and is not affiliated with Boyds, estimates that consumer sales of collectibles in the United States in 1997 totaled $10.0 billion. Figurines, which represented approximately 45% of our net product sales in fiscal 1998, are estimated by UNITY MARKETING to represent the largest segment of the U.S. collectibles industry, with an estimated $3.9 billion in total sales in 1997. UNITY MARKETING currently estimates that women between the ages of 35 and 64 encompass the majority of collectors. This group, which we believe constitutes a substantial portion of our collectors, is projected by the U.S. Census Bureau to grow approximately 12% from 1998 to 2005. UNITY MARKETING expects that growth in the collectibles industry will be driven by the increased number of middle-aged female collectors and higher spending habits of the baby boom generation.

    Our operating and growth strategy consists of the following elements:

    - We plan to increase sales to our existing accounts

    - We plan to expand sales to new accounts

    - We plan to penetrate new distribution channels

    - We plan to increase licensing and international sales

    - We strive to continually develop and introduce new products

    - We plan to pursue strategic acquisitions

    In addition, we continually develop and introduce new products and product lines. Our recently introduced products include the following:

    - CARVERS CHOICE, a line of resin figurines, picture frames and accessories resembling hand-carved and painted wooden sculptures

    - GLASSSMITH ORNAMENTS, blown glass antique-style ornaments based on popular Boyds themes

    - Porcelain Dolls, a line of traditional high-quality porcelain dolls

    - LE BEARMOGE, small porcelain figurines, based on popular Boyds resin characters, placed decoratively atop an ornamental box containing a miniature porcelain figurine

    For fiscal year 1999, we have introduced the following new product lines:

    - UPTOWN BEARS, upscale dressed bears

    - PURRSTONES, a new line of resin figurines

    - BABYBOYDS, plush animals targeted for the children's market

    - THE BEATRICE COLLECTION-TM-, fine porcelain hinged boxes with designs reproduced from original works of art made exclusively for Boyds

    For more information on our operating and growth strategy, please see "Business" beginning on page 34 of this prospectus.
                            ------------------------

    Our principal executive offices are located at 350 South Street, McSherrystown, Pennsylvania 17334, and our main telephone number is (717) 633-9898.

                THE RECAPITALIZATION AND SUBSEQUENT TRANSACTIONS


    On April 21, 1998, our stockholders prior to such time and Bear Acquisition, Inc. together completed a recapitalization of our company. Bear Acquisition was an affiliate of Kohlberg Kravis Roberts & Co. L.P. Investment funds controlled by an affiliate of KKR, which include KKR 1996 Fund L.P. and KKR Partners II, L.P., owned a substantial majority of Bear Acquisition's common stock. The recapitalization consisted of the purchase by Bear Acquisition of 41,327,007 shares of our common stock held by our original stockholders for approximately $184 million and the redemption of 106,237,360 shares of common stock held by our original stockholders for approximately $473 million. We financed the redemption with $325.0 million of bank borrowings and the issuance of $165.0 million principal amount of our 9% senior subordinated notes. Immediately after the recapitalization, Bear Acquisition owned approximately 80% of the common stock and the original stockholders retained approximately 20% of the common stock. On April 22, 1998, Bear Acquisition acquired 843,385 additional shares of newly-issued common stock for $3.8 million with the proceeds from the sale of Bear Acquisition common stock. At March 4, 1999, Bear Acquisition and the original stockholders owned approximately 81% and 19%, respectively, of the outstanding common stock.


    After the recapitalization, we transferred substantially all of our assets to The Boyds Collection, Ltd., L.P., or Boyd's L.P., a Delaware limited partnership wholly owned by us. We are the sole limited partner of Boyds L.P. The sole general partner of Boyds L.P. is Boyds Operations, Inc., a Delaware corporation and our direct wholly owned subsidiary.


    On March 1, 1999 our stockholders at that time transferred all of their shares of our common stock to us in exchange for newly-issued shares of our common stock. Each old share of our common stock was exchanged for 1.1230165 new shares of our common stock. After receiving its newly-issued shares, Bear Acquisition distributed these shares in liquidation to its stockholders. Bear Acquisition's only asset was its investment in our common stock. As a result, KKR 1996 Fund and KKR Partners II, collectively owned approximately 79% and the original stockholders retained approximately 19%, respectively, of our outstanding common stock immediately after the share exchange.



    On March 10, 1999, we completed the initial public offering of our common stock. In the offering, we issued and sold 9,250,000 shares and KKR 1996 Fund and KKR Partners II, collectively, sold 6,750,000 shares. The proceeds of the offering were used to repay a portion of our outstanding bank debt and to redeem $66.0 million principal amount of the 9% senior subordinated notes, leaving $99.0 million principal amount currently outstanding, which are the outstanding notes referred to in this prospectus. After the offering, KKR 1996 Fund and KKR Partners II, collectively, owned approximately 56% of our common stock.



    On May 28, 1999, our Board of Directors approved the repurchase of up to 3 million shares of our common stock. As of June 15, 1999, we had repurchased 737,000 shares of our common stock pursuant to this stock repurchase program for an aggregate amount of approximately $9.5 million. We financed these repurchases out of our operating cash flow and approximately $4.0 million of borrowings under our revolving credit facility.

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER


The Exchange Offer..............  We are offering to exchange up to $99 million aggregate principal amount of our 9% Series B Senior Subordinate
                                  Notes due 2008, which we refer to in this prospectus as
                                  the exchange notes, for up to $99 million aggregate
                                  principal amount of 9% Senior Subordinated Notes due 2008, which we refer to in this prospectus as the outstanding
                                  notes. The exchange notes are identical in all material
                                  respects to the outstanding notes, including principal
                                  amount, interest and maturity, except that the exchange
                                  notes will not bear legends restricting their transfer and will not provide for an increase in interest rates under
                                  the circumstances described in the registration rights
                                  agreement between us and the initial purchaser of the
                                  outstanding notes.

Resale..........................  Based on an interpretation by the staff of the Securities and Exchange Commission in no-action letters issued to
                                  third parties, unless you are an "affiliate" of Boyds
                                  within the meaning of Rule 405 under the Securities Act,
                                  we believe that the exchange notes issued pursuant to this exchange offer in exchange for the outstanding notes may
                                  be offered for resale, resold and otherwise transferred by you without compliance with the registration and
                                  prospectus delivery provisions of the Securities Act,
                                  provided that you are acquiring the exchange notes in the
                                  ordinary course of your business and that you have not
                                  engaged in, do not intend to engage in, and have no
                                  arrangement or understanding with any person to
                                  participate in the distribution of the exchange notes.

                                  Each participating broker-dealer that receives exchange
                                  notes for its own account pursuant to the exchange offer
                                  in exchange for shares of the outstanding notes that were
                                  acquired as a result of market-making or other trading
                                  activity must acknowledge that it will deliver a
                                  prospectus in connection with any resale of the exchange
                                  notes. See "Plan of Distribution."

                                  A holder of the outstanding notes cannot rely on the
                                  position of the staff of the Commission enunciated in
                                  Exxon Capital Holdings Corporation, Morgan Stanley & Co.
                                  Incorporated or similar no-action letters if such holder
                                  falls under any of the following categories:

                                      - the holder is an affiliate of Boyds

                                      - the holder does not acquire exchange notes in the
                                        ordinary course of its business

                                      - the holder tenders in the exchange offer with the
                                      intention to participate, or for the purpose of
                                        participating, in a distribution of exchange notes

                                  Such holders must comply with the registration and
                                  prospectus delivery requirements of the Securities Act in
                                  connection with the resale of the exchange notes, unless
                                  an exemption from these requirements is available.

Expiration Date; Withdrawal of
  Tender........................  The expiration date for the exchange offer is 5:00 p.m.,
                                  New York city time, on July 22, 1999, or any later date
                                  and time to which we extend the offer. You may withdraw
                                  your tender of outstanding notes pursuant to the exchange
                                  offer at any time prior to the expiration date.

Conditions to the Exchange
  Offer.........................  The exchange offer is subject to customary conditions, which we may waive. Please read the section in this
                                  prospectus captioned "The Exchange Offer--Conditions to
                                  the Exchange Offer" for more information regarding the
                                  conditions to the exchange offer.

Procedures for Tendering
  Outstanding Notes.............  If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of
                                  transmittal, or a facsimile of the letter of transmittal,
                                  according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or
                                  otherwise deliver the letter of transmittal, or a
                                  facsimile of the letter of transmittal, together with the
                                  outstanding notes and any other required documents to the
                                  exchange agent at the address on the cover page of the
                                  letter of transmittal. If you hold outstanding notes
                                  through The Depository Trust Company and wish to
                                  participate in the exchange offer, you must comply with
                                  the Automated Tender Offer Program procedures of DTC, by
                                  which you will agree to be bound by the letter of
                                  transmittal.

                                  By signing, or agreeing to be bound by, the letter of
                                  transmittal, you will represent each of the following to
                                  us:

                                      - any exchange notes that you receive will be acquired
                                      in the ordinary course of your business

                                      - you have no arrangement or understanding with any
                                        person or entity to participate in the distribution
                                        of the exchange notes

                                      - if you are a broker-dealer that will receive
                                      exchange notes for your own account in exchange for
                                        outstanding notes that were acquired as a result of
                                        market-making or other trading activities, that you
                                        will deliver a prospectus, as required by law, in
                                        connection with any resale of the exchange notes

                                      - you are not an "affiliate," as defined in Rule 405
                                      of the Securities Act, of Boyds

Special Procedures for
  Beneficial Owners.............  If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to
                                  tender such outstanding notes in the exchange offer, you
                                  should contact such registered holder promptly and
                                  instruct such registered holder to tender on your behalf.

Guaranteed Delivery
  Procedures....................  If you wish to tender your outstanding notes and your outstanding notes are not immediately available, or prior
                                  to the expiration date you cannot (1) deliver your
                                  outstanding notes, the letter of transmittal or any other
                                  documents required by the letter of transmittal or (2)
                                  comply with the applicable procedures under DTC's
                                  Automated Tender Offer Program, then you must tender your
                                  outstanding notes according to the guaranteed delivery
                                  procedures set forth in this prospectus under "The
                                  Exchange Offer--Guaranteed Delivery Procedures."

U.S. Federal Income Tax
  Considerations................  The exchange of the outstanding notes for the exchange notes in the exchange offer will not be a taxable event
                                  for U.S. federal income tax purposes. See "U.S. Federal
                                  Tax Consequences of the Exchange of Notes."

Use of Proceeds.................  We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer.

Effect on Holders of Outstanding
  Notes.........................  As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes
                                  pursuant to the terms of the exchange offer, we will have
                                  fulfilled a covenant contained in the registration rights
                                  agreement and, accordingly, there will not be an increase
                                  in the interest rate on the outstanding notes under the
                                  circumstances described in the registration rights
                                  agreement. If you are a holder of outstanding notes and
                                  you do not tender your outstanding notes in the exchange
                                  offer, you will continue to hold such outstanding notes
                                  and be entitled to all the rights and limitations
                                  applicable to the outstanding notes in the indenture,
                                  except for any rights under the registration rights
                                  agreement that by their terms terminate upon the
                                  consummation of the exchange offer.

                                  To the extent that outstanding notes are tendered and
                                  accepted in this exchange offer, the trading market for
                                  the outstanding notes could be adversely affected.

Consequences of Failure to
  Exchange......................  All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in
                                  the outstanding notes and in the indenture. In general,
                                  unless registered under the Securities Act, the
                                  outstanding notes may not be offered or sold, except
                                  pursuant to an exemption from, or in a transaction not
                                  subject to, the Securities Act and applicable state
                                  securities laws. Other than in connection with the
                                  exchange offer, we do not currently anticipate that we
                                  will register the outstanding notes under the Securities
                                  Act.

Exchange Agent..................  The Bank of New York is the exchange agent for the exchange offer. The address and telephone number of the
                                  exchange agent are set forth in the section captioned
                                  "Exchange Offer-- Exchange Agent" of this prospectus.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES


Securities Offered..............  $99,000,000 aggregate principal amount of 9% Series B
                                  Senior Subordinated Notes due 2008, which are referred to
                                  in this prospectus as the exchange notes.

Maturity Date...................  May 15, 2008.

Interest Payment Dates..........  Interest on the exchange notes will accrue at the rate of
                                  9% per year, payable semi-annually in cash in arrears on
                                  May 15 and November 15 of each year.

Optional Redemption.............  At any time on or after May 15, 2003, Boyds may redeem the exchange notes, in whole or in part, at the redemption
                                  prices set forth on the exchange notes, plus accrued and
                                  unpaid interest to the date of redemption. Notwithstanding the prior sentence, at any time on or prior to May 15,
                                  2001, Boyds may redeem, at its option, up to 40% of the
                                  aggregate principal amount of the outstanding notes and
                                  the exchange notes originally issued, in the aggregate, at a redemption price equal to 109% of the principal amount
                                  of such notes, plus accrued and unpaid interest, if any,
                                  to the date of redemption with the net proceeds of one or
                                  more equity offerings; PROVIDED that at least 60% in
                                  aggregate principal amount of the outstanding notes and
                                  the exchange notes originally issued, in the aggregate,
                                  remains outstanding after each such redemption. On April
                                  12, 1999, Boyds used the proceeds of its initial public
                                  offering of its common stock to redeem 40% of the
                                  aggregate principal amount of outstanding notes originally issued. See "--The Recapitalization and Subsequent
                                  Transactions" and "Description of the Exchange
                                  Notes--Optional Redemption."

Ranking.........................  The exchange notes will be general unsecured obligations of Boyds, subordinated in right of payment to all existing and future senior indebtedness of Boyds, including
                                  indebtedness under the credit facility, and will be
                                  effectively subordinated to all obligations of the
                                  subsidiaries of Boyds, including Boyds L.P. The exchange
                                  notes will rank evenly with any future senior subordinated indebtedness of Boyds and will rank senior to all
                                  subordinated indebtedness of Boyds. As of March 31, 1999,
                                  the aggregate principal amount of senior indebtedness of
                                  Boyds was approximately $175.0 million and Boyds had no
                                  senior subordinated indebtedness outstanding other than
                                  the outstanding notes. In addition, Boyds had additional
                                  borrowing availability under its revolving credit facility of approximately $40.0 million as of March 31, 1999,
                                  subject to limitations. The Indenture will permit Boyds
                                  and its subsidiaries to incur additional indebtedness,
                                  including senior indebtedness, subject to limitations. See
                                  "Description of the Notes--Certain Covenants" and
                                  "Description of the Credit Facility."

Change of Control...............  Upon the occurrence of a change of control, as defined in the indenture, Boyds will have the option, at any time on
                                  or prior to May 15, 2003, to redeem the exchange notes, in whole but not in part, at a redemption price equal to 100%
                                  of the aggregate principal amount of the exchange notes
                                  plus the applicable premium, together with accrued and
                                  unpaid interest, if any, to the date of redemption. Upon
                                  the occurrence of a change of control, if Boyds does not
                                  so redeem the exchange notes or if a change of control
                                  occurs after May 15, 2003, Boyds will be required to make
                                  an offer to purchase all of the outstanding exchange notes at a price equal to 101% of the principal amount of the
                                  exchange notes plus accrued and unpaid interest, if any,
                                  to the date of repurchase. See "Description of the
                                  Exchange Notes--Repurchase at the Option of
                                  Holders--Change of Control."

Covenants.......................  The indenture will contain covenants that, among other things, will limit the ability of Boyds and its restricted subsidiaries, as defined in the indenture, to:

                                      - incur additional indebtedness
                                      - repay other indebtedness
                                      - pay dividends or make certain other distributions
                                      - repurchase equity interests
                                      - consummate asset sales
                                      - enter into transactions with affiliates
                                      - enter into sale and leaseback transactions
                                      - incur liens
                                      - merge or consolidate with any other person
                                      - enter into guarantees of indebtedness
                                      - sell, assign, transfer, lease, convey or otherwise
                                      dispose of all or substantially all of the assets of
                                        Boyds or a restricted subsidiary
                                  See "Description of the Notes--Certain Covenants." In
                                  addition, under certain circumstances, Boyds will be
                                  required to make an offer to purchase the notes at a price equal to 100% of the principal amount thereof, plus
                                  accrued and unpaid interest to the date of purchase, with
                                  the proceeds of asset sales specified in the indenture.
                                  See "Description of the Exchange Notes--Repurchase at the
                                  Option of Holders--Asset Sales."

Absence of Public Market for the
  Exchange Notes................  The exchange notes generally will be freely tradeable.
                                  However, the exchange notes are new securities for which
                                  there will not initially be a market. We can make no
                                  assurances as to the development or liquidity of any
                                  market for the exchange notes. We do not intend to list
                                  the exchange notes on any national market. Although the
                                  initial purchaser in the private offering of the
                                  outstanding notes has advised us that it currently intends to make a market in the exchange notes, it is not
                                  obligated to do so, and any market making for the exchange notes may be discontinued without notice.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

    You should read the summary consolidated financial and other data below in conjunction with the Consolidated Financial Statements and the Unaudited Pro Forma Consolidated Condensed Financial Statements and the accompanying notes to each, which are contained later in this prospectus. You should also read the Selected Financial and Other Data and the accompanying Management's Discussion and Analysis of Financial Condition and Results of Operations, also contained later in this prospectus. The historical financial data for the three years ended December 31, 1998 have been derived from the audited Consolidated Financial Statements and the accompanying notes, which are contained later in this prospectus. The historical financial data for the year ended December 31, 1995 have been derived from audited financial statements for such period, which are not contained in this prospectus. The historical financial data for the year ended December 31, 1994 have been derived from unaudited financial statements, which are also not contained in this prospectus. The historical financial data as of March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 (a) have been derived from Unaudited Consolidated Financial Statements and the accompanying notes, which are contained later in this prospectus and (b) contain all normal recurring adjustments deemed necessary by our management. The financial information for the three months ended March 31, 1999 is not necessarily indicative of the results that can be expected for the full year. The pro forma data as adjusted for the recapitalization and the initial public offering have been derived from the Unaudited Pro Forma Consolidated Condensed Financial Statements and the accompanying notes, which are contained later in this prospectus.

    Prior to the recapitalization on April 21, 1998, Boyds was operated as an S Corporation for federal and state income tax purposes. As a result, Boyds' taxable earnings were taxed directly to its then-existing stockholders. After the recapitalization, Boyds became subject to federal and state income taxes. The pro forma provision for income taxes, pro forma net income and pro forma statement of income data assume that Boyds was subject to federal and state income taxes and was taxed as a C Corporation at the effective tax rates that would have applied for all periods. Pro forma statement of income data, as adjusted for the recapitalization and the offering, also gives effect to the recapitalization and the initial public offering as if they had occurred on January 1, 1998. The balance sheet data, as adjusted for the initial offering, give effect to the offering as if it had occurred on December 31, 1998.

    In this prospectus, "EBITDA" represents earnings before interest expense, interest income, income taxes and depreciation and amortization expense. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of our operating performance or to cash flow as a measure of liquidity. EBITDA margin represents EBITDA divided by net sales. EBITDA is included in the prospectus as it is a basis upon which we assess our financial performance, and covenants in our borrowing arrangements will be tied to similar measures. EBITDA, EBITDA margin, the ratio of EBITDA to cash interest expense and the ratio of EBITDA less capital expenditures to cash interest expense, each as presented, represent useful measures of assessing our ongoing operating activities without the impact of financing activities. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

                                                                                     YEAR ENDED DECEMBER 31,
                                                                      -----------------------------------------------------
                                                                        1994       1995       1996       1997       1998
                                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Net sales.........................................................  $  34,833  $  70,147  $  98,365  $ 129,841  $ 197,806
  Cost of goods sold................................................     12,450     24,221     33,022     43,278     63,852
                                                                      ---------  ---------  ---------  ---------  ---------
  Gross profit......................................................     22,383     45,926     65,343     86,563    133,954
  Selling, general and administrative expenses......................      2,675      4,332      6,314      8,528     14,446
  Other operating income, net.......................................         78         31        387      1,171      1,280
                                                                      ---------  ---------  ---------  ---------  ---------
  Income from operations............................................     19,786     41,625     59,416     79,206    120,788
  Interest expense..................................................        (39)       (89)      (187)      (242)   (29,618)
  Other income (expense), net including $3,248 of other expenses in
    1998 related to the recapitalization............................         88        578        868        166     (2,885)
                                                                      ---------  ---------  ---------  ---------  ---------
  Income before provision for income taxes and extraordinary item...     19,835     42,114     60,097     79,130     88,285
  Provision for income taxes........................................         --         --         --         --     22,007
                                                                      ---------  ---------  ---------  ---------  ---------
  Income before extraordinary item..................................     19,835     42,114     60,097     79,130     66,278
  Extraordinary item--write off of deferred debt issuance
    costs (net of $776 net tax benefit).............................         --         --         --         --         --
                                                                      ---------  ---------  ---------  ---------  ---------
  Net income........................................................  $  19,835  $  42,114  $  60,097  $  79,130  $  66,278
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
  Pro forma basic earnings per common share (1).....................  $    0.07  $    0.16  $    0.22  $    0.29  $    0.64
  Pro forma diluted earnings per common share (1)...................       0.07       0.16       0.22       0.29       0.63

PRO FORMA DATA, AS ADJUSTED FOR THE CHANGE TO A C CORPORATION
  Historical income before income taxes and extraordinary item......  $  19,835  $  42,114  $  60,097  $  79,130  $  88,285
  Pro forma provision for income taxes..............................      8,033     17,455     25,045     33,152     34,732
                                                                      ---------  ---------  ---------  ---------  ---------
  Pro forma income before extraordinary item........................     11,802     24,659     35,052     45,978     53,553
  Extraordinary item--write off of deferred debt issuance costs.....         --         --         --         --         --
                                                                      ---------  ---------  ---------  ---------  ---------
  Pro forma net income..............................................  $  11,802  $  24,659  $  35,052  $  45,978  $  53,553
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
OTHER DATA:
  Cash flows from operating activities..............................  $  17,637  $  34,405  $  60,030  $  69,768  $  82,624
  Cash flows from investing activities..............................       (132)      (505)      (269)      (292)    (4,743)
  Cash flows from financing activities..............................    (16,715)   (31,249    (58,222)   (64,349)   (77,485)
  EBITDA............................................................     19,880     42,814     60,296     79,212    117,910
  EBITDA margin.....................................................       57.1%      60.1%      61.3%      61.0%      59.6%
  Gross profit margin...............................................       64.3%      65.5%      66.4%      66.7%      67.7%
  Operating income margin...........................................       56.8%      59.3%      60.4%      61.0%      61.1%
  Depreciation and amortization.....................................  $      46  $     131  $     221  $     254  $   2,260
  Capital expenditures..............................................        132        545        269        367      1,247
  Ratio of earnings to fixed charges................................     360.45     320.05     226.93     238.63       3.96
  Ratio of EBITDA to cash interest expense..........................     509.74     479.36     322.44     327.32       3.98
  Ratio of EBITDA less capital expenditures to cash interest
    expense.........................................................     506.36     473.17     321.00     325.81       3.94

PRO FORMA DATA, AS ADJUSTED FOR THE RECAPITALIZATION
  AND THE INITIAL PUBLIC OFFERING:
  Net income before extraordinary item..............................                                              $  55,060
  Interest expense..................................................                                                 26,740
  Basic earnings per common share (1)...............................                                              $    0.90
  Diluted earnings per common share (1).............................                                                   0.89
  Ratio of earnings to fixed charges................................                                                   4.37
  Ratio of EBITDA to cash interest expense..........................                                                   4.40
  Ratio of EBITDA less capital expenditures to cash interest
    expense.........................................................                                                   4.36


                                                                       THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                      --------------------
                                                                        1998       1999

STATEMENT OF INCOME DATA:
  Net sales.........................................................  $  49,336  $  57,185
  Cost of goods sold................................................     15,751     18,676
                                                                      ---------  ---------
  Gross profit......................................................     33,585     38,509
  Selling, general and administrative expenses......................      2,785      4,319
  Other operating income, net.......................................        434        316
                                                                      ---------  ---------
  Income from operations............................................     31,234     34,506
  Interest expense..................................................       (311)    (8,242)
  Other income (expense), net including $3,248 of other expenses in
    1998 related to the recapitalization............................        118        162
                                                                      ---------  ---------
  Income before provision for income taxes and extraordinary item...     31,041     26,426
  Provision for income taxes........................................         --      9,513
                                                                      ---------  ---------
  Income before extraordinary item..................................     31,041     16,913
  Extraordinary item--write off of deferred debt issuance
    costs (net of $776 net tax benefit).............................         --      1,380
                                                                      ---------  ---------
  Net income........................................................  $  31,041  $  15,533
                                                                      ---------  ---------
                                                                      ---------  ---------
  Pro forma basic earnings per common share (1).....................  $    0.12  $    0.28
  Pro forma diluted earnings per common share (1)...................       0.12       0.28
PRO FORMA DATA, AS ADJUSTED FOR THE CHANGE TO A C CORPORATION
  Historical income before income taxes and extraordinary item......  $  31,041  $  26,426
  Pro forma provision for income taxes..............................     12,845      9,513
                                                                      ---------  ---------
  Pro forma income before extraordinary item........................     18,196     16,913
  Extraordinary item--write off of deferred debt issuance costs.....         --      1,380
                                                                      ---------  ---------
  Pro forma net income..............................................  $  18,196  $  15,533
                                                                      ---------  ---------
                                                                      ---------  ---------
OTHER DATA:
  Cash flows from operating activities..............................  $  31,067  $  21,925
  Cash flows from investing activities..............................       (387)      (742)
  Cash flows from financing activities..............................    (30,000)    51,340
  EBITDA............................................................     31,297     34,611
  EBITDA margin.....................................................       63.4%      60.5%
  Gross profit margin...............................................       68.1%      67.3%
  Operating income margin...........................................       63.3%      60.3%
  Depreciation and amortization.....................................  $      63  $   2,484
  Capital expenditures..............................................        387        742
  Ratio of earnings to fixed charges................................      89.18       4.19
  Ratio of EBITDA to cash interest expense..........................     100.63       4.20
  Ratio of EBITDA less capital expenditures to cash interest
    expense.........................................................      99.39       4.11
PRO FORMA DATA, AS ADJUSTED FOR THE RECAPITALIZATION
  AND THE INITIAL PUBLIC OFFERING:
  Net income before extraordinary item..............................             $  18,631
  Interest expense..................................................                 5,557
  Basic earnings per common share (1)...............................             $    0.30
  Diluted earnings per common share (1).............................                  0.30
  Ratio of earnings to fixed charges................................                  6.21
  Ratio of EBITDA to cash interest expense..........................                  6.23
  Ratio of EBITDA less capital expenditures to cash interest
    expense.........................................................                  6.09

                                                                                                            AS OF MARCH 31, 1999
                                                                                                           -----------------------
                                                                                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents..............................................................................         $  84,129
  Working capital (excluding cash and cash equivalents)..................................................            22,453
  Total assets...........................................................................................           371,923
  Total debt.............................................................................................           340,000
  Total stockholders' equity.............................................................................            11,107

----------------------------------
(1) Pro forma basic earnings per common share is calculated based on weighted average common shares outstanding of 157,671,516 for the four fiscal years ended December 31, 1997 and the three months ended March 31, 1998, 84,142,163 for the fiscal year ended December 31, 1998 and 55,363,246 for the three months ended March 31, 1999. Pro forma diluted earnings per common share is calculated based on weighted average diluted shares outstanding of 84,484,571 for the year ended December 31, 1998 and 56,039,746 for the three months ended March 31, 1999. Pro forma basic and diluted earnings per common share, as adjusted for the recapitalization and the offering, is calculated based on weighted average basic and diluted shares outstanding of 61,375,424 and 61,717,832, respectively, as of December 31, 1998, and 61,838,246 and 62,514,746, respectively, for the three months ended March 31, 1999.

                                  RISK FACTORS

    BEFORE YOU DECIDE WHETHER TO TENDER OUTSTANDING NOTES FOR EXCHANGE NOTES, YOU SHOULD BE AWARE OF VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES FOR EXCHANGE NOTES, THEN YOU WILL REMAIN SUBJECT TO THE TRANSFER RESTRICTIONS ON THE OUTSTANDING NOTES.


    If you do not exchange your outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Prospectus Summary--Summary of Terms of the Exchange Offer" and "The Exchange Offer" for information about how to tender your outstanding notes.


OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE OUTSTANDING NOTES OR THE EXCHANGE NOTES.

    We now have, and after the exchange offering will continue to have, a significant amount of indebtedness. As of March 31, 1999, we had approximately $340.0 million of consolidated indebtedness, approximately $11.1 million of consolidated stockholders' equity and $40.0 million available for additional borrowings under our revolving credit facility. In addition, subject to the applicable limitations in our credit facility and the indenture, we may incur other indebtedness in the future.

    Our substantial indebtedness could have important consequences to you, including each of the following:

    - increasing the difficulty of satisfying our obligations with respect to the outstanding notes or the exchange notes

    - limiting our flexibility to adjust to changing economic and market conditions and make us more vulnerable to a downturn in our business or industry or the economy in general

    - requiring the dedication of a substantial portion of our cash flow from operations to payment of the principal and interest on our indebtedness, which reduces the availability of funds for our other general corporate purposes

    - placing us at a competitive disadvantage as compared to our competitors that have less debt

    - impairing our ability to borrow additional funds in the future for acquisitions, working capital, capital expenditures or other purposes

    - limiting the discretion of our management as a result of financial and operating covenants in the instruments governing our indebtedness

    - a significant portion of our indebtedness is, and will continue to be, at variable rates of interest, which will expose us to the risk of higher interest rates and could exacerbate the consequences of our leveraged capital structure


    In addition, all of the indebtedness under our credit facility will become due prior to the payment of any principal amounts on the outstanding notes or the exchange notes. For additional information regarding our indebtedness, see "Prospectus Summary--Summary of Terms of the Exchange Notes," "Description of the Credit Facility" and "Description of the Exchange Notes."

IF WE ARE UNABLE TO GENERATE THE SIGNIFICANT AMOUNTS OF CASH REQUIRED TO SERVICE OUR INDEBTEDNESS, OUR FINANCIAL CONDITION MAY BE IMPAIRED.

    Our ability to make scheduled payments on our indebtedness will depend on our future business performance and ability to generate significant amounts of cash flow from our operations, which is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flows to service our substantial indebtedness or that future borrowings under our credit facility will be available to enable the payment of our debt obligations, including the outstanding notes or the exchange notes, or to fund our operating expenses. Accordingly, we may need to refinance all or a portion of our indebtedness prior to its maturity, restructure our business or sell assets. However, such refinancings, restructurings, or sales may not be available on commercially reasonable terms or at all.

BECAUSE YOUR RIGHT TO RECEIVE PAYMENTS ON THE OUTSTANDING NOTES AND THE EXCHANGE NOTES IS JUNIOR TO OUR EXISTING INDEBTEDNESS AND POSSIBLY ALL FUTURE BORROWINGS, YOU COULD RANK BEHIND MANY OF OUR OTHER CREDITORS IN ANY POTENTIAL BANKRUPTCY PROCEEDINGS.

    The outstanding notes and the exchange notes will rank behind all of our existing indebtedness, other than trade payables, and all of our future borrowings, other than trade payables, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, such notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the outstanding notes and the exchange notes.

    In addition, all payments on the outstanding notes and the exchange notes will be blocked in the event of a payment default on our senior debt and may be blocked for up to 179 of 365 consecutive days in the event of specified non-payment defaults on our senior debt.

    In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the outstanding notes and the exchange notes will participate with trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of our senior debt. However, because the indenture requires that amounts otherwise payable to holders of the outstanding notes and the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the outstanding notes and the exchange notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors and holders of the outstanding notes and the exchange notes may receive less, ratably, than the holders of our senior debt.

    As of March 31, 1999, the aggregate amount of debt that ranks ahead of the outstanding notes and the exchange notes, including borrowings under our credit facility, was approximately $175.0 million. Our indenture and our credit facility will permit us to incur substantial additional debt, including debt that ranks ahead of the outstanding notes and the exchange notes. If new debt is added to our current debt levels, the related risks that we now face could intensify.

BECAUSE WE ARE A HOLDING COMPANY, YOUR RIGHT TO RECEIVE PAYMENT ON THE OUTSTANDING NOTES AND THE EXCHANGE NOTES IS DEPENDENT UPON OUR ABILITY TO RECEIVE DIVIDENDS AND DISTRIBUTIONS FROM OUR SUBSIDIARIES.

    We are a holding company with no significant assets other than our investments in our subsidiaries. Accordingly, we must rely entirely upon distributions from our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal and interest on the outstanding notes and the exchange notes. Their ability to make distributions to us will depend upon their operating results. In addition, none of our subsidiaries has guaranteed our obligations to make payments on the outstanding notes and the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, their creditors will generally be entitled to payment of their claims from the assets of such subsidiaries before any assets are made available for a distribution to us for any purpose, including payments on the exchange notes. Also in the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, we and our creditors, including the holders of the outstanding notes and the exchange notes, and stockholders will have no right to proceed against the assets of our subsidiaries or to cause the liquidation or bankruptcy of such subsidiaries under federal bankruptcy laws.

BECAUSE THE SENIOR LENDERS HAVE A SECURITY INTEREST IN THE CAPITAL STOCK OF OUR PRIMARY OPERATING SUBSIDIARY, THE INTERESTS OF THE HOLDERS OF THE OUTSTANDING NOTES AND THE EXCHANGE NOTES IN THIS SUBSIDIARY'S ASSETS WILL BE JUNIOR TO THE SENIOR LENDERS' INTEREST AS SECURED CREDITORS.

    The outstanding notes and the exchange notes will not be secured by any of our assets. However, our obligations under our credit facility are secured by a first priority security interest in the capital stock of The Boyds Collection, Ltd., L.P., our primary operating subsidiary. If we become insolvent or are liquidated, or if payment under our credit facility is accelerated, the lenders under our credit facility would be entitled to exercise the remedies available to a secured lender. Accordingly, these lenders will have a prior claim on the assets of Boyds L.P. In any such event, because the outstanding notes and the exchange notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the outstanding notes and the exchange notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully.

IF WE EXPERIENCE A CHANGE IN CONTROL, WE MAY NOT HAVE THE ABILITY TO FUND OR UNDERTAKE THE CHANGE OF CONTROL OFFER FOR THE OUTSTANDING NOTES AND THE EXCHANGES NOTES THAT IS REQUIRED IN THE INDENTURE OR MAKE OTHER PAYMENTS TO THE HOLDERS OF THE OUTSTANDING NOTES AND THE EXCHANGE NOTES.

    Upon a change in our control, unless we elect to redeem the outstanding notes and the exchange notes prior to 2003, we will be required to offer to repurchase all outstanding exchange notes and outstanding notes at 101% of the principal amount of such notes plus accrued and unpaid interest to the date of repurchase. However, our credit facility prohibits us from repurchasing the outstanding notes and the exchange notes under specified circumstances without the consent of the lenders under this facility, and any future senior debt facility we may enter into could contain similar restrictions. We cannot assure you that we would be able to obtain the consent of our senior lenders to the repurchase of the outstanding notes and the exchange notes. In addition, a change of control may cause an event of default under our credit facility, in which case the subordination provisions of the Indenture may restrict payments to the holders of the outstanding notes and the exchange notes. In any event, we also cannot assure you that we will have sufficient funds at the time of any change of control to make any required repurchase of the outstanding notes and the exchange notes.

FEDERAL BANKRUPTCY LAWS AND STATE FRAUDULENT TRANSFER LAWS COULD ALLOW A FEDERAL OR STATE COURT TO LIMIT PAYMENTS TO HOLDERS OF THE OUTSTANDING NOTES AND THE EXCHANGE NOTES OR FURTHER SUBORDINATE OUR OBLIGATIONS TO SUCH HOLDERS.

    Under applicable provisions of the United States Bankruptcy code or comparable provisions of state fraudulent transfer or conveyance law, a federal or state court could significantly limit our obligations to the holders of the outstanding notes and the exchange notes if the court determines we did either of the following when we issued the outstanding notes or the exchange notes:

    - incurred the indebtedness associated with the outstanding notes and the exchange notes to hinder, delay or defraud our creditors

    - received less than a reasonably equivalent value or fair consideration for the outstanding notes and the exchange notes and any of the following applied: (1) we were insolvent at the time of incurring the indebtedness associated with the outstanding notes and the exchange notes, (2) we were rendered insolvent by the incurrence of the outstanding notes or the exchange notes indebtedness, (3) we were engaged in a business or transaction in which our remaining assets constituted unreasonably small capital to carry on our business or (4) we intended to incur debts beyond our ability to pay such debts as they matured.

    If the court determined that the circumstances discussed above were present, then the court could void, in whole or in part, our obligations to the holders of the outstanding notes and the exchange notes or subordinate our obligations to such holders to other of our existing or future indebtedness. Our management believes that the indebtedness represented by the outstanding notes and the exchange notes was and is being incurred for proper purposes and in good faith, and that, based upon present forecasts, asset valuations and other financial information, we were and will be solvent after issuing the outstanding notes and the exchange notes, respectively, and will have sufficient capital for carrying on our business and paying off our debts as they mature.

IF WE ARE NOT ABLE TO GROW OUR BUSINESS AS PLANNED, OUR SALES GROWTH AND EARNINGS COULD BE DIMINISHED.

    We intend to continue to pursue a business strategy of increasing sales and earnings by expanding our existing brands and distribution channels. Our ability to implement this growth strategy successfully will be in part dependent on factors beyond our control. These factors include prevailing economic conditions, changes in consumer preferences and changes in our competitive environment.

    Our ability to anticipate changes in the collectibles market and identify industry trends will be a critical factor in our ability to grow and remain competitive. We will also need to successfully develop and introduce new products on a timely basis. Our new products may not be completed on a timely basis and may not enjoy market acceptance following their introduction. In addition, we may not be able to accurately predict the anticipated development schedules for new or refreshed products and product lines.

THE LOSS OF EITHER OF OUR TWO INDEPENDENT BUYING AGENCIES OR ANY OF OUR MANUFACTURING SOURCES COULD DISRUPT OUR BUSINESS.

    Substantially all of the products that we sell are purchased through two independent buying agencies. One buying agency is located in Hong Kong, and the other buying agency is located in the United States. These two buying agencies, which contract with a total of 19 independent manufacturers, account for approximately 91% of our total imports. These two buying agencies also perform a number of functions for us, including collaborating in our product design and development process. As a result, we are substantially dependent on these buying agencies and the manufacturers with which they contract. We do not have long-term contracts with either of our primary buying agencies. We believe that the loss of either of our primary buying agencies would:

    - have a material adverse effect on our financial condition and results of operations

    - cause disruptions in our orders

    - affect the quality of our products

    - possibly require us to select alternative manufacturers

BECAUSE ALL OF OUR SIGNIFICANT MANUFACTURERS ARE LOCATED IN CHINA, OUR BUSINESS IS EXPOSED TO POTENTIAL ECONOMIC AND POLITICAL RISKS.

    All of our significant manufacturers are located in China. Although we have identified alternate manufacturers which could meet our quality and reliability standards at similar costs in China and in other countries, the loss of any one or more of our manufacturers could have a material adverse effect on our business.

    Because we rely primarily on Chinese manufacturers, we are subject to the following risks that could restrict our manufacturers' ability to make our products or increase our manufacturing costs:

    - economic and political instability in China

    - transportation delays

    - restrictive actions by the Chinese government

    - the laws and policies of the United States affecting importation of goods, including duties, quotas and taxes

    - Chinese trade and tax laws

    In particular, we could be adversely affected if the Chinese renminbi appreciates significantly relative to the United States dollar. This is because the cost of our products fluctuates with the value of the Chinese renminbi.

BECAUSE WE ARE CONTROLLED BY KKR, OTHER STOCKHOLDERS HAVE A REDUCED ABILITY TO INFLUENCE OUR BUSINESS.


    At May 28, 1999, KKR 1996 Fund L.P. and KKR Partners II, L.P. together owned approximately 56% of our outstanding common stock on a fully diluted basis. These affiliates of KKR currently control us and are able to:


    - elect our entire Board of Directors

    - control our management and policies

    - determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets

    Affiliates of KKR are able to prevent or cause a change in control of us and will be able to amend our bylaws at any time. The interests of KKR may also conflict with the interests of the holders of the outstanding notes and the exchange notes.

BECAUSE WE IMPORT SUBSTANTIALLY ALL OF OUR PRODUCTS, OUR BUSINESS IS SUBJECT TO POTENTIAL ADVERSE TRADE REGULATIONS AND RESTRICTIONS.

    We do not own or operate any manufacturing facilities. Instead, we import substantially all of our retail products from independent foreign manufacturers, located primarily in China. As a result, substantially all of our products are subject to United States Customs Service duties and regulations. These regulations include requirements that we disclose information regarding the country of origin on our products, such as "Handmade in China." Within its discretion, the United States Customs Service may also set new regulations regarding the amount of duty to be paid, the value of merchandise to be reported or other customs regulations relating to our imported products. Failure to comply with these regulations may result in the imposition of additional duties or penalties or forfeiture of merchandise.

    The countries in which our products are manufactured may impose new quotas, duties, tariffs or other charges or restrictions. This could adversely affect our financial condition, results of operations or our ability to continue to import products at current or increased levels. In particular, our costs could increase, or the mix of countries from which we import our products may be changed, if the Generalized System of Preferences program is not renewed or extended each year. The Generalized System of Preferences allows selected products of beneficiary countries to enter the United States duty free. In addition, if countries that are currently accorded "Most Favored Nation" status by the United States, such as China, cease to have such status, we could be adversely affected. We cannot predict what regulatory changes may occur or the type or amount of any financial impact these changes may have on us in the future.

IF CONSUMERS DO NOT ACCEPT OUR NEW PRODUCTS, OUR RESULTS OF OPERATIONS MAY BE IMPAIRED.

    The demand for our products may be quickly affected by changing consumer tastes and interests. Our results of operations depend substantially upon our ability to continue to conceive, design, source and market new pieces and upon continuing market acceptance of our existing and future product lines. If we fail or are significantly delayed in introducing new pieces to our existing product lines or creating new product line concepts or if our new products do not meet with market acceptance, our results of operations may be impaired. A number of companies who participate in the giftware and collectibles industries are part of large, diversified companies that have greater financial resources than us and offer a wider range of products and may be less affected by changing consumer tastes.

THE LOSS OF ANY MEMBER OF OUR SENIOR MANAGEMENT COULD ADVERSELY AFFECT OUR BUSINESS.

    Our success is substantially dependent upon the retention of our executive officers, including Gary M. Lowenthal, our founder, chairman and chief executive officer. We believe that each of our executive officers is a key employee for our business. However, we do not have employment agreements with any of our executive officers. If any of our executive officers becomes unable or unwilling to participate in our business and operations, our future business and operations could be materially and adversely affected.

BECAUSE WE BELIEVE OUR INTELLECTUAL PROPERTY IS MATERIAL TO OUR SUCCESS, INFRINGEMENT OR LEGAL ACTIONS RELATED TO OUR INTELLECTUAL PROPERTY COULD ADVERSELY IMPACT OUR FINANCIAL CONDITION.

    We believe that our trademarks and other proprietary rights are material to our success and competitive position. Accordingly, we devote resources to the establishment and protection of our intellectual property on a worldwide basis. The actions we take to establish and protect our trademarks and other proprietary rights may not be adequate to protect our intellectual property or to prevent imitation of our products by others. Moreover, while we have not experienced any proprietary license infringements or legal actions that have had a material impact on our financial condition or results of operations, other persons have and will likely in the future assert rights in, or ownership of, our trademarks and other proprietary rights. We may not be able to successfully resolve such conflicts. In addition, the laws of foreign countries may not always protect intellectual property to the same extent as do the laws of the United States. See "Business--Boyds' Intellectual Property."

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES.

    We do not intend to apply for a listing of the exchange notes on a securities exchange. There is currently no established market for the exchange notes, and we cannot assure you of any of the following:

    - the liquidity of any market that may develop for the exchange notes

    - the ability of holders of exchange notes to sell their exchange notes

    - the price at which holders of exchange notes will be able to sell their exchange notes

    Although the initial purchaser of the outstanding notes has advised us that it currently intends to make a market for the exchange notes, the initial purchaser is not obligated to do so, and it may discontinue its market making at any time without notice to the holders of the exchange notes. If a market for the exchange notes does develop, prevailing interest rates, the markets for similar securities and other factors could cause the exchange notes to trade at prices lower than their initial market values or reduce the liquidity of the exchange notes.

WE MAY BE ADVERSELY AFFECTED BY THE YEAR 2000 PROBLEM.

    We believe we have replaced all of our systems that are not Year 2000 compliant. However, if any of our systems are not compliant or if our customers, buying agencies, manufacturers or shippers fail to achieve Year 2000 compliance, we may experience the following adverse consequences:

    - We may be unable to receive our products due to failures by our manufacturers, buying agencies or shippers

    - Our customers may be unable to place orders with us due either to our system failures or those of our customers

    - We may be unable to deliver our products on a timely basis

    For a description of our Year 2000 compliance efforts you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS WHICH COULD DIFFER FROM ACTUAL FUTURE RESULTS.

    Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Unaudited Pro Forma Consolidated Financial Statements" and elsewhere in this prospectus include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. These forward-looking statements are made as of the date of this prospectus, and we assume no obligation to update them or the reasons why actual results may differ.

                                USE OF PROCEEDS

    We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding notes tendered pursuant to the exchange offer. In consideration for the issuance of the exchange notes as contemplated by this prospectus, we will receive in exchange an identical principal amount of outstanding notes, which have terms substantially identical to the exchange notes. We will retire and cancel all of the outstanding notes surrendered in exchange for the exchange notes, and such outstanding notes may not be reissued.

    We used the $165.0 million principal amount of proceeds from the issuance of the outstanding notes, together with borrowings under our revolving credit facility, to redeem shares of our common stock in the recapitalization and pay related transaction fees and expenses. See "Prospectus Summary-- The Recapitalization and Subsequent Transactions."

                                 CAPITALIZATION

    The following table sets forth our debt and capitalization at March 31, 1999 and should be read in conjunction with the Unaudited Condensed Consolidated Financial Statements and the accompanying notes to each, which are contained later in this prospectus:


                                                                                                 MARCH 31, 1999
                                                                                              --------------------
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
Total debt:
  Revolver..................................................................................       $       --(1)
  Term Loan A...............................................................................           88,250
  Term Loan B...............................................................................           86,750(2)
  9% Senior Subordinated Notes..............................................................          165,000(3)
                                                                                                     --------
    Total debt..............................................................................       $  340,000
Total stockholders' equity (deficit)........................................................           11,107(4)
                                                                                                     --------
    Total capitalization....................................................................       $  351,107
                                                                                                     --------
                                                                                                     --------


------------------------


(1) As of June 15, 1999, we had drawn approximately $4,000 in connection with the share repurchase program approved by our Board of Directors on May 28, 1999.



(2) On April 21, 1999 we repaid $10,000 of Term Loan B.



(3) We redeemed $66,000 principal amount of the 9% Senior Subordinated Notes on April 12, 1999.



(4) As of June 15, 1999, we had repurchased 737,000 shares of our common stock pursuant to our stock repurchase program for an aggregate amount of approximately $9,500.

                       SELECTED FINANCIAL AND OTHER DATA

    The following table sets forth selected historical financial and other data about us. The historical financial data as of December 31, 1997 and 1998 and for the three years ended December 31, 1998 have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements and the accompanying notes, which are contained later in this prospectus. The historical financial data as of December 31, 1995 and 1996 and for the year ended December 31, 1995 have been derived from audited financial statements for such periods, which are not contained in this prospectus. The historical data as of and for the year ended December 31, 1994 have been derived from unaudited financial statements which are not contained in this prospectus. The historical financial data as of March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 (a) have been derived from Unaudited Consolidated Financial Statements and the accompanying notes, which are contained later in this prospectus and (b) contain all normal recurring adjustments deemed necessary by our management. The financial information for the three months ended March 31, 1999 is not necessarily indicative of the results that can be expected for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the accompanying notes, which are contained later in this prospectus.

    Prior to the recapitalization on April 21, 1998, we were operated as an S Corporation for federal and state income tax purposes. As a result, our taxable earnings were taxed directly to our then-existing stockholders. After the recapitalization, we became subject to federal and state income taxes. The pro forma provision for income taxes and pro forma net income assume that we were subject to federal and state income taxes and were taxed as a C Corporation at the effective tax rates that would have applied for all periods.

    In this prospectus, "EBITDA" represents earnings before interest expense, interest income, income taxes, and depreciation and amortization expense. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of our operating performance or to cash flow as a measure of liquidity. EBITDA margin represents EBITDA divided by net sales. EBITDA is included in the prospectus as it is a basis upon which we assess our financial performance, and covenants in our borrowing arrangements will be tied to similar measures. EBITDA and EBITDA margin, the ratio of EBITDA to cash interest expense and the ratio of EBITDA less capital expenditures to cash interest expense, each as presented, represent useful measures of assessing our ongoing operating activities without the impact of financing activities. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

                                                                                                              THREE MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                      -----------------------------------------------------  --------------------
                                                        1994       1995       1996       1997       1998       1998       1999
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Net sales.........................................  $  34,833  $  70,147  $  98,365  $ 129,841  $ 197,806  $  49,336  $  57,185
  Cost of goods sold................................     12,450     24,221     33,022     43,278     63,852     15,751     18,676
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit......................................     22,383     45,926     65,343     86,563    133,954     33,585     38,509
  Selling, general and administrative expenses......      2,675      4,332      6,314      8,528     14,446      2,785      4,319
  Other operating income, net.......................         78         31        387      1,171      1,280        434        316
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income from operations............................     19,786     41,625     59,416     79,206    120,788     31,234     34,506
  Interest expense..................................        (39)       (89)      (187)      (242)   (29,618)      (311)    (8,242)
  Other income (expense), net including $3,248 of
    other expenses in 1998 related to the
    recapitalization................................         88        578        868        166     (2,885)       118        162
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before provision for income taxes and
    extraordinary item..............................     19,835     42,114     60,097     79,130     88,285     31,041     26,426
  Provision for income taxes........................         --         --         --         --     22,007         --      9,513
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before extraordinary item..................     19,835     42,114     60,097     79,130     66,278     31,041     16,913
  Extraordinary item--write off of deferred debt
    issuance costs (net of $776 net tax benefit)....         --         --         --         --         --         --      1,380
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income........................................  $  19,835  $  42,114  $  60,097  $  79,130  $  66,278  $  31,041  $  15,533
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Pro forma basic earnings per common share (1).....  $    0.07  $    0.16  $    0.22  $    0.29  $    0.64  $    0.12  $    0.28
  Pro forma diluted earnings per common
    share (1).......................................       0.07       0.16       0.22       0.29       0.63       0.12       0.28
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
PRO FORMA DATA, AS ADJUSTED FOR THE CHANGE
  TO A C CORPORATION:
  Historical income before income taxes and
    extraordinary item..............................  $  19,835  $  42,114  $  60,097  $  79,130  $  88,285  $  31,041  $  26,426
  Pro forma provision for income taxes..............      8,033     17,455     25,045     33,152     34,732     12,845      9,513
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Pro forma income before extraordinary item........     11,802     24,659     35,052     45,978     53,553     18,196     16,913
  Extraordinary item--write off of deferred debt
    issuance costs..................................         --         --         --         --         --         --      1,380
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Pro forma net income..............................  $  11,802  $  24,659  $  35,052  $  45,978  $  53,553  $  18,196  $  15,533
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER DATA:
  Cash flows from operating activities..............  $  17,637  $  34,405  $  60,030  $  69,768  $  82,624  $  31,067  $  21,925
  Cash flows from investing activities..............       (132)      (505)      (269)      (292)    (4,743)      (387)      (142)
  Cash flows from financing activities..............    (16,715)   (31,249)   (58,222)   (64,349)   (77,485)   (30,000)    51,340
  EBITDA............................................     19,880     42,184     60,296     79,212    117,910     31,297     34,611
  EBITDA margin.....................................       57.1%      60.1%      61.3%      61.0%      59.6%      63.4%      60.5%
  Gross profit margin...............................       64.3%      65.5%      66.4%      66.7%      67.7%      68.1%      67.3%
  Operating income margin...........................       56.8%      59.3%      60.4%      61.0%      61.1%      63.3%      60.3%
  Depreciation and amortization.....................  $      46  $     131  $     221  $     254  $   2,260  $      63  $   2,484
  Capital expenditures..............................        132        545        269        367      1,247        387        742
  Ratio of earnings to fixed charges................     360.45     320.05     226.93     238.63       3.96      89.18       4.19
  Ratio of EBITDA to cash interest expense..........     509.74     479.36     322.44     327.32       3.98     100.63       4.20
  Ratio of EBITDA less capital expenditures to cash
    interest expense................................     506.36     473.17     321.00     325.81       3.94      99.39       4.11

                                                                                               AS OF DECEMBER 31,
                                                                              -----------------------------------------------------
                                                                                1994       1995       1996       1997       1998
                                                                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................................  $   1,700  $   4,279  $   6,083  $  11,210  $  11,606
Working capital (excluding cash and cash equivalents).......................      5,856     13,384     13,250     23,398     22,262
Total assets................................................................      8,526     19,943     22,582     38,936    298,410
Total debt..................................................................      7,500     17,700     19,300     30,000    443,000
Total stockholders' equity (deficit)........................................        250        916      1,191      5,272   (158,766)

                                                                              AS OF MARCH
                                                                                  31,
                                                                              -----------
                                                                                 1999

BALANCE SHEET DATA:
Cash and cash equivalents...................................................   $  84,129
Working capital (excluding cash and cash equivalents).......................      22,453
Total assets................................................................     371,923
Total debt..................................................................     340,000
Total stockholders' equity (deficit)........................................      11,107

------------------------------
(1) Pro forma basic earnings per common share is calculated based on weighted average common shares outstanding of 157,671,516 for the four fiscal years ended December 31, 1997 and the three months ended March 31, 1998, 84,142,163 for the fiscal year ended December 31, 1998 and 55,363,246 for the three months ended March 31, 1999. Pro forma diluted earnings per common share is calculated based on weighted average diluted shares outstanding of 84,484,571 for the year ended December 31, 1998 and 56,039,746 for the three months ended March 31, 1999. Pro forma basic and diluted earnings per common share, as adjusted for the recapitalization and the offering, is calculated based on weighted average basic and diluted shares outstanding of 61,375,424 and 61,717,832, respectively, as of December 31, 1998, and 61,838,246 and 62,514,746, respectively, for the three months ended March 31, 1999.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

    Boyds has grown significantly to become a leading domestic designer, importer and distributor of branded, high-quality, hand-crafted collectibles and other specialty giftware products. Boyds' products include resin figurines, plush animals, porcelain dolls and boxes and related clothing and accessories. Boyds sells its products through an extensive network of approximately 19,950 accounts comprised of independent gift and collectibles retailers, premier department stores, selected catalogue retailers and other electronic and retail channels.

    Boyds' resin figurine and plush animal sales accounted for 86.5% of first quarter 1999 net sales with other product sales, freight sales, collectors club sales and distributor sales comprising the remainder. Freight sales represent shipping and handling charges assessed on each order based on order size. Collectors club sales are generated from annual dues collected directly from consumers who become members of Boyds' collectors club, THE LOYAL ORDER OF FRIENDS OF BOYDS, which began in July 1996 and currently has approximately 120,000 paying members. Distributor sales represent sales of Boyds' products to independent distributors in other countries and to certain accounts in the U.S., which are shipped directly from overseas suppliers.

    Selling, general and administrative expenses are comprised of overhead, selling and marketing costs, administration, professional fees and Pennsylvania capital stock taxes. Boyds exhibits its products at many national and regional tradeshows where orders are taken by Boyds' employees and part-time help. Boyds operates almost exclusively out of a leased office/distribution facility in McSherrystown, Pennsylvania where it believes both labor and rental costs are attractive. These factors, combined with Boyds' access to low-cost manufacturing sources located primarily in China, have resulted in an operating income margin that Boyds believes is among the highest in the industry.

    Boyds licenses its product designs to other companies for products including stationery, greeting cards and home textiles. Boyds believes such licensing, in addition to providing royalty income, helps to increase consumer awareness of Boyds' designs and brand image. Boyds reports royalty income as other operating income.

    Boyds' operating income margins have increased from 56.8% in fiscal 1994 to 61.1% for fiscal 1998, and its EBITDA margins have increased from 57.1% in fiscal 1994 to 59.6% for fiscal 1998. Historically, Boyds has funded its cash needs from operations and has not found it necessary to make substantial capital investments.

RESULTS OF OPERATIONS

    The following table sets forth the components of net income and earnings before interest expense, interest income, income taxes and depreciation and amortization expense, or EBITDA, as a percentage of net sales for the periods indicated:

                                                                                                           THREE MONTHS
                                                                          YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                                                      -------------------------------  --------------------
                                                                        1996       1997       1998       1998       1999
Net sales...........................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Gross profit........................................................       66.4       66.7       67.7       68.1       67.3
Selling, general and administrative expenses........................        6.4        6.6        7.3        5.7        7.6
Other operating income..............................................        0.4        0.9        0.7        0.9        0.6
                                                                      ---------  ---------  ---------  ---------  ---------
  Income from operations............................................       60.4       61.0       61.1       63.3       60.3
                                                                      ---------  ---------  ---------  ---------  ---------
Other income........................................................        0.9        0.1       (0.1)       0.2        0.3
Interest expense....................................................       (0.2)      (0.2)      15.0        0.6       14.4
Expenses related to the recapitalization............................         --         --        1.6         --         --
Provision for income taxes..........................................         --         --       11.1         --       16.6
                                                                      ---------  ---------  ---------  ---------  ---------
  Income before extraordinary item..................................       61.1       60.9       33.5       62.9       29.6
                                                                      ---------  ---------  ---------  ---------  ---------
Extraordinary item (net of $776 tax benefit)........................         --         --         --         --        2.4
                                                                      ---------  ---------  ---------  ---------  ---------
  Net income........................................................       61.1%      60.9%      33.5%      62.9%      27.2%
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
  EBITDA............................................................       61.3%      61.0%      59.6%      63.4%      60.5%

THREE MONTHS ENDED MARCH 31, 1999 VS. THREE MONTHS ENDED MARCH 31, 1998

    NET SALES. Net sales increased $7.8 million or 15.9% to $57.2 million in the first quarter of 1999 from $49.3 million for the first quarter of 1998. Sales of Boyds' resin figurines increased $0.9 million, or 4.0%, while sales of plush products increased $5.4 million, or 26.1%, in a quarter-over-quarter comparison. Resin figurines and plush products represented 41% and 46%, respectively, of Boyds' net sales during the first quarter of 1999. The variance between plush and resin product sales growth is primarily attributable to timing differences in merchandise available to ship. First quarter 1998 sales of resin were unusually high and plush was below normal. First quarter 1999 sales of resin and plush categories more closely reflect the full year product mix Boyds generated in 1998.

    GROSS PROFIT. Gross profit increased $4.9 million, or 14.7%, to $38.5 million in the first quarter of 1999 from $33.6 million for the first quarter of 1998. Gross profit as a percent of sales decreased to 67.3% for the period from 68.1% for the same period in 1998. The dollar increase in gross profit was primarily attributable to the increase in sales volume. The decrease in gross profit as a percent of sales was primarily attributable to increased warehousing costs due to higher inventory levels needed to satisfy customer demand.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses increased $1.5 million, or 55.1%, to $4.3 million in the first quarter of 1999 from $2.8 million for the first quarter of 1998. SG&A expenses as a percent of sales increased to 7.6% for the period from 5.7% for the same period in 1998. The dollar increase in SG&A expenses, and the increase in SG&A expenses as a percent of sales, was primarily attributable to increased administrative costs, including increased wages incurred by adding additional management and the cost of additional directors and officers insurance as a result of the initial public offering.

    INCOME FROM OPERATIONS. Income from operations increased $3.3 million, or 10.5%, to $34.5 million in the first quarter of 1999 from $31.2 million for the first quarter of 1998. The operating income margin decreased to 60.3% for the period from 63.3% for the same period in 1998. The dollar increase in income from operations was primarily attributable to the increase in net sales for the period. The decrease in operating income margin was due to a decrease in gross profit margin and an increase in SG&A expenses as a percent of sales for the period.

    INTEREST EXPENSE. Interest expense increased to $8.2 million in the first quarter of 1999 from $0.3 million in the first quarter of 1998. This increase was due to the debt incurred in connection with the Recapitalization which took place in April, 1998.

    INCOME TAXES. The $9.5 million charge for the first quarter of 1999 compares with zero for the first quarter of 1998, reflecting the change in Boyds' tax status from an S Corporation to a C Corporation.

    EXTRAORDINARY ITEM. An extraordinary item of $1.4 million, net of tax, for the amortization of deferred debt issuance costs related to the early paydown of $82.5 million of long term debt with the proceeds of the I.P.O. was incurred in the first quarter of 1999.

    NET INCOME. Net income decreased 50.0% to $15.5 million in the first quarter of 1999 from $31.0 million in the first quarter of 1998. The decrease in net income was attributable to $19.0 million of additional costs in 1999 that did not occur in 1998, including:

    - interest expense of $7.9 million

    - income tax expense of $8.7 million due to Boyds becoming a tax paying entity

    - $2.3 million of expenses related to the amortization of deferred debt issuance costs relating to the early paydown of $82.5 million of long-term debt from the proceeds of the I.P.O.

The net income margin decreased to 27.2% in the first quarter of 1999 from 62.9% in the first quarter of 1998. The decrease in net income margin was attributable to the tax and interest expenses as discussed above.

    EBITDA. EBITDA increased $3.3 million, or 10.6%, to $34.6 million in the first quarter of 1999 from $31.3 million for the first quarter of 1998. The EBITDA margin decreased to 60.5% for the period from 63.4% for the same period in 1998. The dollar increase in EBITDA was primarily attributable to the increase in net sales for the period. The decrease in EBITDA margin was due to a decrease in gross profit margin and an increase in SG&A expenses as a percent of sales for the period.

FISCAL YEAR ENDED DECEMBER 31, 1998 VS. FISCAL YEAR ENDED DECEMBER 31, 1997

    NET SALES. Net sales increased 52.4% to $197.8 million in fiscal 1998 from $129.8 million in fiscal 1997. Net sales of resin figurines were $80.2 million in fiscal 1998, an increase of 46.1% as compared to resin figurine net sales of $54.9 million in fiscal 1997. The increase in net sales of resin figurines was primarily attributable to increased sales of BEARSTONES, FOLKSTONES and Porcelain Dolls, which resulted from strong consumer and retailer demand, and the introduction of CARVERS CHOICE. Net sales of plush animals were $93.4 million in fiscal 1998, an increase of 60.8% as compared to plush animal net sales of $58.1 million in fiscal 1997. The increase in net sales of plush animals was primarily attributable to increased sales of T.J.'S BEST DRESSED, along with sales of T.F. WUZZIES mini-bears and MOHAIR BEARS, which were introduced in the fall of 1997.

    GROSS PROFIT. Gross profit increased 54.7% to $134 million in fiscal 1998 from $86.6 million in fiscal 1997. Gross profit as a percent of sales increased to 67.7% for fiscal 1998 from 66.7% for fiscal 1997. The increase in gross profit was primarily attributable to the increase in sales for both the plush animal and resin figurine categories for fiscal 1998 as compared to fiscal 1997.

    SG&A. SG&A expenses increased 69.4% to $14.4 million in fiscal 1998 from $8.5 million in fiscal 1997. SG&A expenses as a percent of net sales increased to 7.3% in fiscal 1998 from 6.6% in fiscal 1997. The increase in SG&A expenses was primarily attributable to increased administrative costs due to Boyds' net sales increase during the periods. The increase in SG&A expenses as a percent of net sales was attributable to increased wages of $750,000 incurred due to an increased provision for Boyds' employee incentive program and an increase in professional fees of $1.5 million.

    INCOME FROM OPERATIONS. Income from operations increased 52.5% to $120.8 million in fiscal 1998 from $79.2 million in fiscal 1997. The operating income margin increased to 61.1% in fiscal 1998 from 61.0% in fiscal 1997. The increase in operating income margin was due to an increase in net sales for the period. The increase in income from operations was primarily attributable to the increase in net sales for the period.

    INTEREST EXPENSE. Interest expense increased to $29.6 million in fiscal 1998 from $242,000 in fiscal 1997. The increase in interest expense was due to indebtedness incurred in connection with the recapitalization.

    EXPENSES RELATED TO THE RECAPITALIZATION. Transaction costs for fiscal 1998 were $3.2 million, representing 1.6% of net sales. Transaction costs consisted of non-recurring bonuses paid to key employees in connection with the recapitalization.

    NET INCOME. Net income decreased 16.2% to $66.3 million in fiscal 1998 from $79.1 million in fiscal 1997. The decrease in net income was attributable to $54.6 million of additional costs in 1998 that did not occur in 1997, including:

    - interest expense of $29.4 million

    - income tax expense of $22.0 million due to Boyds becoming a tax paying entity

    - expenses related to the recapitalization of $3.2 million

The net income margin decreased to 33.5% in fiscal 1998 from 60.9% in fiscal 1997. The decrease in net income margin was attributable to the tax and interest expenses as discussed above.

    EBITDA. EBITDA increased 48.9% to $117.9 million in fiscal 1998 from $79.2 million in fiscal 1997. The EBITDA margin decreased to 59.6% in fiscal 1998 from 61.0% in fiscal 1997. The increase in EBITDA was primarily attributable to the increase in net sales for the period. The decrease in EBITDA margin was due to expenses related to the recapitalization.

FISCAL YEAR ENDED DECEMBER 31, 1997 VS. FISCAL YEAR ENDED DECEMBER 31, 1996

    NET SALES. Net sales increased 31.9% to $129.8 million in fiscal 1997 from $98.4 million in fiscal 1996. Net sales of resin figurines were $54.9 million in fiscal 1997, an increase of 30.4% as compared to resin figurine net sales of $42.1 million in fiscal 1996. The increase in net sales of resin figurines was primarily attributable to increased sales of BEARSTONES and FOLKSTONES, which resulted from strong consumer and retailer demand. Net sales of plush animals were $58.1 million in fiscal 1997, an increase of 25.2% as compared to plush animal net sales of $46.4 million in fiscal 1996. The increase in net sales of plush animals was primarily attributable to increased sales of T.J.'S BEST DRESSED, as well as increased sales of other specialty dressed plush animals.

    GROSS PROFIT. Gross profit increased 32.6% to $86.6 million in fiscal 1997 from $65.3 million in fiscal 1996. Gross profit as a percent of net sales increased slightly to 66.7% in fiscal 1997 from 66.4% in fiscal 1996. The increase in gross profit was primarily attributable to the increase in sales for both the plush animal and resin figurine categories for fiscal 1997 as compared to fiscal 1996.

    SG&A. SG&A expenses increased 34.9% to $8.5 million in fiscal 1997 from $6.3 million in fiscal 1996. SG&A expenses as a percent of net sales increased to 6.6% in fiscal 1997 from 6.4% in fiscal 1996. The increase in SG&A expenses as a percent of net sales in fiscal 1997 as compared to fiscal 1996 was primarily due to an increase in Boyds' capital stock tax. In general, SG&A expenses grew in line with Boyds' net sales increase for fiscal 1997 as compared to fiscal 1996.

    INCOME FROM OPERATIONS. Income from operations increased 33.3% to $79.2 million in fiscal 1997 from $59.4 million in fiscal 1996. The operating income margin also increased to 61.0% in fiscal 1997 from 60.4% in fiscal 1996 primarily due to the increase in royalty income reflected in other operating income.

    INTEREST EXPENSE. There was no material change in interest expense between fiscal 1997 and fiscal 1996.

    NET INCOME. Net income increased 31.6% to $79.1 million in fiscal 1997 from $60.1 million in fiscal 1996. The increase in net income was primarily attributable to the increase in net sales. The net income margin decreased slightly to 60.9% in fiscal 1997 from 61.1% in fiscal 1996. The slight decrease in net income margin was attributable to increased SG&A expenses.

    EBITDA. EBITDA increased 31.4% to $79.2 million in fiscal 1997 from $60.3 million in fiscal 1996. However, the EBITDA margin decreased to 61.0% in fiscal 1997 from 61.3% in fiscal 1996. The decrease in EBITDA margin is primarily attributable to an increase in the Pennsylvania capital stock tax in fiscal 1997 which Boyds includes in its SG&A expenses as discussed above.

LIQUIDITY AND CAPITAL RESOURCES


    Historically, Boyds utilized its operating cash flow to support working capital and ongoing capital expenditures. Cash flow from operations decreased 29.4% to $21.9 million for the three months ended March 31, 1999 from $31.1 million for the three months ended March 31, 1998. The cash flow decrease was primarily attributable to the decrease in net income and the increase in accounts receivable and inventory, partially offset by increases in interest payable and accrued taxes. Net cash received from financing activities was $51.3 million for the three months ended March 31, 1999, while for the three months ended March 31, 1998, net cash used in financing activities was $30.0 million. The funds obtained were realized from the sale of Boyds' common stock, partially reduced by the repayment of outstanding debt and the fees and expenses related to the stock sale.


    Boyds' primary sources of liquidity are cash flow from operations and borrowings under its credit agreement, which includes a revolving credit facility. Boyds' primary uses of cash are to fund working capital and to service debt.

    In connection with the recapitalization, Boyds issued 9% Senior Subordinated Notes due 2008 in an amount of $165.0 million and entered into the credit agreement. On April 12, 1999, Boyds repaid $66.0 million of the notes, leaving a balance outstanding of $99.0 million. Boyds has repaid $150.0 million of the $325.0 million of term loans under the credit agreement through March 31, 1999, and a further $10.0 million was repaid on April 21, 1999, leaving a balance outstanding of $165.0 million.


    The revolving credit facility provides for loans in an aggregate amount of up to $40.0 million. On May 28, 1999, Boyds' Board of Directors approved the repurchase of up to 3 million shares of Boyds common stock. As of June 15, 1999, Boyds had repurchased 737,000 shares for an aggregate amount of approximately $9.5 million. These repurchases were financed out of Boyds' operating cash flow and approximately $4.0 million of borrowings under Boyds' revolving credit facility. The remaining amount available under the revolving credit facility will be available to fund the working capital requirements of Boyds.


    Borrowings under the credit agreement bear interest at a rate per annum, equal to a margin over either a base rate or LIBOR, at Boyds' option. The revolving credit facility commitment will terminate seven years after the date of the initial funding of the credit agreement. The term loans will be amortized over an eight-year period with no amortization in the first two years. The credit agreement contains customary covenants and events of default, including substantial restrictions on Boyds' ability to declare dividends or make distributions. The term loans are subject to mandatory prepayment with the proceeds of certain asset sales and a portion of Boyds' excess cash flow, as defined in the credit agreement.

    Boyds does not expect to incur significant capital expenditures for the foreseeable future. Boyds does not incur significant capital expenditures due to its sourcing arrangements with suppliers.

    Management believes that cash flow from operations and availability under the revolving loan will provide adequate funds for Boyds' foreseeable working capital needs, planned capital expenditures and debt service obligations. Any future acquisitions, joint ventures or other similar transactions may require additional capital and there can be no assurance that any such capital will be available to Boyds on acceptable terms or at all. Boyds' ability to fund its working capital needs, planned capital expenditures and scheduled debt payments, to refinance indebtedness and to comply with all of the financial covenants under its debt agreements, depends on its future operating performance and cash flow, which in turn are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond Boyds' control.

SEASONALITY

    Boyds does not have significant seasonal variation in its orders. Boyds receives orders throughout the year and generally ships merchandise out on a first-in, first-out basis. Approximately 40% of orders are taken between November and April while approximately 60% of orders are placed between May and October in anticipation of the holiday season. Boyds does not build a large receivables balance relative to sales because it typically does not offer its customers long payment terms or dating programs.

EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Comprehensive income includes net income and several other items that current accounting standards require to be recognized outside of net income. This standard requires enterprises to display comprehensive income and its components in financial statements, to classify items of comprehensive income by their nature in financial statements, and to display the accumulated balances of other comprehensive income in stockholders' equity separately from retained earnings and additional paid-in capital. Boyds adopted SFAS No. 130 for the year ended December 31, 1998. There were no items of other comprehensive income for all periods presented.

    In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This statement is effective for fiscal years beginning after December 15, 1997. As provided by SFAS No. 131, disclosures are not required for interim periods of the initial year of application, but comparative information will be reported in financial statements for interim periods during the second year of application. Management has determined that Boyds operates in a single industry segment.

    During 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for periods beginning after June 15, 1999. Boyds is currently evaluating the impact, if any, of this statement.

FOREIGN EXCHANGE

    The dollar value of Boyds' assets abroad is not significant. Boyds' sales are denominated in United States dollars and, as a result, are not subject to changes in exchange rates.

    Boyds imports most of its products from manufacturers in China. Boyds' costs could be adversely affected on a short-term basis if the Chinese renminbi appreciates significantly relative to the United States dollar. Conversely, its costs would be favorably affected on a short-term basis if the Chinese renminbi depreciates significantly relative to the United States dollar. Although Boyds generally pays for its products in United States dollars, the cost of such products fluctuates with the value of the Chinese renminbi. In the future Boyds may, from time to time, enter into foreign exchange contracts or prepay inventory purchases as a partial hedge against currency fluctuations. Differences between the amounts of such contracts and costs of specific material purchases are included in inventory and cost of sales. Boyds intends to manage foreign exchange risks to the extent appropriate.

YEAR 2000 COMPLIANCE

    The Year 2000 issue is the result of computer programs being written to use two digits to define year dates. Computer programs running date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in systems failure or miscalculations causing disruptions of operations. Boyds currently uses information technology for processing orders and tracking inventory.

    Management believes that Boyds' systems are Year 2000 compliant. Boyds has purchased Year 2000 compliant software and currently has Year 2000 compliance certificates from its key software suppliers. In addition, Boyds has substantially completed the internal testing of its information technology systems and will continue to monitor such systems through the summer of 1999. Boyds has also specifically addressed internally its non-information technology related systems and believes that there will be no significant operational problems relating to the Year 2000 issue. Boyds has not obtained, and does not intend to obtain, an independent verification and validation of its Year 2000 compliance.

    Other than system replacements due to planned upgrades, Boyds has not replaced any of its information technology or non-information technology systems as a result of the Year 2000 issue.

    Boyds depends heavily on its relationships with customers, buying agencies, manufacturers and shippers. It is communicating with customers, buying agencies, manufacturers and shippers to determine the extent to which these third parties are moving toward Year 2000 compliance. To assess Year 2000 compliance and any potential exposure to the Year 2000 problem, Boyds is in the process of sending surveys to such third parties. Boyds is also seeking Year 2000 compliance certificates from third parties it has identified as "critical" to its operations, which include all of its buying agencies and manufacturers and its most important customers and shippers. To date, all of these critical third parties have been contacted, and Boyds has not been made aware of any Year 2000 compliance problems.

    Boyds believes that any adverse effect on its relationship with customers, buying agencies, manufacturers and shippers due to the Year 2000 problem will be lessened by the fact that it does not share information technology. However, failure of any of these parties to have their systems timely converted may have a material adverse effect on Boyds' business and operations.

    Boyds believes it has substantially completed its Year 2000 project. Boyds did not incur significant incremental costs specifically in connection with seeking to achieve Year 2000 compliance and all upgrades and system replacements made in connection with its Year 2000 project were part of previously planned software and hardware upgrades. Furthermore, in order to achieve Year 2000 compliance, Boyds has needed, and expects that it will continue to need, only existing employees who otherwise have been assigned to the planned upgrade of Boyds' software and hardware.

    Notwithstanding Boyds' progress to date, there are several ways in which its systems could still be affected by the Year 2000 problem. First, the software code Boyds uses in its information systems may not in fact be Year 2000 compliant in all instances. Second, Boyds may be unable to complete the remaining upgrades to its information technology systems by the Year 2000. Third, even if Boyds completes the system upgrade by the Year 2000, it may be unable to fully test and monitor the upgrades, making it difficult for Boyds to identify and remedy any problems that might exist. Fourth, Boyds' customers, buying agencies, independent manufacturers and shippers may be unable to achieve Year 2000 compliance in time.

    The most reasonably likely worst-case scenario resulting from Boyds' inability, or the inability of its customers, buying agencies, manufacturers or shippers, to become Year 2000 compliant, includes the following adverse effects:

    - SUPPLY PROBLEMS. Boyds would be unable to receive products due to year 2000-related failures on the part of its manufacturers and suppliers causing Boyds to be unable to fulfill the orders of many of its customers for Boyds' products.

    - ORDER DIFFICULTIES. Boyds' customers would be unable to place their orders with Boyds because of its own system failures or those of its customers resulting in delayed or potentially lost orders for Boyds' products.

    - DELIVERY DELAYS. Boyds would be unable to deliver ordered products to its customers on a timely basis due to a system failure at Boyds or at one of its product shippers leading to delays in arrival of Boyds' products and possibly dissatisfied customers.

    Boyds has not developed, and does not intend to develop, contingency plans relating to the Year 2000 problem unless Boyds becomes aware of a Year 2000 compliance problem in its own systems or those of its manufacturers, buying agencies, customers or shippers.

    Boyds' assessment of its Year 2000 compliance is based on numerous assumptions about future events, including third party modification plans and other factors. However, there can be no guarantee that this assessment is correct and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

INFLATION

    Boyds does not believe that inflation has had a material impact on its operations.

CHANGE IN ACCOUNTANTS

    On April 21, 1998, Boyds dismissed Stambaugh Ness, P.C. as its independent accountants. The report of Stambaugh Ness for fiscal year 1997 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. Boyds' Board of Directors participated in and approved the decision to change independent auditors.

    In connection with its audit for fiscal year 1997 and through April 21, 1998, there were no disagreements with Stambaugh Ness on any matter of accounting principle or practice, financial statements disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Stambaugh Ness, would have caused them to make reference in their report on the financial statements for such periods.

    Boyds engaged Deloitte & Touche LLP as its new independent accountants as of July 6, 1998. During fiscal year 1997 and through April 21, 1998, Boyds had not consulted with Deloitte & Touche LLP on items which concerned the subject matter of a disagreement or reportable event with the former auditor, as described in
Item 304(a)(2) of Regulation S-K.

QUARTERLY RESULTS

    The following tables present summarized unaudited quarterly results of operations for Boyds for fiscal 1998 and 1997 and the first quarter of fiscal 1999. Boyds believes all necessary adjustments have been included in the amounts stated below to present fairly the following selected information when read in conjunction with the Consolidated Financial Statements and the related notes and the Unaudited Condensed Consolidated Financial Statements and the related notes, each included elsewhere in this prospectus. Future quarterly operating results may fluctuate depending on a number of factors. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or any other quarter.


                                                                                 FISCAL YEAR 1999 QUARTER
                                                                        ------------------------------------------
                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                        ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.............................................................  $  57,185         --         --         --
Gross profit..........................................................     38,509         --         --         --
Income before extraordinary item......................................     16,913         --         --         --
Net income............................................................     15,533         --         --         --
Net income per share before extraordinary item--basic and diluted.....  $    0.30         --         --         --
Net income per share--basic and diluted...............................       0.28         --         --         --

                                                                                 FISCAL YEAR 1998 QUARTER
                                                                        ------------------------------------------
                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                        ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.............................................................  $  49,336  $  38,394  $  52,235  $  57,841
Gross profit..........................................................     33,621     25,498     36,032     38,803
Net income............................................................     31,042      6,839     13,477     14,920
Pro forma net income..................................................     18,197      6,959     13,477     14,920
Pro forma net income per share--basic.................................  $    0.12  $    0.09  $    0.25  $    0.28
Pro forma net income per share--diluted...............................       0.12       0.09       0.26       0.28


                                                                                 FISCAL YEAR 1997 QUARTER
                                                                        ------------------------------------------
                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                        ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.............................................................  $  30,334  $  21,776  $  38,617  $  39,114
Gross profit..........................................................     20,257     14,583     25,849     25,874
Net income............................................................     18,477     13,216     24,256     23,181
Pro forma net income..................................................     10,876      8,016     14,149     12,937
Pro forma net income per share--basic and diluted.....................  $    0.07  $    0.05  $    0.09  $    0.08

                                    BUSINESS

HISTORY OF BOYDS

    Boyds was founded in 1979 by Gary and Justina Lowenthal as a small antique business in Boyds, Maryland. By 1984, Boyds had begun to reproduce and sell miniature houses, duck decoys and merino wool teddy bears to selected retail outlets. In 1984, Boyds also introduced its first major plush product, a unique, fully-jointed wool teddy bear named MATTHEW-TM-, and the GNOMES HOMES-TM-, a small collection of hand-sculpted miniature cast resin houses. Boyds relocated from Maryland to southern Pennsylvania in 1987 in order to take advantage of more favorable labor markets. The product line was expanded to include other plush animals and related accessories including miniature clothes, furniture and ornaments. Boyds began distributing its plush animal lines to department stores and gift retailers, opting against selling to mass merchandisers, major discount stores and toy chains. This strategy strengthened Boyds' relationship with its retailers, a competitive advantage which exists today. In 1993, Boyds began selling cast resin figurines with the introduction of its BEARSTONES line.

THE COLLECTIBLES INDUSTRY

    UNITY MARKETING, an independent market research firm which specializes in the collectibles industry and is not affiliated with Boyds, estimates that consumer sales of collectibles in the United States in 1997 totaled $10.0 billion. The industry grew at a compound annual growth rate of approximately 11% from 1993 to 1997. Figurines, which represent approximately 45% of Boyds' net product sales, are estimated by UNITY MARKETING to represent the largest category within the U.S. collectibles industry with an estimated $3.9 billion in total sales in 1997. Within the collectibles industry, figurine sales have grown at a compound annual growth rate of approximately 10% since 1993, though management believes that low- to mid-priced figurines have grown at a faster rate. According to UNITY MARKETING, women between the ages of 35 and 64 encompass the majority of collectors. Boyds also believes that this group constitutes a substantial portion of its collectors. The U.S. Census Bureau reports that the number of women in this age group is expected to grow approximately 12% by the year 2005. UNITY MARKETING expects that strong growth in the collectibles industry will be driven by the increased number of middle-aged female collectors and higher spending habits of the baby boom generation.

    The following chart illustrates the strong historical growth of the collectibles market:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   U.S. CONSUMER SALES OF COLLECTIBLES, 1993-1997(1)
(in billions)
11% COMPOUND ANNUAL GROWTH
1993                                                           $6.6
1994                                                           $7.2
1995                                                           $8.2
1996                                                           $9.1
1997                                                          $10.0
(1) Source: UNITY MARKETING

BOYDS' PRODUCT LINES

    Boyds' success is largely due to the established strength of the Boyds brand name, which Boyds has built among retailers and customers through consistently offering affordably priced, high-quality collectibles. Boyds brand name is associated with consistent product quality and Boyds' distinctive, award-winning "Folksy With Attitude" product design and craftsmanship. Boyds' recognized brand name makes it easier to successfully introduce new products.

    Since 1982, Boyds' product lines have expanded from plush bears to include other plush animals such as hares, moose and cats, resin figurines, porcelain dolls and boxes and related clothing and accessories. Boyds' continuous new product development efforts incorporating traditional, enduring concepts have resulted in strong brand awareness and broad appeal for Boyds' products. Boyds' products have been consistently recognized for excellence in product design. Boyds' industry and consumer awards include Toby awards, Golden Teddy awards, Collectors Jubilee awards and National Association of Limited Edition Dealers awards.

    One of Boyds' strategies for maintaining the demand for and collectibility of its existing resin figurine and plush animal product lines is to constantly develop and introduce new designs and themes while selectively retiring others. There are independently published price guides printed each year that report the secondary market value of Boyds products, which show that many of Boyds' products trade at prices substantially higher than their original retail prices. While Boyds does not participate in this market, Boyds believes the existence of this market reinforces the demand for its products.

    In further building existing product lines, Boyds applies its formula of developing high-quality, whimsical in nature products to new animals and concepts, such as the introduction of dressed animals in the case of the plush lines and to new situations and concepts in the case of the resin figurines. Boyds is able to keep the categories familiar, yet fresh, with new ideas by keeping annual product turnover near 40%, further strengthening the image and collectibility of its products.

    In addition, Boyds has developed a successful process for identifying, designing and marketing unique products for its target markets. Boyds' development process includes researching, developing and effectively merchandising and packaging its products in a manner consistent with its product image. Boyds enhances its product development process by giving careful attention to design and price points and through its proven method of testing new products with selected retailers and consumers prior to introduction. Boyds believes that its close relationships with its suppliers, retailers and customers allow it to quickly introduce new products, accurately estimate consumer demand, promptly identify both new product categories and trends regarding existing lines, and substantially reduce development costs.

RESIN FIGURINES

    Net product sales of resin figurines for fiscal 1998 were $80.2 million, representing 44.6% of net product sales. Pieces in the resin figurine category are generally priced between $9 and $60 at retail. Each figurine is inscribed with Boyds' distinctive symbol of authenticity, a hidden bear paw, and a bottom stamp indicating the name, edition and piece number. Many figurines contain famous quotes which help the customers identify with the piece. The items are packaged individually with a certificate of authenticity describing the product.

    Boyds' resin figurine category currently consists of three main collections, BEARSTONES, FOLKSTONES and DOLLSTONES, and two sub-collections, SHOEBOX BEARS-TM- and WEE FOLKSTONES. Together, these categories include over 420 styles of finely detailed, hand-painted miniature cast resin bears, other animals and people.

    Boyds introduced the BEARSTONES in 1993 with ten different styles. Since its introduction, Boyds has expanded the offerings to include additional figurines, resin jewelry, ornaments, waterballs, SHOEBOX

BEARS, votive holders, ceramics, picture frames and wooden clocks. The ceramics, frames and clocks were introduced in 1997.

    Boyds also produces a collection of ceramic pieces which it is expanding and currently considers part of its BEARSTONES family of products. The ceramic line, entitled BEARWARE POTTERYWORKS, was introduced in the fall of 1997 and includes ceramic cookie jars and salt and pepper shakers.

    The FOLKSTONES line of products, introduced in 1994, includes non-traditional, whimsical figurines of traditional folk art themes, other figurines, jewelry, ornaments, waterballs, WEE FOLKSTONES and votive holders. The votive holders and WEE FOLKSTONES, depicting faeries, angels, elves and other characters, were introduced in 1997.

    The DOLLSTONES line of products, introduced in 1995, is based on nostalgic themes and includes figurines of children depicted with animals, waterballs, votive holders and musicals. In the fall of 1997, Boyds introduced two limited edition porcelain dolls within the DOLLSTONES product category. Due to the success of this introduction, several more limited edition porcelain dolls were introduced during 1998 and Boyds has expanded this category in 1999.

PLUSH ANIMALS

    Net product sales of plush animals for fiscal 1998 were $93.4 million, representing 52.0% of net product sales. Retail prices for the plush animals generally range from $4 to $95. The plush animal category consists of both dressed and non-dressed animals which are made of various materials. The outer covering ranges from acrylic plush to custom-dyed chenille and wool; the interior is filled with plastic pellets for the beanbag animals or 100% acrylic fiberfill for the other animals. Most of the animals are fully jointed with sewn-in joints for arms, legs and heads. Boyds began selling its plush animals in 1982. Today the plush animal category has grown to encompass over 430 different items ranging from 2 1/2" miniatures to 21" large animals.

    Introduced in 1992, the popularity of Boyds' T.J.'S BEST DRESSED line, characterized by fully jointed bears, cats, moose and other animals dressed in stylish, hand-sewn outfits, has helped create additional brand awareness for Boyds.

    Boyds' non-dressed plush animal lines include the BEARS IN THE ATTIC, the ARTISAN SERIES-TM-, J.B. BEAN & ASSOCIATES, the ARCHIVE COLLECTION and ANGELS AND FRIENDS-TM- ornaments. The largest revenue-generating line in this plush category is Boyds' J.B. BEAN & ASSOCIATES, featuring fully-jointed bears, hares, moose, lambs and other animals.

    In the fall of 1997, Boyds introduced MOHAIR BEARS, which are fully-jointed, high-quality bears with mohair bodies, suede paws and hand-embroidered paws and faces. Boyds believes its MOHAIR BEARS are comparable in quality to bears manufactured by its competitors, but at wholesale prices which are significantly lower.

OTHER PRODUCTS

    In addition to Boyds' resin figurine and plush animal lines, Boyds sells over 150 additional items which generally generate margins comparable to its resin figurine and plush animal lines. The majority of the revenues generated by these products are from the sale of Boyds' BEAR NECESSITIES line that includes miniature knit clothing, miniature furniture, wooden accessories, glasses, cast iron products and resin accessories. Boyds also sells various printed and promotional materials to support its product lines.

NEW PRODUCT INTRODUCTIONS

    To maintain the demand for and collectibility of its products, Boyds continually develops and introduces new products and product line concepts. For example, its MOHAIR BEARS, introduced in the fall of 1997, represent an important new plush animal line. In 1998, the MOHAIR BEARS line was expanded to include other animals. In addition, in late 1997 Boyds introduced its first line of porcelain dolls under the DOLLSTONES line. The demand for Boyds' first editions of porcelain dolls was high and the dolls sold out almost immediately. This successful entry into the porcelain doll category extends the Boyds brand name into the doll segment of the collectibles and giftware markets. Boyds has expanded its Porcelain Doll line in 1999. Also in late 1997, Boyds introduced BEARWARE POTTERYWORKS under the BEARSTONES line.

    Boyds introduced four new product lines for sale in 1998: CARVERS CHOICE, GLASSSMITH ORNAMENTS, DESKANIMALS and LE BEARMOGE. CARVERS CHOICE is a new line of resin figures, picture frames and related accessories based on hand-carved wooden sculptures. These items capture the same whimsical spirit Boyds has become known for in the giftware and collectibles industries. GLASSSMITH ORNAMENTS is a new category consisting of three blown glass antique-style ornaments that are based on some of Boyds' most popular themes. DESKANIMALS is a new concept in resin sculptures containing multiple piece depictions of animals that can be placed on a desk or other flat surface and appear to go under the surface and reappear as though they were swimming in water. LE BEARMOGE is a new category consisting of ornamental porcelain boxes. Each box is adorned with a porcelain figurine based on popular Boyds' characters and contains a miniature porcelain figurine.

    Boyds continually evaluates new product line ideas and plans to regularly introduce new product lines over the next several years that maintain Boyds' whimsical and "Folksy with Attitude" themes. For fiscal 1999, Boyds' has expanded its resin and plush product lines that have been successfully introduced in the last two years, including Porcelain Dolls, LE BEARMOGE and MOHAIR BEARS. Also in fiscal 1999, Boyds has introduced the following new lines:

    - UPTOWN BEARS, upscale dressed bears

    - PURRSTONES, a new line of resin figurines

    - BABYBOYDS, plush animals targeted for the children's market

    - THE BEATRICE COLLECTION-TM-, fine porcelain hinged boxes with designs reproduced from original works of art made exclusively for Boyds

PRODUCT DESIGN AND DEVELOPMENT

    Boyds has developed a process of designing and sourcing which has enabled it to:

    - consistently develop award-winning designs prized by collectors

    - maintain demand for Boyds' products without compromising high quality standards

    - maintain high gross margins due to Boyds' established sourcing network

    Although elements of Boyds' design process are proprietary, Boyds typically includes the following actions in the process:

    - researches the general giftware and collectibles markets to identify specific product areas that are large or have the potential to grow due to evolving consumer trends

    - focuses on developing a specific niche within the identified product area

    - develops several items that are tested in the marketplace

    - tailors the product line to properly position it with retailers if market reception is positive

The time-to-market for a new product within an existing line, from idea generation to shipping, can be as short as five months, but typically takes one year. New product line concepts normally take one to two years to fully develop for market entry.

    Boyds' in-house creative design team consists of seven full-time, salaried design professionals and senior management. Once a design has been created, Boyds, together with its buying agencies, works with outside artists and sculptors, primarily in China, who are responsible for creating a prototype and refining the product's appearance for review by Boyds. Boyds also works with its buying agencies and manufacturers in order to ensure the product can be produced at an acceptable cost per unit, without compromising quality, given a certain level of production. A product will not be produced unless the Boyds formula for high quality and affordability can be maintained.

    Boyds' resin figurines are developed into designs and clay models by artists and modelmakers overseas under the guidance and direction of Boyds' creative design team. Whether designed and/or conceptualized in-house or externally, Boyds strives for an overall "Boyds image" to achieve product consistency.

LICENSING OF BOYDS' IMAGES AND PRODUCT DESIGNS

    Due to Boyds' popularity, it has begun to license its images for other products including stationery, afghans, throw pillows, rubber stamps and clothing. For example, Boyds currently licenses certain product images to Interart Holding Corporation, a subsidiary of Hallmark Cards, to produce gift cards, package wrap and other assorted paper items. Interart Holding Corporation's Boyds line is expected to consist of over 150 SKUs; each SKU, or Stock Keeping Unit, is a designation for a distinct product. Though Boyds' royalty income is currently small relative to its net sales, Boyds expects to increase the number of its licensed products through additional licensing arrangements in the future. Boyds will also seek to increase international sales, which currently represent approximately 2% of Boyds' net sales. Boyds believes that Asia, Europe and Canada offer significant long-term potential for its products.

BOYDS' INTELLECTUAL PROPERTY

    TRADEMARKS. Boyds has obtained 17 U.S. trademark registrations for trademarks and logos related to its resin figurines and plush animals. These registrations allow Boyds to use on an exclusive basis these trademarks and logos in the United States in connection with its products. If Boyds continues to use such trademarks and logos and makes timely filings with, and pays all required fees to, the U.S. Patent and Trademark Office, its trademark registrations can exist in perpetuity. Boyds also has common-law trademark rights to the extent it uses unregistered names and logos on its various products. The strength and scope of these rights is determined by the geographic extent and duration of their use. Additionally, to the extent that the packaging and overall visual impact of Boyds' products is inherently distinctive or has acquired distinctiveness through sales in the marketplace, Boyds has proprietary rights in such "trade dress" of its products.

    COPYRIGHTS. Boyds has secured more than 300 copyright registrations for its products with the U.S. Copyright Office. Boyds may enforce these rights in U.S. courts with regard to infringements occurring in the United States and also, to varying extents, in foreign jurisdictions with regard to infringements occurring outside the United States. In addition, Boyds has copyrights in the original expression contained in other products that it has created, whether or not those copyrights have been registered. In all events, Boyds' copyright in its products is limited in scope to the original, creative expression embodied in them and does not extend to elements drawn from public sources or to functional elements. For all products created by or on behalf of Boyds since its founding date, the U.S. copyright currently runs for a term of 95 years from the date of their creation.

    Notwithstanding Boyds' proprietary rights in its intellectual property, Boyds remains subject to both infringement of its intellectual property and claims of infringement by other parties. However, Boyds protects its intellectual property rights, both through policing any potential infringement by third parties and registering such rights, when appropriate, with applicable government authorities.

SPECIALTY PRODUCTS FOR BOYDS' CORPORATE AND RETAIL PARTNERS

    Boyds is continuing to pursue corporate and retail partners as an expanded distribution channel. These corporate arrangements provide the client with a customized or co-branded product for exclusive distribution by the corporate partner. Each product has the potential to enhance Boyds brand recognition while maintaining the same degree of quality found in traditional Boyds products. For example, Boyds produced co-branded plush ornaments of well-known animated characters under an agreement with a large media conglomerate. Boyds believes this relationship may result in the introduction of additional co-branded products in the future. Boyds is also working with other major corporations in the stationery, toy and entertainment industries to develop long-term co-branding relationships for Boyds products. Boyds has also produced customized products for Barnes & Noble and San Francisco Music Box stores, QVC and several of its larger resin dealers. Boyds believes that these efforts increase Boyds' brand recognition while maintaining its emphasis on quality.

SOURCING OF BOYDS' PRODUCTS

    Boyds coordinates its production and cooperative development efforts primarily through two buying agencies with whom it has established long-term business relationships. These buying agencies perform a number of functions for Boyds, including collaborating in its product design and development process, identifying suitable manufacturers for its products and supervising its manufacturers to assure the proper quality and timing of Boyds' orders. Each of Boyds' two primary buying agencies is responsible for assisting Boyds in the design and production of one of its two major product categories, resin figurines and plush animals. Boyds and its plush animal buying agency have collaborated for over 15 years while Boyds and its resin figurine buying agency have collaborated since 1993, the first year in which Boyds' resin figurines were offered. Boyds' two primary buying agencies, which contract with a number of manufacturers, represent approximately 91% of its total imports.

    Although Boyds believes that the loss of either of its two primary buying agencies would have a short-term material adverse effect on its financial condition and results of operations, it believes that alternative buying agencies would be available in the long-term and such alternative buying agencies would be able to work directly with Boyds' manufacturers.

    In conjunction with Boyds' buying agencies, Boyds sources most of its merchandise from a select group of 19 independently-owned manufacturers in China, which allows Boyds to offer detailed, high-quality products at a low cost.

    Boyds believes that its relationships with its buying agencies and foreign manufacturers have allowed Boyds to provide quality craftsmanship at a relatively low cost. Boyds represents the vast majority of orders of both of its primary buying agencies and the majority of orders of its manufacturers. Boyds is therefore able to significantly influence the schedule, quality and timing of its orders.

    Boyds' domestic products are shipped by ocean freight to the United States and then by truck to Boyds' 209,000 square-foot distribution center in McSherrystown, Pennsylvania. Boyds ships the majority of its products to its nationwide retailer network via United Parcel Service.

BOYDS' DISTRIBUTION NETWORK AND CUSTOMERS

    Boyds' has a large national distribution network, which includes approximately 19,950 independent retail gift and collectibles accounts, high-end department stores and selected catalogue retailers, representing approximately 26,000 individual retail outlets. Boyds' products generally sell quickly, which enhances store traffic and allows for substantial mark-ups by Boyds' distributors.

    The largest portion of Boyds' net sales are generated by a specially selected resin dealer network of approximately 6,000 accounts which include card and gift shops, country stores and specialty collectibles stores which are authorized to carry Boyds' resin figurine products. Most resin figurine dealers also carry Boyds' plush animals. These resin dealers accounted for approximately 69% of net product sales in fiscal 1998. Resin figurine dealers are selectively chosen by Boyds and must meet annual performance criteria to retain dealership status. There is currently a waiting list of over 5,500 retailers, consisting primarily of Boyds' plush-only dealers, that have expressed interest in carrying Boyds' resin figurines. In total, approximately 13,800 retail accounts, which are not resin figurine dealers, carry Boyds' plush animals and other non-resin products and accounted for approximately 17% of net product sales in fiscal 1998.

    Boyds also sells both resin figurines and plush animals through approximately 150 major accounts, including department stores, catalogue retailers and QVC, a television and electronic retailer. Sales to these accounts comprised approximately 15% of net product sales in fiscal 1998. No single customer account represented more than 6% of net product sales in fiscal 1998. The top ten accounts comprised approximately 17% of net product sales during the same period.

    Boyds plans to increase sales volume in its existing accounts by increasing sales support, implementing additional telemarketing to its retail accounts, expanding product offerings within existing lines and introducing new product lines. Many of Boyds' resin dealers carry BEARSTONES but may not carry Boyds' other resin lines such as FOLKSTONES, DOLLSTONES, WEE FOLKSTONES and CARVERS CHOICE. Based on its experience, Boyds believes that retailers who expand their product and product line offerings experience significant revenue growth in Boyds products. For example, Boyds' GOLD PAW-TM- dealers, who carry a broad selection of Boyds' resin and plush product lines and receive the greatest level of sales support, sell on average five times more than Boyds' other resin dealers. Boyds also plans to selectively expand its resin dealer network while maintaining the high quality and affordability of its products. Boyds believes it can continue to selectively add additional retail channels such as collectible doll stores, high-end toy stores, stores located on military bases and other select specialty retailers as part of a managed retail expansion plan.

    To build dealer trust and loyalty and minimize dealer turnover, Boyds does not sell to mass merchandisers or discount chains other than an occasional disposal of obsolescent merchandise, which Boyds estimates to be less than 1% of total inventory.

    Boyds believes it has very low annual customer account turnover among its resin dealers and normal turnover for its other dealers. Turnover among non-resin dealers occurs primarily in small accounts, which become inactive due to ownership changes, poor credit, or lack of commitment to Boyds' products. Accounts which became inactive in fiscal 1998 represented approximately 2% of Boyds' fiscal 1997 net sales. Boyds generally does not offer dating terms or volume discounts.

PAW DEALERS

    Boyds' nationwide resin figurine dealer network is divided into four major categories, GOLD, SILVER and BRONZE PAW distinctions and other resin dealers, which are primarily based upon the amount of merchandise ordered annually from Boyds. Boyds encourages resin dealers to obtain the highest PAW qualification because it affords them additional benefits including priority delivery of Boyds products and special consideration when ordering limited editions, certain new product offerings and items in particularly high demand. Each PAW dealer, among other things, must consistently meet stringent credit criteria, designate a Boyds in-store "specialist," offer pieces from each resin figurine line and a significant portion of the plush animal lines of Boyds, actively solicit members for Boyds' collectors club, THE LOYAL ORDER OF FRIENDS OF BOYDS, and promote the brand name by sponsoring at least one Boyds event annually.

THE LOYAL ORDER OF FRIENDS OF BOYDS

    Boyds' collectors club, THE LOYAL ORDER OF FRIENDS OF BOYDS, has gained strong popularity among Boyds' growing customer base and helped strengthen Boyds' brand-name recognition. Formed in July 1996 to further enhance consumer awareness and loyalty, the club currently has approximately 120,000 paying members.

    Upon payment of the annual membership fee, which is currently $32.50, members receive a special product kit typically containing a resin figurine, a plush animal and a resin pin. These items are limited edition pieces, are not available in stores and, taken together, would retail for more than the membership fee. In addition, certain of Boyds' products are limited editions offered exclusively to members.

SALES & MARKETING OF BOYDS' PRODUCTS

    Boyds sends catalogues and promotional mailings to all retailers twice a year for its spring and fall product offerings. Boyds generates its order volume through its team of telemarketers and internal sales personnel, catalogue mailings to its retailers and from trade show sales. Boyds leases showroom space in Atlanta, Chicago, Dallas, Denver, Los Angeles and New York. Approximately 40% of orders are taken between November and April, while approximately 60% of orders are placed between May and October in anticipation of the holiday season.

    Each major segment of Boyds' account base, including resin figurine dealers, department stores, catalogue retailers and general accounts, is managed by a different group of sales professionals. Boyds' showrooms, with the exception of Chicago, are staffed with full-time employees.

    All Boyds sales personnel are paid an annual base salary and a performance-based bonus. Because Boyds does not generally rely on external commissioned sales personnel, Boyds believes its sales expenses are lower than its competitors of similar or larger size.

COMPETITION WITH PRODUCERS OF COLLECTIBLES, GIFTWARE AND HOME DECORATIVE
  PRODUCTS

    Boyds competes generally for the disposable income of consumers and, in particular, with other producers of fine quality collectibles, specialty giftware and home decorative accessory products. The collectibles area, in particular, is affected by changing consumer tastes and interests. The giftware and collectibles industries are highly competitive, with a large number of both large and small participants. Boyds' competitors distribute their products through independent gift retailers, department stores, mass merchandisers and catalogue retailers or through direct response marketing. Boyds believes the principal elements of competition in the giftware and collectibles industries are product design and quality, product and brand name loyalty, product display and price. Boyds believes its competitive position is enhanced by a variety of factors, including the innovativeness, quality and enduring themes of Boyds' products, its reputation among retailers and consumers, its in-house design expertise, its sourcing and marketing capabilities and the pricing of its products. Some of Boyds' competitors, however, are part of large, diversified companies having greater financial resources and a wider range of products than Boyds.

STRATEGIC ACQUISITIONS

    While Boyds has historically grown primarily through internal expansion, Boyds believes that the collectibles industry is highly fragmented. Because other giftware and collectibles companies typically realize margins significantly lower than Boyds does, Boyds believes that its successful business model can, in many cases, be transferred to other giftware and collectibles companies and product lines. For example, in November 1998 Boyds completed the acquisition of H.C. Accents & Associates, Inc., a company without an extensive distribution network whose product lines complement those of Boyds. H.C. Accents was acquired for approximately $4 million, including the forgiveness of debt.

CURRENT EMPLOYEES AND HIRING PROGRAM

    Boyds currently employs a total of 220 full time individuals, 203 of whom are located in McSherrystown, Pennsylvania. Seven employees are located at Boyds' showrooms. In addition, ten Boyds employees work at the office of H.C. Accents, which is located in Illinois. All of these employees are non-union. Boyds also uses contract labor to work at the various trade shows around the nation.

    To better manage the anticipated growth in Boyds' product lines, Boyds is currently conducting a hiring program to supplement its existing staff with individuals having specialized design, marketing and operational skills.

WAREHOUSING, DISTRIBUTION AND SHOWROOM FACILITIES

    Boyds leases approximately 209,000 square feet of distribution and warehouse space in McSherrystown, Pennsylvania. Boyds' existing distribution center includes two loading docks, two automated conveyor systems and 184,000 square feet of storage area. Boyds' lease expires in 2009. Attached to the warehouse area is Boyds' 12,000 square-foot corporate headquarters which is subject to the same lease provisions. Boyds also leases office space for H.C. Accents in Illinois and showroom space in Atlanta, Chicago, Dallas, Denver, Los Angeles and New York. Boyds redesigned and upgraded its entire distribution system in 1995 with the addition of physical equipment and computer hardware and software to allow for continued growth of Boyds. Management anticipates that its current facilities, after the current warehouse expansion is completed, should be adequate for Boyds' planned growth needs for the next several years, and vacant land is available on-site for additional expansion should it be necessary.

DEVELOPMENT AND UPGRADES OF BOYDS' MANAGEMENT INFORMATION SYSTEMS

    Boyds' management information systems have been developed through the modification of off-the-shelf software programs to serve Boyds' current needs. Boyds has recently upgraded its computer systems to automate its credit approval system and to aid in the management of Boyds' newly automated warehouse system. Future upgrades will include a system to assist the telemarketers with their accounts, the enhancement of the ordering systems and other improvements. Boyds believes that its internal information systems are Year 2000 compliant. See "Risk Factors--We May Be Adversely Affected By the Year 2000 Problem" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

LEGAL PROCEEDINGS INVOLVING BOYDS

    Boyds does not believe that there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on Boyds.

                                   MANAGEMENT

BOYDS' DIRECTORS AND EXECUTIVE OFFICERS

    The bylaws of Boyds provide that the directors will be elected annually. All directors of Boyds hold office until the election and qualification of their successors. Executive officers of Boyds are chosen by the board of directors of Boyds and serve at its discretion. The following sets forth certain information regarding the executive officers and directors of Boyds:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Gary M. Lowenthal....................................          50   Chairman and Chief Executive Officer
Robert T. Coccoluto..................................          56   President and Director
Christine L. Bell....................................          43   Chief Operating Officer and Controller
Elizabeth E. Smith...................................          53   Vice President--Product Development
Peter H. Frost.......................................          52   Vice President--Finance
David Miller.........................................          33   Vice President--Marketing
Henry R. Kravis......................................          55   Director
George R. Roberts....................................          55   Director
Scott M. Stuart......................................          39   Director
Marc S. Lipschultz...................................          30   Director
Timothy Brady........................................          30   Director

    GARY M. LOWENTHAL has been a director and the chief executive officer since founding Boyds with his wife, Justina, in 1979. Mr. Lowenthal oversees the executive management of Boyds and collaborates in the design and marketing of Boyds products.

    ROBERT T. COCCOLUTO has been the president since December 1998 and a director of Boyds since April 1998. Prior to his current role as president, Mr. Coccoluto had been an outside strategic advisor to Boyds since September 1997. He has also been the owner and president of Advanced Design Group LLC since January 1995. Prior to such time, he was an officer of Department 56, Inc. from December 1989 through December 1994, where he held various positions including executive vice president, chief financial officer and director.

    CHRISTINE L. BELL has been the chief operating officer and controller since joining Boyds in 1992.

    ELIZABETH E. SMITH has been the vice president of product development since 1996. Ms. Smith joined Boyds in 1990. Prior to her current role, Ms. Smith ran the Company's import division and coordinated the product development process.

    PETER H. FROST has been the vice president of finance since April 1999. Prior to such time, Mr. Frost had been Corporate Controller for Enesco Corporation since 1992.

    DAVID MILLER has been the vice president of marketing since April 1999. Prior to such time, Mr. Miller had been the group publisher of the Collectibles Group for Primedia Special Interest Publications since February 1998. Prior to such time, Mr. Miller was the group publisher of the Collectibles Group for Cowles Magazine and the founding publisher of Figures & Collectibles Magazine.

    HENRY R. KRAVIS has been a director of Boyds since April 1998. He is a managing member of KKR & Co. L.L.C., the limited liability company which serves as the general partner of KKR. He is also a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., BRW Acquisition, Inc., Evenflo Company, Inc., The Gillette Company, IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Corporation, MedCath Incorporated, Newsquest plc, Neway Anchorlok International Inc., Owens-Illinois, Inc., PRIMEDIA, Inc., Randall's Food Markets, Inc., Regal

Cinemas, Inc., Safeway Inc., Sotheby's Holdings Inc., Spalding Holdings Corporation, Trinity Acquisition plc, which is the parent company of Willis Corroon Group Limited, and U.S. Natural Resources Inc.

    GEORGE R. ROBERTS has been a director of Boyds since April 1998. He is a managing member of KKR & Co. L.L.C., the limited liability company which serves as the general partner of KKR. He is also a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., BRW Acquisition, Inc., Evenflo Company, Inc., IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Corporation, Neway Anchorlok International Inc., Owens-Illinois, Inc., PRIMEDIA, Inc., Randall's Food Markets, Inc., Regal Cinemas, Inc., Safeway Inc., Spalding Holdings Corporation, Trinity Acquisition plc, which is the parent company of Willis Carroon Group Limited, and U.S. Natural Resources, Inc.

    SCOTT M. STUART has been a director of Boyds since April 1998. He is a member of KKR & Co. L.L.C., the limited liability company which serves as the general partner of KKR. He is also a director of Borden, Inc., KSL Recreation Group, Inc., Newsquest Capital plc and World Color Press, Inc.

    MARC S. LIPSCHULTZ has been a director of Boyds since April 1998. He has been an executive at KKR since 1995. Prior thereto, he was an investment banker with Goldman, Sachs & Co. He is also a director of Amphenol Corporation, Evenflo Company, Inc. and Spalding Holdings Corporation.

    TIMOTHY BRADY has been a director of Boyds since January 1999. He has been the executive producer and vice president of production of Yahoo! Inc. since April 1995. Prior to such time, Mr. Brady was a product marketing manager with Motorola, Inc. in Tokyo.

    Messrs. Kravis and Roberts are first cousins.

    The Board of Directors intends to appoint one additional director who is not affiliated with Boyds or KKR during the one year period after the initial public offering of Boyds' common stock. The additional director has not yet been identified.

COMMITTEES OF BOYDS' BOARD OF DIRECTORS

    The Board of Directors of Boyds has three standing committees: (1) an audit committee, (2) a compensation committee and (3) an executive committee. Messrs. Kravis, Stuart, Lipschultz and Lowenthal comprise the executive committee of the Board of Directors. Currently, the audit committee consists of Mr. Brady. Boyds intends to appoint to the audit committee only persons who qualify as an "independent" director for purposes of the rules and regulations of the NYSE. The Audit Committee will select and engage, on behalf of Boyds, the independent public accountants to audit Boyds' annual financial statements, and will review and approve the planned scope of the annual audit. Messrs. Stuart and Lipschultz serve as members of the compensation committee. The compensation committee will establish remuneration levels for officers of Boyds and will perform such functions as provided under Boyds' employee benefit programs and executive compensation programs.

COMPENSATION OF BOYDS' DIRECTORS

    Directors of Boyds receive no remuneration for serving as directors. All directors are reimbursed for reasonable expenses incurred to attend director and committee meetings.

BOYDS' STOCK OPTION PLAN

    Boyds adopted the 1998 Option Plan for Key Employees of The Boyds Collection, Ltd., or the 1998 Stock Option Plan, at the closing of the recapitalization, which provides for the grant of Non-Qualified Stock Options to purchase shares of authorized but unissued or reacquired shares of common stock, subject to adjustment to reflect certain events such as stock dividends, stock splits, recapitalizations, mergers or reorganizations of or by Boyds. The 1998 Stock Option Plan is intended to assist Boyds in attracting and retaining employees of outstanding ability and to promote the identification of their interests with those of the stockholders of Boyds. A total of 2,246,033 shares of common stock have been authorized for issuance under the 1998 Stock Option Plan. Unless sooner terminated by Boyds' board of directors, the 1998 Stock Option Plan will expire in April 2008. Such termination will not affect the validity of any grant outstanding on the date of termination.

    The compensation committee of the board of directors administers the 1998 Stock Option Plan, including, without limitation, the determination of the employees to whom grants will be made, the number of shares of common stock subject to each grant, and the various terms of such grants, including the period for vesting. The compensation committee of the board of directors may from time to time amend the terms of any grant, but, except for adjustments made upon a change in the common stock of Boyds by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization, reorganization, consolidation, change of control, or similar event, such action shall not adversely affect the rights of any participant under the 1998 Stock Option Plan with respect to the options without such participant's consent. The board of directors retains the right to amend, suspend or terminate the 1998 Stock Option Plan.

LIMITATIONS ON LIABILITY OF BOYDS' DIRECTORS AND OFFICERS AND INDEMNIFICATION BY
  BOYDS

    Boyds' charter provides that to the fullest extent permitted by the Maryland General Corporation Law, directors and officers of Boyds shall not be liable to Boyds or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer. Under Maryland law, however, these provisions do not eliminate or limit the personal liability of a director or an officer in either of the following cases:

    - to the extent that it is proved that the director or officer actually received an improper benefit or profit

    - if a judgment or other financial adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in such proceeding

    These provisions also do not affect the ability of Boyds or its stockholders to obtain equitable relief, such as an injunction or rescission.

    As permitted by the MGCL, Boyds' charter obligates Boyds to indemnify its directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted by Maryland law. Boyds' bylaws contain indemnification procedures which implement the obligations of its charter. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless any of the following is established:

    - the act or omission of the director of officer was material to the matter giving rise to such proceeding and was committed in bad faith or was the result of active and deliberate dishonesty

    - the director or officer actually received an improper benefit in money, property or services

    - in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Boyds pursuant to the foregoing provisions, Boyds has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation awarded or paid to, or earned by, the chief executive officer of Boyds and Boyds' other four most highly compensated executive officers (the "Named Executive Officers") during fiscal 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG-TERM
                                                                                                    COMPENSATION
                                                                                                    -------------
                                                                              ANNUAL COMPENSATION    SECURITIES
                                                                             ---------------------   UNDERLYING
NAME AND PRINCIPAL POSITION                                                  SALARY($)   BONUS($)    OPTIONS(#)
---------------------------------------------------------------------------  ---------  ----------  -------------
Gary M. Lowenthal..........................................................    220,800          --       44,921
  Chief Executive Officer

Robert T. Coccoluto(1).....................................................         --          --      381,826
  President

Christine L. Bell..........................................................    122,229   1,815,000           --
  Chief Operating Officer and Controller

Elizabeth E. Smith.........................................................     81,486   1,026,000           --
  Vice President of Product Development

Peter H. Frost(2)..........................................................         --          --           --
  Vice President--Finance

------------------------

(1) Mr. Coccoluto became an employee of Boyds on December 31, 1998 and will be paid a base salary of $450,000 for fiscal 1999.

(2) Mr. Frost became an employee of Boyds on April 5, 1999 and will be paid a base salary of $140,000 for fiscal 1999.

    During fiscal 1998, Boyds did not pay any other forms of compensation, whether annual, long-term or otherwise, to its Named Executive Officers.

STOCK OPTION GRANTS IN FISCAL 1998

    The following table sets forth information concerning individual grants of stock options made by Boyds during fiscal 1998 to each of the Named Executive Officers. All of these options, which were granted pursuant to the 1998 Stock Option Plan, were non-qualified, were granted at exercise prices not less than fair value on the date of grant and have a term of ten years. Any outstanding options will become immediately exercisable upon a change of control of Boyds. The stock options expiring in July 2008 vested immediately upon their granting, and the options expiring in December 2008 vest ratably over a five year period. We recommend caution in interpreting the financial significance of the figures representing the potential realizable value of the stock options. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the Securities and Exchange Commission. They assume the fair value of common stock, which was $4.45 at the date of issuance, appreciates 5% or 10% each year, compounded annually, for ten years (the life of each option). They are not intended to forecast possible future appreciation, if any, of such stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the year 2008. Depending on inflation rates, these amounts may be worth significantly less in 2008, in real terms, than their value today.

                                                                                                 POTENTIAL REALIZABLE
                                                    INDIVIDUAL GRANTS                              VALUE AT ASSUMED
                           -------------------------------------------------------------------       ANNUAL RATES
                            NUMBER OF      PERCENT OF                                               OF STOCK PRICE
                           SECURITIES     TOTAL OPTIONS                                            APPRECIATION FOR
                           UNDERLYING      GRANTED TO      EXERCISE OR                               OPTION TERM
                             OPTIONS        EMPLOYEES      BASE PRICE         EXPIRATION        ----------------------
NAME                         GRANTED         IN 1998        ($/SHARE)            DATE               5%         10%
-------------------------  -----------  -----------------  -----------  ----------------------  ----------  ----------
Gary M. Lowenthal........      44,921               4%      $    4.45   July 21, 2008           $  125,779  $  318,748
Robert T. Coccoluto......      44,921               4%           4.45   July 21, 2008              125,779     318,748
                              336,905              30%          13.36   December 31, 2008                0           0

                RELATIONSHIPS AND TRANSACTIONS RELATED TO BOYDS

    KKR 1996 Fund GP L.L.C. and Strata L.L.C., each affiliates of Kohlberg Kravis Roberts & Co., at May 28, 1999 beneficially owned in the aggregate approximately 56% of Boyds' outstanding shares of common stock on a fully diluted basis. Accordingly, affiliates of KKR are able to elect the entire board of directors of Boyds, control the management and policies of Boyds and, in general, determine without the consent of Boyds' other stockholders the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of Boyds' assets. Affiliates of KKR are also able to prevent or cause a change in control of Boyds and to amend Boyds' bylaws at any time. The members of each of KKR 1996 GP L.L.C. and Strata L.L.C. are Messrs. Henry R. Kravis, George R. Roberts, Messrs. Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Clifton S. Robbins, Edward A. Gilhuly, Perry Golkin, Scott M. Stuart and Robert I. MacDonnell. Messrs. Kravis and Roberts comprise the executive committee of each of KKR 1996 Fund GP L.L.C. and Strata L.L.C. Messrs. Kravis, Roberts and Stuart are also directors of Boyds, as is Marc S. Lipschultz, who is a limited partner of KKR Associates (Strata) L.P. and an executive of KKR.

    KKR received a cash fee of $6.0 million from Boyds for negotiating the recapitalization and arranging the related financing, plus the reimbursement of its associated expenses. In addition, KKR has agreed to render management, consulting and financial services to Boyds for an annual fee of $375,000 plus expenses, payable quarterly. During fiscal 1998, Boyds paid $251,367 to KKR for such services and for reimbursement of expenses. During the first quarter ended March 31, 1999, Boyds paid $134,000 to KKR for such services and reimbursements of expenses.

    In connection with the recapitalization, Bear Acquisition entered into a registration rights agreement, dated April 21, 1998 with Boyds. Pursuant to such agreement, Bear Acquisition has the right to require Boyds to register under the Securities Act of 1933 shares of common stock held by Bear Acquisition. In addition, the registration rights agreement also provides the KKR partnerships with certain piggyback registration rights. The registration rights agreement provides, among other things, that Boyds will pay all expenses in connection with the first ten demand registrations requested by Bear Acquisition and in connection with any registration in which Bear Acquisition participates through piggyback registration rights granted under such agreement. Upon the liquidation of Bear Acquisition, rights and obligations of Bear Acquisition under the registration rights agreement with respect to demand registrations were transferred to the KKR partnerships and with respect to piggyback registrations were transferred to all the former stockholders of Bear Acquisition, including the KKR partnerships.

    Prior to the recapitalization, all shares of Boyds' common stock were beneficially owned by Gary and Justina Lowenthal, a portion of which were redeemed pursuant to the recapitalization. In connection with the recapitalization, Boyds and Mr. Lowenthal entered into a registration rights agreement granting Mr. Lowenthal piggyback registration rights with respect to shares of common stock currently owned by him.

    Advanced Design Group LLC has in the past rendered strategic consulting services to Boyds. Robert T. Coccoluto, who is the president and a director of Boyds, is owner and president of Advanced Design Group LLC. In addition, in connection with the recapitalization, Mr. Coccoluto received $1.7 million in payment for advisory services rendered to Boyds. Boyds does not expect that Advanced Design Group LLC will render any future services to Boyds. See "Management--Boyds' Directors and Executive Officers."

    Boyds believes that the material terms of each of the transactions described above are no more favorable than those that would have been agreed to by third parties on an arm's length basis.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of Boyds' common stock as of March 31, 1999 by each of the following:

    - each person who is known by Boyds to beneficially own more than 5% of Boyds' common stock

    - each of Boyds' directors

    - each of the Named Executive Officers

    - all directors and executive officers as a group

    Unless otherwise indicated, the address of each person named in the table below is The Boyds Collection, Ltd., 350 South Street, McSherrystown, Pennsylvania 17344. The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.


                                                                                      SHARES
                                                                                   BENEFICIALLY  PERCENTAGE OF CLASS
NAME AND ADDRESS                                                                      OWNED          OUTSTANDING
---------------------------------------------------------------------------------  ------------  -------------------
KKR 1996 GP L.L.C. and affiliates (1)............................................    34,577,007            55.7%
c/o Kohlberg Kravis Roberts & Co. L.P.
  9 West 57(th) Street
  New York, New York 10019
The GJL L.L.C. (2)...............................................................     4,492,066             7.2
Gary M. Lowenthal................................................................     5,682,463             9.2
Robert T. Coccoluto..............................................................       112,302               *
Henry R. Kravis..................................................................       217,381               *
George R. Roberts................................................................        67,381               *
Scott M. Stuart..................................................................        67,381               *
Marc S. Lipschultz (3)...........................................................        67,381               *
Timothy Brady....................................................................            --              --
Christine L. Bell................................................................       212,250               *
Elizabeth E. Smith...............................................................       121,286               *
Peter H. Frost...................................................................            --              --
All executive officers and directors as a group (11 individuals).................     6,608,468            10.6


------------------------

* Percentage of shares of common stock beneficially owned does not exceed one percent.

(1) KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996, L.P., which is the sole general partner of KKR 1996 Fund L.P.. KKR 1996 GP L.L.C. beneficially owns 53.3% of the common stock. KKR 1996 GP L.L.C. is a limited liability company, the members of which are Messrs. Henry R. Kravis, George
    R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Clifton S. Robbins, Edward A. Gilhuly, Perry Golkin, Scott M. Stuart and Robert I. MacDonnell. Messrs. Kravis and Roberts are members of the executive committee of KKR 1996 GP L.L.C. Messrs. Kravis, Roberts and Stuart are directors of Boyds. Each of the individuals who are the members of KKR 1996 GP L.L.C. may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP L.L.C. Each of such individuals disclaims beneficial ownership of such shares. Strata L.L.C., an affiliate of KKR 1996 GP L.L.C., beneficially owns 2.4% of the common stock.

(2) Gary Lowenthal is the sole managing member of The GJL L.L.C., the other member of which is Justina Lowenthal.

(3) Mr. Marc S. Lipschultz is a director of Boyds and is also an executive of KKR and a limited partner of KKR Associates (Strata) L.P., which is an affiliate of Strata L.L.C. Mr. Lipschultz disclaims beneficial ownership of any shares beneficially owned by KKR Associates (Strata) L.P.

                       DESCRIPTION OF THE CREDIT FACILITY

    In April 1998, in connection with the recapitalization, Boyds entered into the credit facility with a syndicate of banks and other financial institutions led by DLJ Capital Funding, Inc., as arranger and syndication agent, Fleet National Bank as administrative agent and The Fuji Bank, Limited, New York Branch as documentation agent. The credit facility consists of the $325.0 million of loans under the term loan facility and the $40.0 million revolving credit facility. The term loans are comprised of the $100.0 million Term Loan A, which matures on April 21, 2005, and the $225.0 million Term Loan B, which matures on April 21, 2006.

    All of the term loans and the loans under the revolving credit facility bear interest, at Boyds' option, at either of the following rates:

    - the administrative agent's alternative base rate plus

       -- in the case of Term Loan A and loans under the revolving credit facility, a debt to EBITDA-dependent rate ranging from 0.00% to 1.00% per year

       -- in the case of Term Loan B, a debt to EBITDA-dependent rate ranging from 0.75% to 1.25% per year

    - a LIBOR rate plus

       -- in the case of Term Loan A and loans under the revolving credit facility, a debt to EBITDA-dependent rate ranging from 0.625% to 2.25% per year

       -- in the case of Term Loan B, a debt to EBITDA-dependent rate ranging from 2.00% to 2.50% per year

    At March 31, 1999, the weighted average interest rate on the term loans was 6.848%.

    Boyds also pays a commitment fee calculated at a debt to EBITDA--dependent rate ranging from 0.25% to 0.50% per year of the available daily average unused commitment under the credit facility. Such fee is payable quarterly in arrears and upon the final maturity of the revolving credit facility.

    In addition, Boyds pays a letter of credit fee calculated at the rate per year of the face amount of each letter of credit then applicable to loans under the revolving credit facility bearing interest based on LIBOR, less a fronting fee calculated at a rate equal to 0.125% per year of the face amount of each letter of credit. Such fees are payable quarterly in arrears. In addition, Boyds will pay customary transaction charges in connection with any letters of credit.

    Beginning April 21, 2000, term loans under the credit facility will amortize in annual installments in the following percentages of aggregate amounts outstanding:

DATE                                                                                      TERM LOAN A        TERM LOAN B
-------------------------------------------------------------------------------------  -----------------  -----------------
April 21, 2000.......................................................................              7%                 1%
April 21, 2001.......................................................................             11                  1
April 21, 2002.......................................................................             14                  1
April 21, 2003.......................................................................             17                  1
April 21, 2004.......................................................................             23                  1
April 21, 2005.......................................................................             28                  1
April 21, 2006.......................................................................             --                 94

    The term loans will be subject to mandatory prepayment with the proceeds of certain asset sales and on an annual basis with 50% of Boyds' excess cash flow if the ratio of Boyds' total debt to EBITDA is greater than 4.0:1.0 on the last day of any fiscal year.

    The credit facility contains covenants and provisions that restrict, among other things, Boyds' ability to change its business, declare dividends, grant liens, incur additional indebtedness, exceed a leverage ratio, fall below a minimum interest coverage ratio and make certain capital expenditures. Boyds was in compliance with these covenants as of March 31, 1999. The credit facility is secured by a pledge of the limited partnership interests of, and is guaranteed by, Boyds L.P.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER


    We have entered into a registration rights agreement with the initial purchaser of the outstanding notes in which we agreed, under the circumstances discussed in such agreement, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes on or prior to 540 days after the issuance of the outstanding notes and to use our best efforts to cause such registration statement to become effective no later than 75 days after such 540(th) day. The exchange notes will have terms substantially identical to the outstanding notes except that the exchange notes will not contain terms with respect to transfer restrictions and provision relating to the payment of liquidated damages. The outstanding notes were issued on April 21, 1998.


    Under the circumstances set forth below, we will use our best efforts to cause the Commission to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the statement effective for up to two years after the effective date of the shelf registration statement or such shorter period, which shall terminate when all the outstanding notes covered by such registration statement have been sold pursuant to such registration statement. These circumstances include each of the following:

    - if the exchange offer is not permitted by applicable law or applicable interpretation of the staff of the Commission

    - if any holder of outstanding notes, other than a holder who has received such notes pursuant to a Rule 144 sale, notifies us between 30 and 50 days after the date that the exchange offer registration statement is declared effective that any of the following apply:

      (a) such holder was prohibited by law or Commission policy from participating in the exchange offer

      (b) such holder is unable to resell the exchange notes to the public without delivering a prospectus and the prospectus in the exchange offer registration statement is not available

      (c) such holder is a broker-dealer under the Securities Exchange Act of 1934 and holds outstanding notes acquired directly from Boyds or any of its affiliates

    If we fail to comply with specified obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding notes. Please see "Description of the Exchange
Notes--Registration Rights; Liquidated Damages" for more details regarding the registration rights agreement.

    Each holder of outstanding notes that wishes to exchange such outstanding notes for transferable exchange notes in the exchange offer will be required to make each of the following representations:

    - any exchange notes will be acquired in the ordinary course of its business

    - such holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes

    - such holder is not our "affiliate," as defined in Rule 405 of the Securities Act of 1933, or, if it is our affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act

RESALE OF EXCHANGE NOTES

    Based on interpretations of the Commission staff in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if each of the following apply:

    - such holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act

    - such exchange notes are acquired in the ordinary course of the holder's business

    - the holder does not intend to participate in the distribution of such exchange notes.

    See "K-III Communications Corporation," SEC No-Action Letter (available May 14, 1993); "Mary Kay Cosmetics, Inc." SEC No-Action Letter (available June 5,
1991); "Morgan Stanley & Co., Incorporated," SEC No-Action Letter (available June 5, 1991); and "Exxon Capital Holdings Corporation," SEC No-Action Letter (available May 13, 1998).

    Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes cannot rely on the position of the staff of the Commission enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically discussed in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please see "Plan of Distribution" for more details regarding the transfer of exchange notes.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

    The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, both series will be treated as a single class of debt securities under that indenture. For a description of the indenture, see "Description of the Exchange Notes."

    The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

    As of the date of this prospectus, $99 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

    We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the Commission. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes.

    We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "--Conditions to the Exchange Offer."

    Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "--Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The exchange offer will expire at 5:00 p.m., New York City time on July 22, 1999, unless in our sole discretion, we extend it.


    In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

    We reserve the right, in our sole discretion to do any of the following:

    - delay accepting for exchange any outstanding notes


    - extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "--Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent


    - subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner

    Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such event to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of outstanding notes of such amendment.

    Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

CONDITIONS TO THE EXCHANGE OFFER

    Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment any of the following apply:

    - the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act, the Securities Exchange Act of 1934 and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States

    - the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the Commission

    - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer

    In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us (1) the representations described under "--Purpose and Effect of the Exchange Offer," "--Procedures for Tendering" and "Plan of Distribution" and (2) such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

    We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

    We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

    These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the rights discussed above, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

    In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order will be threatened or in effect with respect to (1) the registration statement of which this prospectus constitutes a part or (2) the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

    Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must do either of the following:

    - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date

    - comply with DTC's Automated Tender Offer Program procedures described below

    In addition, one of the following must occur:

    - the exchange agent must receive outstanding notes along with the letter of transmittal

    - the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message

    - the holder must comply with the guaranteed delivery procedures described below

    To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "--Exchange Agent" prior to the expiration date.

    The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.


    Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf.


    Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes tendered pursuant to the letter of transmittal or notice of withdrawal are tendered in either of the following manners:

    - by a registered holder who has not competed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal

    - for the account of an eligible institution

    If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

    If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

    The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that each of the following apply:

    - DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of such book-entry confirmation

    - such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery

    - the agreement may be enforced against such participant

    We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives both of the following:

    - outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC

    - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message

    By signing the letter of transmittal, each tendering holder of outstanding notes will represent to us that, among other things:

    - any exchange notes that the holder receives will be acquired in the ordinary course of its business

    - the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes

    - if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes

    - if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes

    - the holder is not our "affiliate," as defined in Rule 405 of the Securities Act of 1933, or, if the holder is our affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if each of the following occurs:

    - the tender is made through an eligible institution

    - prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery complying with each of the following:

       (1) setting forth the name and address of the holder, the registered number(s) of such outstanding notes and the principal amount of outstanding notes tendered

       (2) stating that the tender is being made by such notice of guaranteed delivery

       (3) guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile of such letter of transmittal, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent

    - the exchange agent receives such properly completed and executed letter of transmittal, or facsimile of such letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York State Exchange trading days after the expiration date

    Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

    For a withdrawal to be effective, either of the following must be done:

    - the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at one of the addresses set forth below under "--Exchange Agent"

    - holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system

    Any such notice of withdrawal must indicate each of the following:

    - the name of the person who tendered the outstanding notes to be withdrawn

    - the identity of the outstanding notes to be withdrawn, including the principal amount of such outstanding notes

    - where certificates for outstanding notes have been transmitted, the name in which such outstanding notes were registered, if different from that of the withdrawing holder

    If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit both of the following:

    - the serial numbers of the particular certificates to be withdrawn

    - a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution

    If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be (1) returned to their holder without cost to the holder or (2) in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.

EXCHANGE AGENT

    The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:


              BY HAND DELIVERY:                                  BY MAIL:
            The Bank of New York                    (INSURED OR REGISTERED RECOMMENDED)
             101 Barclay Street                            The Bank of New York
          New York, New York 10286                          101 Barclay Street
         Attn: Santino Gincchietti,                      New York, New York 10286
       Corporate Trust Operations, 7E                   Attn: Santino Gincchietti,
                                                      Corporate Trust Operations, 7E


            BY OVERNIGHT COURIER:                              BY FACSIMILE:
            The Bank of New York                           The Bank of New York
             101 Barclay Street                  (212) 815-4699 Attn: Santino Gincchietti,
          New York, New York 10286                    Corporate Trust Operations, 7E
         Attn: Santino Gincchietti,                        CONFIRM BY TELEPHONE:
       Corporate Trust Operations, 7E                         (212) 815-2963


DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.


    We will pay the cash expenses to be incurred in connection with the exchange offer, which are estimated in the aggregate to be approximately $200,000. They include the following:


    - registration fees under the Securities Act

    - fees and expenses of the exchange agent and trustee

    - accounting and legal fees and printing costs

    - related fees and expenses

TRANSFER TAXES

    We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, in each of the following cases:

    - certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered

    - tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal

    - a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to each of the following restrictions on transfer of such outstanding notes:

    - as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws

    - otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

    In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the Commission staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes could not rely on the applicable interpretations of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

    We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

ACCOUNTING TREATMENT

    We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

    The outstanding Notes were issued, and the exchange Notes will be issued, pursuant to an Indenture (the "INDENTURE") between Boyds and The Bank of New York, as trustee (the "TRUSTEE"), in a private transaction that was not subject to the registration requirements of the Securities Act. Upon the issuance of the exchange Notes, if any, or the effectiveness of the Shelf Registration Statement, the Indenture will be subject to and governed by The Trust Indenture Act of 1939, as amended (the "TRUST INDENTURE ACT"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summarizes the material provisions of the Indenture and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "NOTES" refers to the 9% Senior Subordinated Notes due 2008, together with the 9% Series B Senior Subordinated Notes due 2008. For purposes of this summary, the term "BOYDS" refers only to The Boyds Collection, Ltd. and not to any of its Subsidiaries.

    The outstanding Notes are, and the exchange Notes will be, general unsecured obligations of Boyds and are or will be subordinated in right of payment to all existing and future Senior Indebtedness of Boyds, including Indebtedness pursuant to the Credit Facility. As of March 31, 1999, the aggregate amount of Boyds' outstanding Senior Indebtedness was approximately $175.0 million. In addition, Boyds had additional borrowing availability of approximately $40.0 million as of March 31, 1999, subject to certain limitations, and all of such additional borrowings may be senior to the Notes. The outstanding Notes also are, and the exchange Notes will also be, effectively subordinated to all Indebtedness and other obligations (including trade payables) of Boyds' Subsidiaries, including The Boyds Collection, Ltd., L.P. Any right of Boyds to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors. Also, substantially all of the operations of Boyds are conducted through The Boyds Collection, Ltd., L.P. and, therefore, Boyds is dependent upon the cash flow of The Boyds Collection, Ltd., L.P. to meet its obligations, including its obligations under the Notes. The Indenture will permit Boyds to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. See "Risk Factors--Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the outstanding notes and the exchange notes," "--Because your right to receive payments on the outstanding notes and the exchange notes is junior to our existing indebtedness and possibly all future borrowings, you could rank behind many of our creditors in any potential bankruptcy proceedings" and "--Because we are a holding company, your right to receive payment on the outstanding notes and the exchange notes is dependent upon our ability to receive dividends and distributions from our subsidiaries."

    Under certain circumstances, Boyds will be able to designate future Subsidiaries as Unrestricted Subsidiaries or Restricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

SUBORDINATION

    The payment of the Subordinated Note Obligations will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash equivalents of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred. Upon any distribution to creditors of Boyds in a liquidation or dissolution of Boyds or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Boyds or its property, an assignment for the benefit of creditors or any marshalling of Boyds' assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash equivalents of such Senior Indebtedness before the Holders will be entitled to receive any payment with respect to the Subordinated Note Obligations, and until all Senior Indebtedness is paid in full in cash equivalents, any distribution to which the Holders would be entitled shall be made to the holders of Senior Indebtedness (except that Holders may receive (i) shares of stock and any debt securities that are subordinated at least to the same extent as the Notes to (a) Senior Indebtedness and (b) any securities issued in exchange for Senior Indebtedness and (ii) payments made from the trusts described under "--Legal Defeasance and Covenant Defeasance").

    Boyds also may not make any payment upon or in respect of the Subordinated Note Obligations (except in such subordinated securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or in respect of bankers' acceptances or fees relating to letters of credit or bankers' acceptances constituting, Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace (a "PAYMENT DEFAULT") or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity (a "NON-PAYMENT DEFAULT") and the Trustee receives a notice of such default (a "PAYMENT BLOCKAGE NOTICE") from a representative of holders of such Designated Senior Indebtedness. Payments on the Notes, including any missed payments, may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash equivalents and (b) in case of a nonpayment default, the earlier of (x) the date on which such nonpayment default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received (each such period, the "PAYMENT BLOCKAGE PERIOD") or (z) the date such Payment Blockage Period shall be terminated by written notice to the Trustee from the requisite holders of such Designated Senior Indebtedness necessary to terminate such period or from their representative. No new period of payment blockage may be commenced unless and until 365 days have elapsed since the effectiveness of the immediately preceding Payment Blockage Notice. However, if any Payment Blockage Notice within such 365-day period is given by or on behalf of any holders of Designated Senior Indebtedness (other than the agent under the credit facility), the agent under the credit facility may give another Payment Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 365 consecutive day period. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

    If Boyds fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provision referred to above, such failure would constitute an Event of Default under the Indenture and would enable the Holders to accelerate the maturity thereof.

    The Indenture will further require that Boyds promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of insolvency, bankruptcy, administration, reorganization, receivership or similar proceedings relating to Boyds, Holders may recover less ratably than creditors of Boyds who are holders of Senior Indebtedness. At March 31, 1999, Boyds had approximately $175.0 million of Senior Indebtedness outstanding. In addition, Boyds had additional borrowing availability of approximately $40.0 million as of March 31, 1999, subject to certain limitations. In addition, the Notes are structurally subordinated to the liabilities of Subsidiaries of Boyds, including The Boyds Collection, Ltd., L.P. Although the Indenture contains limitations on the amount of additional Indebtedness that Boyds and its Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock."

    "Designated Senior Indebtedness" means (i) Senior Indebtedness under the Credit Facility and (ii) any other Senior Indebtedness permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by Boyds as Designated Senior Indebtedness.

    "Senior Indebtedness" means (i) the Obligations under the credit facility and (ii) any other Indebtedness permitted to be incurred by Boyds under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes, including, with respect to (i) and (ii), interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (1) any liability for federal, state, local or other taxes owed or owing by Boyds, (2) any obligation of Boyds to any of its Subsidiaries, (3) any accounts payable or trade liabilities arising in the ordinary course of business (including instruments evidencing such liabilities) other than obligations in respect of bankers' acceptances and letters of credit under the credit facility, (4) any Indebtedness that is incurred in violation of the Indenture, (5) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Boyds, (6) any Indebtedness, guarantee or obligation of Boyds which is subordinate or junior to any other Indebtedness, guarantee or obligation of Boyds, (7) Indebtedness evidenced by the Notes and (8) Capital Stock of Boyds.

    "Subordinated Note Obligations" means any principal of, premium, if any, and interest on the Notes payable pursuant to the terms of the Notes or upon acceleration, together with and including any amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Notes or amounts corresponding to such principal, premium, if any, or interest on the Notes.

    The outstanding Notes rank, and the exchange Notes will rank, senior in right of payment to all Subordinated Indebtedness of Boyds. Currently, Boyds has no Subordinated Indebtedness.

PRINCIPAL, MATURITY AND INTEREST

    The Notes are limited in aggregate principal amount to $99.0 million and will mature on May 15, 2008. Interest on the Notes accrues at the rate of 9% per annum and is payable semi-annually in arrears on May 15 and November 15 to Holders of record on the immediately preceding May 1 and November 1. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the Notes is payable at the office or agency of Boyds maintained for such purpose within the City and State of New York or at such office or agency of Boyds as may be maintained for such purpose or, at the option of Boyds, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; PROVIDED that all payments of principal, premium, if any, and interest with respect to Notes the Holders of which have given wire transfer instructions to Boyds will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by Boyds, Boyds' office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes are issued in denominations of $1,000 and integral multiples thereof.

MANDATORY REDEMPTION

    Except as set forth below under "Repurchase at the Option of Holders," Boyds is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

OPTIONAL REDEMPTION

    Except as described below, the Notes will not be redeemable at Boyds' option prior to May 15, 2003. From and after May 15, 2003, the Notes will be subject to redemption at any time at the option of Boyds, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of each of the years indicated below:

YEAR                                                                          REDEMPTION PRICE
----------------------------------------------------------------------------  -----------------
2003........................................................................          104.5%
2004........................................................................          103.0
2005........................................................................          101.5
2006 and thereafter.........................................................          100.0%

    In addition, at any time or from time to time, on or prior to May 15, 2001, Boyds may, at its option, redeem up to 40% of the aggregate principal amount of Notes originally issued under the Indenture on the Issuance Date at a redemption price equal to 109% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; PROVIDED that at least 60% of the aggregate principal amount of Notes originally issued under the Indenture on the Issuance Date remains outstanding immediately after the occurrence of each such redemption; PROVIDED FURTHER that each such redemption occurs within 60 days of the date of closing of each such Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under "Repurchase at the Option of Holders-- Selection and Notice." On April 12, 1999, Boyds used the proceeds of its initial public offering of its common stock to redeem 40% of the aggregate principal amount of Notes originally issued. See "Prospectus Summary--The Recapitalization and Subsequent Transactions."

    At any time on or prior to May 15, 2003, the Notes may also be redeemed, in whole but not in part, at the option of Boyds upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 90 days after the occurrence of such Change of Control or transfer event) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest to, the date of redemption (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    "Applicable Premium" means, with respect to any Note on any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note or (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note at May 15, 2003 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such Note through May 15, 2003 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate on such Redemption Date plus 75 basis points over (B) the principal amount of such Note.

    "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to May 15, 2003; PROVIDED, HOWEVER, that if the period from the Redemption Date to May 15, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    The Indenture provides that, upon the occurrence of a Change of Control, unless Boyds has elected to redeem the Notes in connection with such Change of Control, Boyds will make an offer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of the Notes pursuant to the offer described below (the "CHANGE OF CONTROL OFFER") at a price in cash (the "CHANGE OF CONTROL PAYMENT") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The Indenture provides that within 30 days following any Change of Control, Boyds will mail a notice to each Holder of Notes issued under the Indenture, with a copy to the Trustee, with the following information: (1) a Change of Control Offer is being made pursuant to the covenant entitled "Offer to Repurchase Upon Change of Control," and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment; (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "CHANGE OF CONTROL PAYMENT DATE"); (3) any Note not properly tendered will remain outstanding and continue to accrue interest; (4) unless Boyds defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; (5) Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) Holders will be entitled to withdraw their tendered Notes and their election to require Boyds to purchase such Notes, PROVIDED that the paying agent receives, not later than the close of business on the last day of the Offer Period (as defined in the Indenture), a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered Notes and his election to have such Notes purchased; and (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

    The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, Boyds will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under any outstanding Senior Indebtedness to permit the repurchase of the Notes required by this covenant.

    Boyds will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, Boyds will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    The Indenture provides that on the Change of Control Payment Date, Boyds will, to the extent permitted by law, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers' Certificate stating that such Notes or portions thereof have been tendered to and purchased by Boyds. The Indenture provides that the paying agent will promptly mail to each Holder of Notes the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, PROVIDED, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. Boyds will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The credit facility prohibits, and future credit agreements or other agreements relating to Senior Indebtedness to which Boyds becomes a party may prohibit, Boyds from purchasing any Notes as a result of a Change of Control and/or provide that certain change of control events with respect to Boyds would constitute a default thereunder. In the event a Change of Control occurs at a time when Boyds is prohibited from purchasing the Notes, Boyds could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If Boyds does not obtain such a consent or repay such borrowings, Boyds will remain prohibited from purchasing the Notes. In such case, Boyds' failure to purchase tendered Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would likely restrict payments to the Holders of the Notes.

    The existence of a Holder's right to require Boyds to repurchase such Holder's Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire Boyds in a transaction that would constitute a Change of Control.

    ASSET SALES

    The Indenture provides that Boyds will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless
(x) Boyds, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by Boyds) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by Boyds, or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; PROVIDED that the amount of (a) any liabilities (as shown on Boyds' or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of Boyds or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes), that are assumed by the transferee of any such assets, (b) any notes or other obligations received by Boyds or such Restricted Subsidiary from such transferee that are converted by Boyds or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (c) any Designated Noncash Consideration received by Boyds or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of
(x) $35.0 million or (y) 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this provision and for no other purpose.

    Within 365 days after Boyds' or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, Boyds or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option, (i) to permanently reduce Obligations under the credit facility (and to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness or Pari Passu Indebtedness (PROVIDED that if Boyds shall so reduce Obligations under Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the Notes if the Notes are then prepayable or, if the Notes may not be then prepaid, Boyds shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at 100% of the principal amount thereof the amount of Notes that would otherwise be prepaid), (ii) to an investment in any one or more businesses, capital expenditures or acquisitions of other assets in each case, used or useful in a Similar Business and/or (iii) to make an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale. Pending the final application of any such Net Proceeds, Boyds or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The Indenture provides that any Net Proceeds from the Asset Sale that are not invested as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute "EXCESS PROCEEDS." When the aggregate amount of Excess Proceeds exceeds $15.0 million, Boyds shall make an offer to all Holders of Notes (an "ASSET SALE OFFER") to purchase the maximum principal amount of Notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. Boyds will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Boyds may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described under the caption "Selection and Notice" below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    Boyds will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, Boyds will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time or if more Notes are tendered pursuant to an Asset Sale Offer than Boyds is required to purchase, selection of such Notes for redemption or purchase, as the case may be, will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or, if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); PROVIDED that no Notes of $1,000 or less shall be purchased or redeemed in part.

    Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes to be purchased or redeemed at such Holder's registered address. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

    A new Note in principal amount equal to the unpurchased or unredeemed portion of any Note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase or redemption date unless Boyds defaults in payment of the purchase or redemption price, interest shall cease to accrue on Notes or portions thereof purchased or called for redemption.

CERTAIN COVENANTS

    LIMITATION ON RESTRICTED PAYMENTS

    The Indenture provides that Boyds will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of Boyds' or any of its Restricted Subsidiaries' Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by Boyds payable in Equity Interests (other than Disqualified Stock) of Boyds or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, Boyds or a Restricted Subsidiary receives at least its PRO RATA share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities); (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Boyds or any direct or indirect parent of Boyds; (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, or maturity, any Subordinated Indebtedness (other than Indebtedness permitted under clauses (g) and (i) of the covenant described under "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "RESTRICTED PAYMENTS"), unless, at the time of such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) immediately before and immediately after giving effect to such transaction on a pro forma basis, Boyds could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

        (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Boyds and its Restricted Subsidiaries after the Issuance Date (including Restricted Payments permitted by clauses
    (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof), (v) (only to the extent that amounts paid pursuant to such clause are greater than amounts that would have been paid pursuant to such clause if $3.75 million and $7.50 million were substituted in such clause for $7.50 million and $15.0 million, respectively), (vi), (ix) and (x) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of Boyds for the period (taken as one accounting period) from the fiscal quarter that first begins after the Issuance Date to the end of Boyds' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), PLUS (ii) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities received by Boyds since immediately after the closing of the Recapitalization from the issue or sale of Equity Interests of Boyds (including Refunding Capital Stock (as defined below), but excluding cash proceeds and marketable securities received from the sale of Equity Interests to members of management, directors or consultants of Boyds and its Subsidiaries after the Issuance Date to the extent such amounts have been applied to Restricted Payments in accordance with clause (v) of the next succeeding paragraph and excluding Excluded Contributions) or debt securities of Boyds that have been converted into such Equity Interests of Boyds (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of Boyds sold to a Restricted Subsidiary of Boyds and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), PLUS (iii) 100% of the aggregate amount of cash and marketable securities contributed to the capital of Boyds following the Issuance Date (excluding Excluded Contributions), PLUS (iv) 100% of the aggregate amount received in cash and the fair market value of marketable securities (other than Restricted Investments) received from (A) the sale or other disposition (other than to Boyds or a Restricted Subsidiary) of Restricted Investments made by Boyds and its Restricted Subsidiaries or (B) a dividend from, or the sale (other than to Boyds or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary (other than an Unrestricted Subsidiary the Investment in which was made by Boyds or a Restricted Subsidiary pursuant to clauses (vii) or (xi) below).

        The foregoing provisions will not prohibit:

        (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

        (ii) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (the "RETIRED CAPITAL STOCK") or Subordinated Indebtedness of Boyds in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Boyds (other than any Disqualified Stock) (the "REFUNDING CAPITAL STOCK"), and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; PROVIDED, HOWEVER, that at the time of the declaration of any such dividends, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (iii) distributions or payments of Receivables Fees;

        (iv) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of Boyds made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Boyds so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired), (B) such Indebtedness is subordinated to the Senior Indebtedness and the Notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

        (v) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of Boyds held by any future, present or former employee, director or consultant of Boyds or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; PROVIDED, HOWEVER, that the aggregate Restricted Payments made under this clause (v) does not exceed in any calendar year $7.5 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $15.0 million in any calendar year); PROVIDED FURTHER that such amount in any calendar year may be increased by an amount not to exceed (i) the cash proceeds from the sale of Equity Interests of Boyds to members of management, directors or consultants of Boyds and its

    Subsidiaries that occurs after the Issuance Date (to the extent the cash proceeds from the sale of such Equity Interest have not otherwise been applied to the payment of Restricted Payments by virtue of the preceding paragraph (c)) plus (ii) the cash proceeds of key man life insurance policies received by Boyds and its Restricted Subsidiaries after the Issuance Date less (iii) the amount of any Restricted Payments previously made pursuant to clauses (i) and (ii) of this subparagraph (v); and PROVIDED FURTHER that cancellation of Indebtedness owing to Boyds from members of management of Boyds or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of Boyds will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

        (vi) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issuance Date (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii)); PROVIDED, HOWEVER, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis, Boyds and its Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 1.75 to 1.00;

        (vii) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed $25.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

        (viii) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

        (ix) the payment of dividends on Boyds' Common Stock, following the first public offering of Boyds' Common Stock after the Issuance Date, of up to 6% per annum of the net proceeds received by Boyds in such public offering, other than public offerings with respect to Boyds' Common Stock registered on Form S-8;

        (x) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Boyds which are not held by KKR or any of its affiliates (including any Equity Interests issued in respect of such Equity Interests as a result of a stock split, recapitalization, merger, combination, consolidation or otherwise, but excluding any management equity plan or stock option plan or similar agreement), provided that the aggregate Restricted Payments made under this clause (x) shall not exceed $25 million, PROVIDED FURTHER that prior to the first anniversary of the consummation of the Recapitalization, no Restricted Payments may be made under this clause (x) PROVIDED FURTHER that notwithstanding the foregoing proviso, Boyds shall be permitted to make Restricted Payments under this clause (x) only if after giving effect thereto, Boyds would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock";

        (xi) Investments in Unrestricted Subsidiaries that are made with Excluded Contributions;

        (xii) the payment of dividends on Disqualified Stock which is issued in accordance with the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock;

        (xiii) other Restricted Payments in an aggregate amount not to exceed $20.0 million; PROVIDED, HOWEVER, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iv), (v), (vi),
    (vii), (viii), (ix), (x), (xi), (xii) and (xiii), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and PROVIDED FURTHER that for purposes of determining the aggregate amount expended for Restricted Payments in accordance with clause (c) of the immediately preceding paragraph, only the amounts expended under clauses
    (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof), (v) (only to the extent that amounts paid pursuant to such clause are greater than amounts that would have been paid pursuant to such clause if $3.75 million and $7.50 million were substituted in such clause for $7.50 million and $15.0 million, respectively), (vi), (ix) and (x) shall be included; and

        (xiv) the Asset Transfer.

    In the future, Boyds will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Boyds and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time (whether pursuant to the first paragraph of this covenant or under clause (vii) or (xi)) and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

    LIMITATIONS ON INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

    The Indenture provides that Boyds will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "INCUR" and collectively, an "INCURRENCE") any Indebtedness (including Acquired Indebtedness) and that Boyds will not issue any shares of Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that Boyds may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for Boyds' and the Restricted Subsidiaries' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 1.75 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

        The foregoing limitations will not apply to:

        (a) the incurrence by Boyds or its Restricted Subsidiaries of Indebtedness under Credit Facilities and the issuance and creation of letters of credit and banker's acceptances thereunder (with letters of credit and banker's acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $415.0 million outstanding at any one time; PROVIDED, HOWEVER that Indebtedness incurred by Restricted Subsidiaries pursuant to this clause (a) does not exceed $50.0 million (or the equivalent thereof in any other currency) at any one time outstanding;

        (b) the incurrence by Boyds of Indebtedness represented by the Notes;

        (c) the Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

        (d) Indebtedness (including Capitalized Lease Obligations) incurred by Boyds or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any

    Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (d), does not exceed the greater of (x) $30.0 million or (y) 10% of Total Assets;

        (e) Indebtedness incurred by Boyds or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; PROVIDED, HOWEVER, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

        (f) Indebtedness arising from agreements of Boyds or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; PROVIDED, HOWEVER, that (i) such Indebtedness is not reflected on the balance sheet of Boyds or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Boyds and its Restricted Subsidiaries in connection with such disposition;

        (g) Indebtedness of Boyds to a Restricted Subsidiary; provided that any such Indebtedness is made pursuant to an intercompany note and is subordinated in right of payment to the Notes; PROVIDED FURTHER that any subsequent issuance or transfer of any Capital Stock or any other event which will result in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Boyds or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

        (h) shares of preferred stock of a Restricted Subsidiary issued to Boyds or another Restricted Subsidiary; PROVIDED that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to Boyds or another Restricted Subsidiary) shall be deemed, in each case to be an issuance of shares of preferred stock;

        (i) Indebtedness of a Restricted Subsidiary to Boyds or another Restricted Subsidiary; PROVIDED that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor incurs such Indebtedness from a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; PROVIDED FURTHER that any subsequent transfer of any such Indebtedness (except to Boyds or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

        (j) Hedging Obligations that are incurred in the ordinary course of business (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

        (k) obligations in respect of performance and surety bonds and completion guarantees provided by Boyds or any Restricted Subsidiary in the ordinary course of business;

        (l) Indebtedness of any Guarantor in respect of such Guarantor's Guarantee;

        (m) Indebtedness of Boyds and any of its Restricted Subsidiaries not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (m), does not exceed $75.0 million at any one time outstanding; PROVIDED, HOWEVER, that (i) Indebtedness of Foreign Subsidiaries, which when aggregated with the principal amount of all other Indebtedness of Foreign Subsidiaries then outstanding and incurred pursuant to this clause (m), does not exceed $50.0 million (or the equivalent thereof in any other currency) at any one time outstanding and (ii) Indebtedness of a Restricted Subsidiary organized under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, which when aggregated with the principal amount of all other Indebtedness of such Restricted Subsidiaries then outstanding and incurred pursuant to this clause (m), does not exceed $50.0 million at any one time outstanding;

        (n) (i) any guarantee by Boyds of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture and (ii) any Excluded Guarantee (as defined below under "--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries") of a Restricted Subsidiary;

        (o) the incurrence by Boyds or any of its Restricted Subsidiaries of Indebtedness which serves to refund, refinance or restructure any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, or any Indebtedness issued to so refund, refinance or restructure such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the "REFINANCING INDEBTEDNESS") prior to its respective maturity; PROVIDED, HOWEVER, that such Refinancing Indebtedness (i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of Indebtedness being refunded or refinanced, (ii) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or PARI PASSU to the Notes, such Refinancing Indebtedness is subordinated or PARI PASSU to the Notes at least to the same extent as the Indebtedness being refinanced or refunded and (iii) shall not include (x) Indebtedness of a Subsidiary that refinances Indebtedness of Boyds or (y) Indebtedness of Boyds or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and PROVIDED FURTHER that subclauses (i) and (ii) of this clause
    (o) will not apply to any refunding or refinancing of any Senior
    Indebtedness;

        (p) Indebtedness or Disqualified Stock of Persons that are acquired by Boyds or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness or Disqualified Stock is not incurred in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition, either (i) Boyds would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or (ii) the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition; and

        (q) The incurrence by Boyds of Indebtedness represented by the Subordinated Notes.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (q) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Boyds shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

    LIENS

    The Indenture provides that Boyds will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness on any asset or property of Boyds or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Notes are equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien.

    The Indenture will provide that no Guarantor will directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness of such Guarantor on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Guarantee of such Guarantor is equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien.

    Any Lien created, incurred or existing in respect of unfunded pension obligations or any similar obligations of Boyds or any of its Restricted Subsidiaries or any Guarantor shall not be deemed to give rise to any obligation under the terms of this covenant.

    MERGER, CONSOLIDATION, OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS

    The Indenture provides that Boyds may not consolidate or merge with or into or wind up into (whether or not Boyds is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless (i) Boyds is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Boyds) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Boyds or such Person, as the case may be, being herein called the "SUCCESSOR COMPANY"); (ii) the Successor Company (if other than Boyds) expressly assumes all the obligations of Boyds under the Indenture and the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, (A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" or (B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such Ratio for Boyds and its Restricted Subsidiaries immediately prior to such transaction; (v) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes; and (vi) Boyds shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The Successor Company will succeed to, and be substituted for, Boyds under the Indenture and the Notes. Notwithstanding the foregoing clause (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Boyds and (b) Boyds may merge with an Affiliate incorporated solely for the purpose of reincorporating Boyds in another State of the United States so long as the amount of Indebtedness of Boyds and its Restricted Subsidiaries is not increased thereby. In addition, notwithstanding the foregoing provisions, Boyds may effect the Asset Transfer.

    Each Guarantor, if any, shall not, and Boyds will not permit a Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "SUCCESSOR GUARANTOR"); (ii) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default shall have occurred and be continuing; and (iv) the Guarantor shall have delivered or caused to be delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee.

    TRANSACTIONS WITH AFFILIATES

    The Indenture provides that Boyds will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "AFFILIATE TRANSACTION") involving aggregate consideration in excess of $5.0 million, unless (a) such Affiliate Transaction is on terms that are not materially less favorable to Boyds or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Boyds or such Restricted Subsidiary with an unrelated Person and (b) Boyds delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution adopted by the majority of the Board of Directors of Boyds approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

    The foregoing provisions will not apply to the following: (i) transactions between or among Boyds and/or any of its Restricted Subsidiaries; (ii) Restricted Payments permitted by the provisions of the Indenture described above under the covenant "--Limitation on Restricted Payments"; (iii) the payment of customary annual management, consulting and advisory fees and related expenses to KKR and its Affiliates; (iv) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Boyds or any Restricted Subsidiary; (v) payments by Boyds or any of its Restricted Subsidiaries to KKR and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of Boyds in good faith; (vi) transactions in which Boyds or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Boyds or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph; (vii) payments or loans to employees or consultants which are approved by a majority of the Board of Directors of Boyds in good faith; (viii) any agreement as in effect as of the Issuance Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect) or any transaction contemplated thereby; (ix) the existence of, or the performance by Boyds or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issuance Date and any similar agreements which it may enter into thereafter; PROVIDED, HOWEVER, that the existence of, or the performance by Boyds or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issuance Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect; (x) the payment of all fees and expenses related to the Recapitalization; (xi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to Boyds or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Boyds or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (xii) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and (xiii) the Asset Transfer.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indenture provides that Boyds will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

        (a) (i) pay dividends or make any other distributions to Boyds or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to Boyds or any of its Restricted Subsidiaries;

        (b) make loans or advances to Boyds or any of its Restricted Subsidiaries; or

        (c) sell, lease or transfer any of its properties or assets to Boyds or any of its Restricted Subsidiaries; except (in each case) for such encumbrances or restrictions existing under or by reason of:

           (1) contractual encumbrances or restrictions in effect on the Issuance Date, including pursuant to the Credit Facility and its related documentation;

           (2) the Indenture and the Notes;

           (3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

           (4) applicable law or any applicable rule, regulation or order;

           (5) any agreement or other instrument of a Person acquired by Boyds or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

           (6) contracts for the sale of assets, including, without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

           (7) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

           (8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

           (9) other Indebtedness of Restricted Subsidiaries permitted to be incurred subsequent to the Issuance Date pursuant to the provisions of the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock";

           (10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

           (11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

           (12) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors of Boyds, are necessary or advisable to effect such Receivables Facility; or

           (13) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Boyds' Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

LIMITATION ON GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES

    (a) The Indenture provides that Boyds will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of Boyds or any Indebtedness of any other Restricted Subsidiary unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary except that (A) if the Notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness under the Indenture and (B) if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Boyds or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and (iii) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that (A) such Guarantee of the Notes has been duly executed and authorized and (B) such Guarantee of the Notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; PROVIDED that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary (x) that (A) existed at the time such Person became a Restricted Subsidiary of Boyds and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of Boyds or (y) that guarantees the payment of Obligations of Boyds or any Restricted Subsidiary under the credit facility or any other bank facility which is designated as Senior Indebtedness and any refunding, refinancing or replacement thereof, in whole or in part, PROVIDED that such refunding, refinancing or replacement thereof constitutes Senior Indebtedness and is not incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act, which private placement provides for registration rights under the Securities Act (any guarantee excluded by operations of this clause (y) being an "EXCLUDED GUARANTEE").

    (b) Notwithstanding the foregoing and the other provisions of the Indenture, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon
(i) any sale, exchange or transfer, to any Person not an Affiliate of Boyds, of all of Boyds' Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee.

LIMITATION ON OTHER SENIOR SUBORDINATED INDEBTEDNESS

    The Indenture provides that Boyds will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of Boyds or any Indebtedness of any Guarantor, as the case may be, unless such Indebtedness is either (a) PARI PASSU in right of payment with the Notes or such Guarantor's Guarantee, as the case may be or (b) subordinate in right of payment to the Notes, or such Guarantor's Guarantee, as the case may be, in the same manner and at least to the same extent as the Notes are subordinate to Senior Indebtedness or such Guarantor's Guarantee is subordinate to such Guarantor's Senior Indebtedness, as the case may be.

REPORTS AND OTHER INFORMATION

    The Indenture provides that whether or not Boyds is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Boyds shall deliver to the Trustee and to each Holder and to prospective purchasers of Notes identified to Boyds by the Initial Purchaser, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if Boyds were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by Boyds' certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required.

EVENTS OF DEFAULT AND REMEDIES

    The following events constitute Events of Default under the Indenture:

        (i) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium on, if any, the Notes whether or not such payment shall be prohibited by the subordination provisions relating to the Notes;

        (ii) default for 30 days or more in the payment when due of interest on the Notes whether or not such payment shall be prohibited by the subordination provisions relating to the Notes;

        (iii) failure by Boyds or any Guarantor for 30 days after receipt of written notice given by the Trustee or the holders of at least 30% in principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes;

        (iv) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Boyds or any of its Restricted Subsidiaries or the payment of which is guaranteed by Boyds or any of its Restricted Subsidiaries (other than Indebtedness owed to Boyds or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issuance Date, if both (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $20.0 million or more at any one time outstanding;

        (v) failure by Boyds or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

        (vi) certain events of bankruptcy or insolvency with respect to Boyds or any of its Significant Subsidiaries; or

        (vii) any Guarantee shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of Boyds or any Guarantor denies that it has any further liability under any Guarantee or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture).

    If any Event of Default (other than of a type specified in clause (vi) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately; PROVIDED, HOWEVER that, so long as any Indebtedness permitted to be incurred pursuant to the credit facility shall be outstanding, no such acceleration shall be effective until the earlier of (i) acceleration of any such Indebtedness under the credit facility or (ii) five business days after the giving of written notice to Boyds and the administrative agent under the credit facility of such acceleration. Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Indenture provides that the Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

    The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (iv) above, such Event of Default and all consequences thereof (including without limitation any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 20 days after such Event of Default arose (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or (z) if the default that is the basis for such Event of Default has been cured.

    The Indenture provides that Boyds is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Boyds is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of Boyds or any Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of Boyds or any Guarantor, shall have any liability for any obligations of Boyds or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The obligations of Boyds and the Guarantors, if any, under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. Boyds may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and have each Guarantor's obligation discharged with respect to its Guarantee ("LEGAL DEFEASANCE") and cure all then existing Events of Default except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due solely out of the trust created pursuant to the Indenture,
(ii) Boyds' obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and Boyds' obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, Boyds may, at its option and at any time, elect to have the obligations of Boyds and each Guarantor released with respect to certain covenants that are described in the Indenture ("COVENANT DEFEASANCE") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment on other indebtedness, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

        (i) Boyds must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest, if any, due on the outstanding Notes on the stated maturity date or on the applicable redemption date, as the case may be, of such principal of, or premium, if any, or interest on, the outstanding Notes;

        (ii) in the case of Legal Defeasance, Boyds shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (A) Boyds has received from, or there has been published by, the United States Internal Revenue Service a ruling or (B) since the Issuance Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (iii) in the case of Covenant Defeasance, Boyds shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (iv) no Default or Event of Default shall have occurred and be continuing with respect to certain Events of Default on the date of such deposit;

        (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which, Boyds or any Guarantor is a party or by which Boyds or any Guarantor is bound;

        (vi) Boyds shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable U.S. federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

        (vii) Boyds shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by Boyds with the intent of defeating, hindering, delaying or defrauding any creditors of Boyds or any Guarantor or others; and

        (viii) Boyds shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when (a) either (i) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Boyds) have been delivered to the Trustee for cancellation; or (ii) all such Notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Boyds or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest, if any, to the date of maturity or redemption; (b) no Default or Event of Default with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Boyds or any Guarantor is a party or by which Boyds or any Guarantor is bound; (c) Boyds or any Guarantor has paid or caused to be paid all sums payable by it under such Indenture; and (d) Boyds has delivered irrevocable instructions to the Trustee under such Indenture to apply the deposited money toward the payment of such Notes at maturity or the redemption date, as the case may be. In addition, Boyds must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Boyds may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Boyds is not required to transfer or exchange any Note selected for redemption. Also, Boyds is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

    The Indenture provides that without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder of the Notes): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any such Note or alter or waive the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration), or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders, (v) make any Note payable in money other than that stated in such Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes,
(vii) make any change in the foregoing amendment and waiver provisions, (viii) impair the right of any Holder of the Notes to receive payment of principal of, or interest on, such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes or (ix) make any change in the subordination provisions of the Indenture that would adversely affect the Holders of the Notes.

    The Indenture provides that, notwithstanding the foregoing, without the consent of any Holder of Notes, Boyds, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Guarantee or the Notes (i) to cure any ambiguity, defect or inconsistency, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) to comply with the covenant relating to mergers, consolidations and sales of assets, (iv) to provide for the assumption of Boyds' or any Guarantor's obligations to Holders of such Notes, (v) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, (vi) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon Boyds, (vii) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, (viii) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee pursuant to the requirements thereof, or (ix) to add a Guarantor under the Indenture.

    The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Boyds, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, or resign.

    The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of such Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to Boyds at 350 South Street, McSherrystown, Pennsylvania 17334, Attention: Secretary.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth below, the Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Exchange Notes initially will be represented by one or more exchange Notes in registered, global form without interest coupons (collectively, the "GLOBAL EXCHANGE NOTES"). The Global Exchange Notes will be deposited with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee (a "NOMINEE"), in each case, for credit to an account of a direct or indirect participant in DTC as described below.

    The Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Exchange Notes may be exchanged for exchange Notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Exchange Notes for Certificated Exchange Notes."

    Initially, the Trustee will act as Paying Agent and Registrar. The exchange Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

    DTC has advised Boyds that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "DIRECT PARTICIPANTS") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Cedel. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "INDIRECT PARTICIPANTS"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

    DTC has also advised Boyds that, pursuant to DTC's procedures, (i) upon deposit of the Global Exchange Notes, DTC will credit the accounts of the Direct Participants with portions of the principal amount of the Global Exchange Notes, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Exchange Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Exchange Notes.

    Investors in the Global Exchange Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. All ownership interests in any Global Exchange Notes, including those of customers' securities accounts held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or CEDEL may also be subject to the procedures and requirements of such systems.

    The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Exchange Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Exchange Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests.

    EXCEPT AS DESCRIBED IN "TRANSFERS OF INTERESTS IN GLOBAL EXCHANGE NOTES FOR CERTIFICATED EXCHANGE NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL EXCHANGE NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

    Under the terms of the Indenture, Boyds and the Trustee will treat the persons in whose names the exchange Notes are registered (including exchange Notes represented by Global Exchange Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, if any, and interest on Global Exchange Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither Boyds, the Trustee nor any agent of Boyds or the Trustee has or will have any responsibility or liability for (i) any aspect of

DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

    DTC has advised Boyds that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the exchange Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Exchange Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the exchange Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or Boyds. Neither Boyds nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the exchange Notes, and Boyds and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the exchange Notes for all purposes.

    Except for trades involving only Euroclear or CEDEL participants, interests in the Global Exchange Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the exchange Notes through Euroclear or CEDEL) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the exchange Notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the exchange Notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear or CEDEL's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; HOWEVER, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL, as the case may be, and within their established deadlines (Brussels time for Euroclear and UK time for CEDEL). Indirect Participants who hold interest in the exchange Notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's Nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global Exchange Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

    Because of time zone differences, the securities account of an Indirect Participant who holds an interest in the exchange Notes through Euroclear or CEDEL purchasing an interest in a Global Exchange Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL Direct Participant during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Exchange Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

    DTC has advised Boyds that it will take any action permitted to be taken by a holder of exchange Notes only at the direction of one or more Direct Participants to whose account interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of the exchange Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange Global Exchange Notes (without the direction of one or more of its Direct Participants) for legended exchange Notes in certificated form, and to distribute such certificated forms of exchange Notes to its Direct Participants. See "--Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes."

    Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among Direct Participants, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Boyds nor the Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

    The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that Boyds believes to be reliable, but Boyds takes no responsibility for the accuracy thereof.

TRANSFERS OF INTERESTS IN GLOBAL EXCHANGE NOTES FOR CERTIFICATED EXCHANGE NOTES

    An entire Global Exchange Note may be exchanged for definitive exchange Notes in registered, certificated form without interest coupons ("CERTIFICATED EXCHANGE NOTES") if (i) DTC (x) notifies Boyds that it is unwilling or unable to continue as depositary for the Global Exchange Notes and Boyds thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) Boyds, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Exchange Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the exchange notes. In any such case, Boyds will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Exchange Note, Certificated Exchange Notes will be issued to each person that such Direct and Indirect Participants and DTC identify as being the beneficial owner of the related exchange Notes.

    Beneficial interests in Global Exchange Notes held by any Direct or Indirect Participant may be exchanged for Certificated Exchange Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with customary DTC procedures. Certificated Exchange Notes delivered in exchange for any beneficial interest in any Global Exchange Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

    Neither Boyds nor the Trustee will be liable for any delay by the holder of the Global Exchange Notes or the DTC in identifying the beneficial owners of exchange Notes, and Boyds and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Exchange Note or the DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

    The Indenture will require that payments in respect of the exchange Notes represented by the Global Exchange Notes (including principal, premium, if any, and interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the holder of such Global Exchange Note. With respect to Certificated Exchange Notes, Boyds will make all payments of principal, premium, if any, and interest, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Boyds expects that secondary trading in the Certificated Exchange Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    Pursuant to the Registration Rights Agreement, Boyds agreed to file the exchange offer registration statement on the appropriate form under the Securities Act with the Commission with respect to the exchange Notes. Upon the effectiveness of the exchange offer registration statement, Boyds will offer to the Holders of Transfer Restricted Securities (as defined) pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange Notes. If (1) Boyds is not required to file the exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy or (2) any Holder of Transfer Restricted Securities notifies Boyds prior to the 20th day following consummation of the exchange offer that (A) it is prohibited by law or Commission policy from participating in the exchange offer or (B) that it may not resell the exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not available for such resales or (C) that it is a broker-dealer and owns outstanding Notes acquired directly from Boyds or an affiliate of Boyds, Boyds will file with the Commission a shelf registration statement pursuant to Rule 415 under the Securities Act (a "SHELF REGISTRATION STATEMENT") to cover resales of the outstanding Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Boyds will use its reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "TRANSFER RESTRICTED SECURITIES" means each outstanding Note until earliest to occur of
(a) the date on which such Note is exchanged in the exchange offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act (b) the date on which such Note has been disposed of in accordance with a Shelf Registration Statement, (c) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act or (d) the date on which such Note is disposed of by a broker-dealer pursuant to the "Plan of distribution" contemplated by the exchange offer registration statement, including the delivery of the prospectus contained in the exchange offer registration statement.

    The Registration Rights Agreement provides that (i) Boyds will file an exchange offer registration statement with the Commission on or prior to 540 days after the closing date of the recapitalization, (ii) Boyds will use its best efforts to have the exchange offer registration statement declared effective by the Commission on or prior to 75 days after such filing, (iii) unless the exchange offer would not be permitted by applicable law or Commission policy, Boyds will commence the exchange offer and use its best efforts to issue on or prior to 30 business days after the date on which the exchange offer registration statement was declared effective by the Commission, exchange Notes in exchange for all outstanding Notes tendered prior thereto in the exchange offer and (iv) if obligated to file the Shelf Registration Statement, Boyds will use its best reasonable efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 75 days after such filings. If (a) Boyds fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "EFFECTIVENESS TARGET DATE"), (c) Boyds fails to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the exchange offer registration statement or (d) the Shelf Registration Statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "REGISTRATION DEFAULT"), then Boyds will pay liquidated damages to each Holder of outstanding Notes ("LIQUIDATED DAMAGES"). Liquidated Damages will accrue, at an annual rate of 0.25% of the aggregate principal amount of the outstanding Notes on the date of such Registration Default, payable in cash semi-annually in arrears on each interest payment date, commencing on the date of such Registration Default. All accrued Liquidated Damages will be paid by Boyds on each interest payment date to the global outstanding Note Holder by wire transfer of immediately available funds and to Holders of certificated outstanding Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of outstanding Notes will be required to make certain representations to Boyds (as described in the Registration Rights Agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their outstanding Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

    The Registration Rights Agreement will provide that the Liquidated Damages specified above will be the exclusive remedy available to Holders of Transfer Restricted Securities for any failure by Boyds to comply with the registration requirements of the Registration Rights Agreement.

    The summary in this prospectus of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Registration Rights Agreement.

GOVERNING LAW

    The Indenture, the Notes and the Guarantees, if any, will be, subject to certain exceptions, governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law rules thereof.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

    "ACQUIRED INDEBTEDNESS" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, HOWEVER, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "ASSET SALE" means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of Boyds or any Restricted Subsidiary (each referred to in this definition as a "DISPOSITION"), other than the Asset Transfer or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than: (a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete equipment in the ordinary course of business; (b) the disposition of all or substantially all of the assets of Boyds in a manner permitted pursuant to the provisions described above under "--Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;
(c) any Restricted Payment that is permitted to be made, and is made, under the first paragraph of the covenant described above under "Limitation on Restricted Payments;" (d) any disposition of assets with an aggregate fair market value of less than $1.0 million; (e) any disposition of property or assets by a Restricted Subsidiary to Boyds or by Boyds or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary; (f) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Similar Business; (g) any financing transaction with respect to property built or acquired by Boyds or any Restricted Subsidiary after the Issuance Date including, without limitation, sale-leasebacks and asset securitizations; (h) foreclosures on assets; (i) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and (j) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

    "ASSET TRANSFER" means the transfer of all of the assets of Boyds to a newly-formed Wholly Owned Subsidiary.

    "CAPITALIZED LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (i) U.S. dollars, (ii) securities issued or directly and fully guaranteed or insured by the U.S. Government or any agency or instrumentality thereof, (iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million, (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated A-1 or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition, (vi) investment funds investing 95% of their assets in securities of the types described in clauses (i)-(v) above, (vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P and (viii) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's.

    "CHANGE OF CONTROL"  means the occurrence of any of the following:

        (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Boyds and its Subsidiaries, taken as a whole; or

        (ii) Boyds becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of
    Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders and their Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Boyds.

    Notwithstanding the foregoing provisions, the Asset Transfer shall not be deemed to constitute a Change of Control.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Boyds and its Subsidiaries (determined on a consolidated basis). Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require Boyds to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Boyds and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    "CONSOLIDATED DEPRECIATION AND AMORTIZATION EXPENSE" means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to Hedging Obligations to the extent included in Consolidated Interest Expense, excluding amortization of deferred financing fees) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; PROVIDED, HOWEVER, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; PROVIDED, HOWEVER, that (i) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded, (ii) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, (iii) any net after-tax income
(loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded, (iv) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of Boyds) shall be excluded, (v) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Wholly Owned Restricted Subsidiary thereof in respect of such period, (vi) the Net Income of any Person acquired in a pooling of interests transaction shall not be included for any period prior to the date of such acquisition and (vii) the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived.

    "CONTINGENT OBLIGATIONS" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

    "CREDIT FACILITIES" means, with respect to Boyds, one or more debt facilities (including, without limitation, the credit facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "DESIGNATED NONCASH CONSIDERATION" means the fair market value of noncash consideration received by Boyds or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of Boyds, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

    "DESIGNATED PREFERRED STOCK" means preferred stock of Boyds (other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of Boyds, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under "Limitation on Restricted Payments."

    "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date 91 days after the maturity date of the Notes; PROVIDED, HOWEVER, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Boyds or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Boyds in order to satisfy applicable statutory or regulatory obligations, PROVIDED, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by Boyds with the provisions of the Indenture described under the caption "Repurchase at the Option of Holders--Change of Control" or "Repurchase at the Option of Holders--Asset Sales," as the case may be.

    "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (a) provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net Income, plus (b) Consolidated Interest Expense of such Person for such period and any Receivables Fees paid by such Person or any of its Restricted Subsidiaries during such period, in each case to the extent the same was deducted in calculating such Consolidated Net Income, plus (c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus (d) any expenses or charges related to any Equity Offering, Permitted Investment or Indebtedness permitted to be incurred by the Indenture (including such expenses or charges related to the Recapitalization) or any costs incurred in the cancellation of stock options and, in each case, deducted in such period in computing Consolidated Net Income, plus (e) the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, plus (f) without duplication, any other non-cash charges reducing Consolidated Net Income for such period (excluding any such charge which requires an accrual of a cash reserve for anticipated cash charges for any future period), plus (g) the amount of any minority interest expense deducted in calculating Consolidated Net Income, less, without duplication (h) non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EQUITY OFFERING" means any public or private sale of common stock or preferred stock of Boyds (excluding Disqualified Stock), other than (i) public offerings with respect to Boyds' Common Stock registered on Form S-8 and (ii) any such public or private sale that constitutes an Excluded Contribution.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

    "EXCLUDED CONTRIBUTIONS" means the net cash proceeds received by Boyds after the closing of the Recapitalization from (a) contributions to its equity capital other than contributions from the issuance of Disqualified Stock and (b) the sale (other than to a Subsidiary or to any Boyds or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of Boyds, in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of Boyds on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, the cash proceeds of which are excluded from the calculation set forth in paragraph (c) of the "Limitation on Restricted Payments" covenant.

    "EXISTING INDEBTEDNESS" means Indebtedness of Boyds or its Restricted Subsidiaries in existence on the Issuance Date, plus interest accruing thereon, after application of the net proceeds of the sale of the Notes as described in this Prospectus.

    "FIXED CHARGE COVERAGE RATIO" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Boyds or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "CALCULATION DATE"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by Boyds or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Boyds or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, discontinued operation, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Boyds. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Boyds to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Boyds may designate.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum of
(a) Consolidated Interest Expense of such Person for such period and (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of such Person.

    "FOREIGN SUBSIDIARY" means a Restricted Subsidiary not organized or existing under the laws of the United States, any State thereof, the District of Columbia, or any territory thereof.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date. For the purposes of the Indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary.

    "GOVERNMENT SECURITIES" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

    "GUARANTEE" means any guarantee of the obligations of Boyds under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture. When used as a verb, "Guarantee" shall have a corresponding meaning. No Guarantees were issued in connection with the initial offering and sale of the outstanding Notes or will be issued in connection with the issuance of the exchange Notes.

    "GUARANTOR" means any Person that incurs a Guarantee; PROVIDED that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor. No Guarantees will be issued in connection with the initial offering and sale of the outstanding Notes or will be issued in connection with the issuance of the exchange Notes.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

    "HOLDER" means a holder of the Notes.

    "INDEBTEDNESS" means, with respect to any Person, (a) any indebtedness of such Person, whether or not contingent (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof), (iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or (iv) representing any Hedging Obligations, if and to the extent of any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) that would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and (c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); PROVIDED, HOWEVER, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness and obligations under or in respect of Receivables Facilities shall not be deemed to constitute Indebtedness of a Person.

    "INDEPENDENT FINANCIAL ADVISOR" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the judgment of Boyds' Board of Directors, as evidenced by a board resolution, qualified to perform the task for which it has been engaged.

    "INVESTMENT GRADE SECURITIES" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Boyds and its Subsidiaries, and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding advances to customers, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes thereto) of Boyds in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (i) "Investments" shall include the portion (proportionate to Boyds' equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Boyds at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Boyds shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) Boyds' "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Boyds' equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "ISSUANCE DATE" means the closing date for the sale and original issuance of the outstanding Notes under the Indenture.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

    "MANAGEMENT GROUP" means the group consisting of the Officers of Boyds.

    "MOODY'S" means Moody's Investors Service, Inc.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

    "NET PROCEEDS" means the aggregate cash proceeds received by Boyds or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than required by clause (i) of the second paragraph of "--Repurchase at the Option of Holders--Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Boyds as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Boyds after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFICER" means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Boyds.

    "OFFICERS' CERTIFICATE" means a certificate signed on behalf of Boyds by two officers of Boyds, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Boyds that meets the requirements set forth in the Indenture.

    "PARI PASSU INDEBTEDNESS" means (a) with respect to the Notes, Indebtedness which ranks PARI PASSU in right of payment to the Notes and (b) with respect to any Guarantee, Indebtedness which ranks PARI PASSU in right of payment to such Guarantee.

    "PERMITTED HOLDERS" means KKR and any of its Affiliates and the Management Group.

    "PERMITTED INVESTMENTS" means (a) any Investment in Boyds or any Restricted Subsidiary; (b) any Investment in cash and Cash Equivalents or Investment Grade Securities; (c) any Investment by Boyds or any Restricted Subsidiary of Boyds in a Person that is a Similar Business if as a result of such Investment (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Boyds or a Restricted Subsidiary; (d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "--Repurchase at the Option of Holders--Asset Sales" or any other disposition of assets not constituting an Asset Sale; (e) any Investment existing on the Issuance Date; (f) advances to employees not in excess of $10.0 million outstanding at any one time, in the aggregate; (g) any Investment acquired by Boyds or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by Boyds or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by Boyds or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (h) Hedging Obligations permitted under clause (j) of the "Limitation of Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant; (i) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; (j) any Investment in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding, not to exceed the greater of (x) $50.0 million or (y) 15% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (k) Investments the payment for which consists of Equity Interests of Boyds (exclusive of Disqualified Stock); PROVIDED, HOWEVER, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the "Limitation on Restricted Payments" covenant; (l) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (l) that are at that time outstanding, not to exceed the greater of (x) $30.0 million or (y) 10% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (m) any transaction to the extent it constitutes an investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "--Certain Covenants--Transactions with Affiliates" (except transactions described in clauses (ii) and (vi) of such paragraph); (n) any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries; and (o) Investments relating to any special purpose Wholly Owned Subsidiary of Boyds organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of Boyds, are necessary or advisable to effect such Receivables Facility.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PREFERRED STOCK" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

    "RECAPITALIZATION" means the consummation on the Issuance Date of the series of transactions contemplated by the Recapitalization and Stock Purchase Agreement dated as of March 6, 1998, among Boyds, Bear Acquisition, Inc. and the existing stockholders of Boyds at such time.

    "RECEIVABLES FACILITY" means one or more receivables financing facilities, as amended from time to time, pursuant to which Boyds and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

    "RECEIVABLES FEES" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

    "RELATED PARTIES" means any Person controlled by a Permitted Holder, including any partnership of which a Permitted Holder or its Affiliates is the general partner.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" means, at any time, any direct or indirect Subsidiary of Boyds that is not then an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

    "S&P" means Standard and Poor's Ratings Group.

    "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "SIMILAR BUSINESS" means a business, the majority of whose revenues are derived from the design, manufacture, import and/or distribution of collectibles and/or other specialty giftware products or whose revenues are derived from the licensing of the Boyds name, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

    "SUBORDINATED INDEBTEDNESS" means (a) with respect to the Notes, any Indebtedness of Boyds which is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantee, any Indebtedness of the applicable Guarantor which is by its terms subordinated in right of payment to such Guarantee.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

    "TOTAL ASSETS" means the total consolidated assets of Boyds and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of Boyds.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of Boyds which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Boyds, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Boyds may designate any Subsidiary of Boyds (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns, or holds any Lien on, any property of, Boyds or any Subsidiary of Boyds (other than any Subsidiary of the Subsidiary to be so designated), PROVIDED that (a) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by Boyds, (b) Boyds certifies that such designation complies with the covenants described under "--Certain Covenants--Limitation on Restricted Payments" and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Boyds or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that, immediately after giving effect to such designation, (i) Boyds could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "--Certain Covenants--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" or (ii) the Fixed Charge Coverage Ratio for Boyds and its Restricted Subsidiaries would be greater than such ratio for Boyds and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be notified by Boyds to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (ii) the sum of all such payments.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

    "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

             U.S. FEDERAL TAX CONSEQUENCES OF THE EXCHANGE OF NOTES

    The following describes the material United States federal income tax consequences of the exchange of outstanding notes for exchange notes pursuant to the exchange offer. The following is based upon the provision of the Internal Revenue Code of 1986, and the related regulations, rulings and judicial decisions, as of the date of this prospectus.

    The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

    IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

            U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. PERSONS

    The following is a summary of U.S. federal income tax considerations for beneficial owners of the exchange notes that are "non-U.S. persons" under the Interal Revenue Code. Under the Code, a "non-U.S. person" means a person that is not any of the following:

    - a citizen or resident of the United States

    - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the U.S.

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source

    - a trust which is either subject to the supervision of a court within the United States and the control of one or more U.S. persons or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person

    This summary is based on current law which is subject to change, perhaps retroactively, is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company." We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

    YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE OWNERSHIP OF THE EXCHANGE NOTES, AS WELL AS THE CONSEQUENCES TO YOU ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. FEDERAL WITHHOLDING TAX

    The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on the exchange notes provided that each of the following apply:

    - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the U.S. Treasury regulations

    - you are not a controlled foreign corporation that is related to us through stock ownership

    - you are not a bank whose receipt of interest on the exchange notes is described in the Code

    - (a) you provide your name and address on an IRS Form W-8, and certify, under penalty of perjury, that you are not a U.S. person or (b) a financial institution holding the exchange notes on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8 from the beneficial owner and provides us with a copy

    If you cannot satisfy the requirements described above, payments of premium, and interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form 1001 claiming an exemption from or reduction in withholding under the benefit of a tax treaty or (2) IRS Form 4224 stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

    The 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, retirement or other disposition of the exchange notes.

U.S. FEDERAL ESTATE TAX

    Your estate will not be subject to U.S. federal estate tax on exchange notes of a series beneficially owned by you at the time of your death, provided that
(1) you do not own 10% or more of the total combined voting power of all classes of our voting stock, within the meaning of the Code and the U.S. Treasury Regulations, and (2) interest on that exchange note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

U.S. FEDERAL INCOME TAX

    If you are engaged in a trade or business in the United States and interest on the exchange notes is effectively connected with the conduct of that trade or business, although exempt from the 30% withholding tax, you will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. person, as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower applicable treaty rate, of your earnings and profits for the taxable year, subject to adjustments that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on exchange notes will be included in earnings and profits.

    Any gain or income realized on the disposition of an exchange note generally will not be subject to U.S. federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by you, or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, you will not be required to provide information reporting and backup withholding regarding payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and we have received from you the statement described above under "U.S. Federal Withholding Tax."

    In addition, you will not be required to pay backup withholding and provide information reporting regarding the proceeds of the sale of an exchange note within the United States or conducted through specified U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

    U.S. Treasury regulations were recently issued that generally modify the information reporting and backup withholding rules applicable to specified payments made after December 31, 2000. In general, the new U.S. Treasury regulations would not significantly alter the present rules discussed above, except in special situations.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes only where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and such exchange notes have been resold by such broker-dealers.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and such exchange notes have been resold by such broker-dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of outstanding notes, except as expressly set forth in the registration rights agreement, and will indemnify the holders of outstanding notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the exchange notes offered by this prospectus will be passed upon for Boyds by Simpson Thacher & Bartlett, New York, New York. Partners of Simpson Thacher & Bartlett, members of their families, related persons and others, have an indirect interest, through limited partnerships, who are investors in KKR 1996 Fund L.P., in less than 1% of the common stock.

                                    EXPERTS

    The consolidated financial statements of Boyds as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    Boyds has filed with the Securities and Exchange Commission a registration statement on Form S-4, which includes amendments, exhibits, schedules and supplements, under the Securities Act of 1933 and the rules and regulations under the Securities Act, for the registration of the exchange notes offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted from this prospectus as permitted by the rules and regulations of the Commission. For further information with respect to Boyds and the common stock offered by this prospectus, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to in this prospectus are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is now made.

    In conjunction with the initial public offering of Boyds' common stock in March 1999, Boyds filed a registration statement on Form S-1, which included amendments and exhibits, under the Securities Act and the rules and regulations under the Securities Act. As a result of the filing of the registration statement on Form S-1, Boyds is currently subject to the information requirements of the Securities Exchange Act of 1934 and files reports and other information required by the Securities Exchange Act.

    The registration statement on Form S-4, as well as any other registration statements or reports publicly filed by Boyds, can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13(th) Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, such public filings are publicly available through the Commission's site on the Internet's World Wide Web, located at "http://www.sec.gov" and available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
THE BOYDS COLLECTION, LTD. UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

  Unaudited Condensed Consolidated Balance Sheets as of March 31, 1999 and December 31, 1998...............        F-2
  Unaudited Condensed Consolidated Statements of Income for the Three Months Ended March 31, 1999 and
    1998...................................................................................................        F-3
  Unaudited Condensed Consolidated Statements of Stockholders' Equity for the Three Months Ended March 31,
    1999...................................................................................................        F-4
  Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1999 and
    1998...................................................................................................        F-5
  Notes to Unaudited Condensed Consolidated Financial Statements...........................................        F-6

THE BOYDS COLLECTION, LTD. CONSOLIDATED FINANCIAL STATEMENTS:

  Independent Auditors' Report.............................................................................       F-10
  Consolidated Balance Sheets as of December 31, 1997 and 1998.............................................       F-11
  Consolidated Statements of Income for the Years Ended December 31, 1996, 1997 and 1998...................       F-12
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1996, 1997 and 1998.....       F-13
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1997 and 1998...............       F-14
  Notes to Consolidated Financial Statements...............................................................       F-15

                           THE BOYDS COLLECTION, LTD.

             UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS AS OF
                      MARCH 31, 1999 AND DECEMBER 31, 1998

                                                                                         MARCH 31,   DECEMBER 31,
                                                                                            1999         1998
                                                                                         ----------  ------------
                                                                                              (IN THOUSANDS)
  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................................................  $   84,129   $   11,606
  Accounts receivable, less allowance for doubtful accounts of $180 in 1999 and 1998,
    respectively.......................................................................      30,977       24,355
  Inventory--primarily finished goods..................................................      10,505        8,440
  Inventory in transit.................................................................         952        3,116
  Other current assets.................................................................         835          527
                                                                                         ----------  ------------
      Total current assets.............................................................     127,398       48,044
FURNITURE AND EQUIPMENT:
  Furniture and equipment..............................................................       3,404        2,662
  Less--accumulated depreciation.......................................................      (1,248)      (1,143)
                                                                                         ----------  ------------
      Total furniture and equipment....................................................       2,156        1,519
OTHER ASSETS:
  Deferred debt issuance costs.........................................................       9,640       12,019
  Deferred tax asset...................................................................     230,305      234,403
  Other assets.........................................................................       2,424        2,425
                                                                                         ----------  ------------
      Total other assets...............................................................     242,369      248,847
                                                                                         ----------  ------------
TOTAL ASSETS...........................................................................  $  371,923   $  298,410
                                                                                         ----------  ------------
                                                                                         ----------  ------------

  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................................................................  $    2,374   $    1,513
  Accrued taxes........................................................................       7,781        5,364
  Accrued expenses.....................................................................       1,682        1,767
  Interest payable.....................................................................       8,201        5,501
  Deferred income......................................................................         778           31
                                                                                         ----------  ------------
      Total current liabilities........................................................      20,816       14,176
LONG-TERM DEBT.........................................................................     340,000      443,000
COMMITMENTS AND CONTINGENCIES (Notes 4 and 8)
STOCKHOLDERS' EQUITY (DEFICIT):
  Capital stock (61,838 and 52,588 issued and outstanding at March 31, 1999 and
    December 31, 1998, respectively) and paid-in capital in excess of par..............     (38,703)    (193,043)
  Retained earnings....................................................................      49,810       34,277
                                                                                         ----------  ------------
      Total stockholders' equity (deficit).............................................      11,107     (158,766)
                                                                                         ----------  ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)...................................  $  371,923   $  298,410
                                                                                         ----------  ------------
                                                                                         ----------  ------------

      See notes to unaudited condensed consolidated financial statements.

                           THE BOYDS COLLECTION, LTD.

         UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE
                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                             --------------------
                                                                                               1999       1998
                                                                                             ---------  ---------

                                                                                                (IN THOUSANDS,
                                                                                               EXCEPT PER SHARE
                                                                                                   AMOUNTS)
NET SALES..................................................................................  $  57,185  $  49,336
COST OF GOODS SOLD.........................................................................     18,676     15,751
                                                                                             ---------  ---------
    Gross profit...........................................................................     38,509     33,585
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...............................................      4,319      2,785
OTHER OPERATING INCOME.....................................................................        316        434
                                                                                             ---------  ---------
INCOME FROM OPERATIONS.....................................................................     34,506     31,234
                                                                                             ---------  ---------
OTHER INCOME:
  Interest and dividend income.............................................................        162        118
                                                                                             ---------  ---------
INTEREST EXPENSE:
  Interest expense.........................................................................      8,019        311
  Amortization of deferred debt issuance costs.............................................        223         --
                                                                                             ---------  ---------
TOTAL INTEREST EXPENSE.....................................................................      8,242        311
                                                                                             ---------  ---------
INCOME BEFORE PROVISION FOR INCOME TAXES AND EXTRAORDINARY ITEM............................     26,426     31,041
PROVISION FOR INCOME TAXES.................................................................      9,513         --
                                                                                             ---------  ---------
INCOME BEFORE EXTRAORDINARY ITEM...........................................................  $  16,913  $  31,041
EXTRAORDINARY ITEM--WRITE OFF OF DEFERRED DEBT ISSUANCE COSTS (NET OF $776 TAX BENEFIT)....      1,380         --
                                                                                             ---------  ---------
NET INCOME.................................................................................  $  15,533  $  31,041
                                                                                             ---------  ---------
                                                                                             ---------  ---------
PRO FORMA DATA:

HISTORICAL INCOME BEFORE EXTRAORDINARY ITEM................................................  $  16,913  $  31,041
PRO FORMA PROVISION FOR INCOME TAXES.......................................................         --     12,845
                                                                                             ---------  ---------
PRO FORMA INCOME BEFORE EXTRAORDINARY ITEM.................................................     16,913     18,196
EXTRAORDINARY ITEM--WRITE OFF OF DEFERRED DEBT ISSUANCE COSTS..............................      1,380         --
                                                                                             ---------  ---------
PRO FORMA NET INCOME.......................................................................  $  15,533  $  18,196
                                                                                             ---------  ---------
                                                                                             ---------  ---------
PRO FORMA EARNINGS PER SHARE:
  Basic and Diluted Earnings Per Share
    Income Before Extraordinary Item.......................................................  $    0.30  $    0.12
    Extraordinary Item--Write Off of Deferred Debt Issuance Costs..........................      (0.02)        --
                                                                                             ---------  ---------
    Net Income.............................................................................  $    0.28  $    0.12
                                                                                             ---------  ---------
                                                                                             ---------  ---------

      See notes to unaudited condensed consolidated financial statements.

                           THE BOYDS COLLECTION, LTD.

      UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                                                                           COMMON STOCK
                                                                                           AND PAID-IN
                                                                                             CAPITAL
                                                                              NUMBER OF     IN EXCESS     RETAINED
                                                                               SHARES         OF PAR      EARNINGS
                                                                             -----------  --------------  ---------
                                                                                         (IN THOUSANDS)
BALANCE, JANUARY 1, 1999...................................................      52,588    $   (193,043)  $  34,277
  Sale of common stock (net of related fees and expenses)..................       9,250         154,340          --
  Net income...............................................................          --              --      15,533
                                                                             -----------  --------------  ---------
BALANCE, MARCH 31, 1999....................................................      61,838    $    (38,703)  $  49,810
                                                                             -----------  --------------  ---------
                                                                             -----------  --------------  ---------

      See notes to unaudited condensed consolidated financial statements.

                           THE BOYDS COLLECTION, LTD.

       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                                                                             THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                           -----------------------
                                                                                              1999         1998
                                                                                           -----------  ----------
                                                                                               (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................................................................  $    15,533  $   31,041
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation.........................................................................          105          63
    Amortization and write off of deferred debt issuance costs...........................        2,379          --
    Amortization of deferred tax asset...................................................        4,098          --
    Changes in assets and liabilities:
      Accounts receivable--net...........................................................       (6,622)     (2,906)
      Inventory..........................................................................       (2,065)        505
      Inventory in transit...............................................................        2,164       1,857
      Other current assets...............................................................         (308)         (9)
      Other assets.......................................................................            1          --
      Accounts payable...................................................................          861         (39)
      Accrued taxes......................................................................        2,417         411
      Accrued expenses...................................................................          (85)       (389)
      Interest payable...................................................................        2,700         (23)
      Deferred revenue...................................................................          747         556
                                                                                           -----------  ----------
        Net cash provided by operating activities........................................       21,925      31,067
                                                                                           -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment..................................................................         (742)       (387)
                                                                                           -----------  ----------
        Net cash used in investing activities............................................         (742)       (387)
                                                                                           -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of note payable--stockholders................................................           --     (30,000)
  Repayment of debt......................................................................     (103,000)         --
  Sale of common stock (net of related fees and expenses)................................      154,340          --
                                                                                           -----------  ----------
        Net cash used in financing activities............................................       51,340     (30,000)
                                                                                           -----------  ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS................................................       72,523         680
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...........................................       11,606      11,210
                                                                                           -----------  ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.................................................  $    84,129  $   11,890
                                                                                           -----------  ----------
                                                                                           -----------  ----------
CASH PAID DURING THE PERIOD FOR INTEREST.................................................  $     5,300  $      333
                                                                                           -----------  ----------
                                                                                           -----------  ----------
CASH PAID DURING THE PERIOD FOR INCOME TAXES.............................................  $     2,103  $       --
                                                                                           -----------  ----------
                                                                                           -----------  ----------

      See notes to unaudited condensed consolidated financial statements.

                           THE BOYDS COLLECTION, LTD.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1.  INTERIM FINANCIAL STATEMENTS

    Boyds is a wholesaler and importer of giftware and imports substantially all of its products from foreign suppliers, primarily located in The People's Republic of China. The condensed consolidated balance sheet, as of March 31, 1999, the related condensed consolidated statements of income for the three months ended March 31, 1999 and 1998, the changes in stockholders' equity for the three months ended March 31, 1999 and the cash flows for the three months ended March 31, 1999 and 1998 are unaudited. In the opinion of management all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such interim financial statements have been included. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the financial statements and notes included in Boyds' 1998 Financial Statements, which are included in the Registration Statement on Form S-1 (File No. 333-69535) filed with the Securities and Exchange Commission on March 4, 1999.

2.  INITIAL PUBLIC OFFERING

    On March 5, 1999, Boyds issued and sold 9,250,000 shares of common stock at $18 per share in an initial public offering and listed its stock on the New York Stock Exchange. The proceeds to Boyds, after deducting the underwriting discount and attorney fees, were approximately $154.3 million. On March 12, 1999, $82.5 million of indebtedness under the credit facility with DLJ Capital Funding, Inc. and other lenders was repaid from the proceeds (see also Note 10).

3.  RECAPITALIZATION AND FINANCINGS

    On March 6, 1998, Boyds entered into a Recapitalization and Stock Purchase Agreement with Bear Acquisition, Inc. ("Bear"). Bear was a subsidiary of KKR 1996 Fund L.P., a limited partnership formed at the direction of Kohlberg Kravis Roberts & Co. L.P. ("KKR"). In connection with the closing of the Recapitalization on April 21, 1998, Boyds used approximately $490 million of aggregate proceeds from certain financings described below (the "Financings") and approximately $8 million of existing cash balances of Boyds to: (i) redeem (the "Redemption") a portion of Boyds' common stock held by the existing stockholders (the "Stockholders") for approximately $473 million and (ii) pay transaction fees and expenses of approximately $25 million. In addition, Bear acquired shares of common stock from the Stockholders for approximately $184 million (the "Stock Purchase"). The Stock Purchase, Redemption and Financings and related transactions have been recorded as a recapitalization (the "Recapitalization"). Upon completion of the Recapitalization, Bear owned approximately 80% of the Common Stock and the Stockholders retained approximately 20% of the Common Stock.

    The Financings consisted of: (i) an aggregate of approximately $325 million of bank borrowings by Boyds under senior secured term loans (the "Term Loans") and (ii) $165 million aggregate principal amount of senior subordinated notes (the "Notes"). In addition, Boyds entered into a $40 million senior secured revolving credit facility, which is available for Boyds' working capital requirements and to support trade letters of credit. Boyds does not have any borrowings under the revolving credit facility.

    Financing costs of approximately $13,800 were classified as deferred debt issuance costs and will be amortized over the lives of the related debt facilities. In addition, Boyds incurred approximately $11,800 of costs associated with the Redemption, which were charged to paid-in capital in excess of par. Fees in the amount of $6,000 were paid to KKR in connection with the recapitalization.

                           THE BOYDS COLLECTION, LTD.

4.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    At March 31, 1999 and at December 31, 1998, Boyds had letters of credit outstanding under bank credit agreements amounting to $3,426 and $11,172, respectively. These letters of credit represent Boyds' commitment to purchase inventory which is to be produced and/or shipped.

5.  RELATED PARTY TRANSACTIONS AND NOTE PAYABLE--STOCKHOLDERS

    The stockholders loaned $30,000 to Boyds at December 31, 1997, at an interest rate of 5.0%. These notes payable were repaid in 1998. Interest amounting to $333 was paid to the stockholders during the three months ended March 31, 1998.

    For the first quarter ended March 31, 1999, Boyds paid to KKR approximately $134 for management fees and related expenses.

6.  LONG-TERM DEBT

    Long-term debt is summarized as follows:

                                                                                         MARCH 31,   DECEMBER 31,
                                                                                            1999         1998
                                                                                         ----------  ------------
9% Senior Subordinated Notes due May 15, 2008..........................................  $  165,000   $  165,000

Credit Agreement:
  Secured Tranche A Term Loans due April 2005. Interest based on LIBOR or base rate as
    defined............................................................................      88,250       88,250
  Secured Tranche B Term Loans due April 2006. Interest based on LIBOR or base rate as
    defined............................................................................      86,750      189,750
  Secured revolving loan commitment of $40,000. Interest based on LIBOR or base rate as
    defined............................................................................          --           --
                                                                                         ----------  ------------
                                                                                         $  340,000   $  443,000
                                                                                         ----------  ------------
                                                                                         ----------  ------------

    At March 31, 1999, the weighted average interest rate in effect for the Term Loans was 6.848%.

    The Notes have an optional redemption feature any time after May 15, 2003. Interest on the Notes is payable semiannually on May 15 and November 15.

    The Credit Agreement contains certain covenants, including the requirement of a minimum interest coverage ratio as defined in the agreement and substantial restrictions as to dividends and distributions. The agreement also provides that the Term Loans and revolving loan commitment be secured by the capital stock of Boyds' future subsidiaries. In connection with the transfer of Boyds' assets to its wholly owned subsidiary, The Boyds Collection Ltd. L.P. ("Boyds L.P.") in 1998, Boyds pledged its interests in Boyds L.P. In addition, the Term Loans are subject to mandatory prepayment with the proceeds of certain asset sales and a portion of Boyds' excess cash flow as defined in the credit agreement. Boyds has the option of selecting its own interest period at one, two, three, six, nine or twelve month periods.

                           THE BOYDS COLLECTION, LTD.

    The scheduled maturities of the long-term debt are as follows:

1999..............................................................  $      --
2000..............................................................         --
2001..............................................................      6,250
2002..............................................................     14,000
2003..............................................................     17,000
Thereafter........................................................    302,750

7.  INCOME TAXES

    Prior to April 21, 1998, Boyds had elected to be treated as an S Corporation for federal and state income tax purposes. Boyds subsequently elected to change its tax status from an S Corporation to a C Corporation. The income statement reflects a provision for income taxes for the period Boyds was a C Corporation. Pro forma income statement data reflects pro forma income tax information as if Boyds was a C Corporation for the entire periods presented.

    For federal income tax purposes, Boyds has elected to treat the Recapitalization and Stock Purchase as an asset acquisition by making a Section 338 Section (h)(10) election. As a result, there is a difference between the financial reporting and tax basis of Boyds' assets. The difference creates deductible goodwill for tax purposes, which creates a deferred tax asset for financial reporting purposes. The deferred tax asset will be realized as the goodwill is amortized over a period of fifteen years. In the opinion of management, Boyds believes it will have sufficient profits in the future to realize the deferred tax asset.

8.  CONTINGENCIES

    Boyds is engaged in various lawsuits, either as plaintiff or defendant, involving alleged patent infringement and breaches of contract. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on Boyds' financial statements.

9.  EARNINGS PER SHARE

    The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

                                                                                                   MARCH 31,
                                                                                              --------------------
                                                                                                1999       1998
                                                                                              ---------  ---------
                                                                                                 (IN THOUSANDS)
Numerator for basic and diluted earnings per share:
  Pro forma net income......................................................................  $  15,533  $  18,196
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Denominator:
  Denominator for basic earnings per share--weighted average shares.........................     55,363    157,672
Effect of dilutive securities:
  Effect of shares issuable under stock option plans based on treasury stock method.........        677         --
                                                                                              ---------  ---------
Denominator for diluted earnings per share--weighted average shares.........................     56,040    157,672
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                           THE BOYDS COLLECTION, LTD.

10. SUBSEQUENT EVENTS

    On April 12, 1999, Boyds paid $71.9 million to the holders of the senior subordinated notes, leaving a balance outstanding of $99.0 million. The payment comprised $5.9 million of redemption premium and $66.0 million of principal.

    On April 21, 1999, Boyds repaid a further $10.0 million of the tranche B term loans, leaving a balance outstanding of $76.75 million.

    As a consequence of these repayments total long term debt decreased from $340.0 million at March 31, 1999 to $264.0 million at April 21, 1999.


    On May 28, 1999, our Board of Directors approved the repurchase of up to 3 million shares of our common stock. As of June 15, 1999, we had repurchased 737,000 shares of our common stock pursuant to this stock repurchase program for an aggregate amount of approximately $9.5 million. We financed these repurchases out of our operating cash flow and approximately $4.0 million of borrowings under our revolving credit facility.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of The Boyds Collection, Ltd.
McSherrystown, Pennsylvania

    We have audited the accompanying consolidated balance sheets of The Boyds Collection, Ltd. ("Boyds") as of December 31, 1997 and 1998 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Boyds' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Boyds at December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
New York, New York

January 28, 1999 (March 2, 1999, as to the exchange of common stock discussed in Note 13)

                           THE BOYDS COLLECTION, LTD.

                       CONSOLIDATED BALANCE SHEETS AS OF
                           DECEMBER 31, 1997 AND 1998

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                              1997        1998
                                                                                            ---------  -----------
                                                                                                (IN THOUSANDS)
  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................................................  $  11,210  $    11,606
  Accounts receivable, less allowance for doubtful accounts of $150,000 and $180,000 in
    1997 and 1998, respectively...........................................................     19,796       24,355
  Inventory--primarily finished goods.....................................................      3,403        8,440
  Inventory in transit....................................................................      3,438        3,116
  Other current assets....................................................................        425          527
                                                                                            ---------  -----------
      Total current assets................................................................     38,272       48,044
FURNITURE AND EQUIPMENT:
  Furniture and equipment.................................................................      1,321        2,662
  Less accumulated depreciation...........................................................       (680)      (1,143)
                                                                                            ---------  -----------
  Total furniture and equipment...........................................................        641        1,519
OTHER ASSETS:
  Deferred debt issuance costs............................................................         --       12,019
  Deferred tax asset......................................................................         --      234,403
  Other assets............................................................................         23        2,425
                                                                                            ---------  -----------
      Total other assets..................................................................         23      248,847
                                                                                            ---------  -----------
TOTAL ASSETS..............................................................................  $  38,936  $   298,410
                                                                                            ---------  -----------
                                                                                            ---------  -----------

  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable........................................................................  $     748  $     1,513
  Accrued taxes...........................................................................      1,481        5,364
  Accrued expenses........................................................................      1,412        1,798
  Interest payable........................................................................         23        5,501
                                                                                            ---------  -----------
      Total current liabilities...........................................................      3,664       14,176
NOTES PAYABLE--Stockholders...............................................................     30,000           --
LONG TERM DEBT............................................................................         --      443,000
COMMITMENTS AND CONTINGENCIES (Notes 6, 7 and 11)
STOCKHOLDERS' EQUITY:
  Capital stock (157,671,516 and 52,588,246 issued and outstanding at December 31, 1997
    and 1998, respectively) and paid-in capital in excess of par..........................         48     (193,043)
  Retained earnings.......................................................................      5,224       34,277
                                                                                            ---------  -----------
      Total stockholders' equity (deficit)................................................      5,272     (158,766)
                                                                                            ---------  -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................................................  $  38,936  $   298,410
                                                                                            ---------  -----------
                                                                                            ---------  -----------

                See notes to consolidated financial statements.

                           THE BOYDS COLLECTION, LTD.

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                                   DECEMBER 31,
                                                                   ---------------------------------------------
                                                                        1996            1997           1998
                                                                   --------------  --------------  -------------

                                                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                                                     AMOUNTS)
NET SALES........................................................  $       98,365  $      129,841  $     197,806
COST OF GOODS SOLD...............................................          33,022          43,278         63,852
                                                                   --------------  --------------  -------------
    Gross profit.................................................          65,343          86,563        133,954
GENERAL AND ADMINISTRATIVE EXPENSES..............................           6,314           8,528         14,446
OTHER OPERATING INCOME...........................................             387           1,171          1,280
                                                                   --------------  --------------  -------------
INCOME FROM OPERATIONS...........................................          59,416          79,206        120,788
                                                                   --------------  --------------  -------------
OTHER INCOME (EXPENSE):
  Interest and dividend income...................................             208             414            399
  Other income, (expense)........................................             660            (248)           (36)
  Expenses related to recapitalization...........................              --              --         (3,248)
                                                                   --------------  --------------  -------------
    Net other income (expense)...................................             868             166         (2,885)
                                                                   --------------  --------------  -------------
INTEREST EXPENSE:
  Interest expense...............................................             187             242         27,764
  Amortization of deferred debt issuance costs...................              --              --          1,854
                                                                   --------------  --------------  -------------
TOTAL INTEREST EXPENSE...........................................             187             242         29,618
                                                                   --------------  --------------  -------------
INCOME BEFORE PROVISION FOR INCOME TAXES.........................          60,097          79,130         88,285
PROVISION FOR INCOME TAXES.......................................              --              --         22,007
                                                                   --------------  --------------  -------------
NET INCOME.......................................................          60,097          79,130         66,278
PRO FORMA INFORMATION
  (Unaudited):
HISTORICAL INCOME BEFORE PROVISION FOR INCOME TAXES..............  $       60,097  $       79,130  $      88,285
PRO FORMA PROVISION FOR INCOME TAXES.............................          25,045          33,152         34,732
                                                                   --------------  --------------  -------------
PRO FORMA NET INCOME.............................................  $       35,052  $       45,978  $      53,553
                                                                   --------------  --------------  -------------
                                                                   --------------  --------------  -------------
PRO FORMA BASIC EARNINGS PER SHARE...............................  $          .22  $          .29  $         .64
                                                                   --------------  --------------  -------------
                                                                   --------------  --------------  -------------
PRO FORMA DILUTED EARNINGS PER SHARE.............................  $          .22  $          .29  $         .63
                                                                   --------------  --------------  -------------
                                                                   --------------  --------------  -------------
WEIGHTED AVERAGE BASIC SHARES OUTSTANDING........................     157,671,516     157,671,516     84,142,163
                                                                   --------------  --------------  -------------
                                                                   --------------  --------------  -------------
WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING......................     157,671,516     157,671,516     84,484,571
                                                                   --------------  --------------  -------------
                                                                   --------------  --------------  -------------

                See notes to consolidated financial statements.

                           THE BOYDS COLLECTION, LTD.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                                         COMMON STOCK
                                                                                         AND PAID-IN
                                                                                           CAPITAL
                                                                          NUMBER OF       IN EXCESS      RETAINED
                                                                            SHARES          OF PAR       EARNINGS
                                                                        --------------  --------------  ----------
                                                                           (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
BALANCE, DECEMBER 31, 1995............................................     157,671,516             48          868
  Net income..........................................................              --             --       60,097
  Distributions to stockholders'......................................              --             --      (59,822)
                                                                        --------------  --------------  ----------

BALANCE, DECEMBER 31, 1996............................................     157,671,516             48        1,143
  Net income..........................................................              --             --       79,130
  Distributions to stockholders'......................................              --             --      (75,049)
                                                                        --------------  --------------  ----------

BALANCE, DECEMBER 31, 1997............................................     157,671,516             48        5,224
  Net income..........................................................              --             --       66,278
  Capital contribution from stockholder...............................              --          3,500           --
  Transfer of retained earnings to additional paid in capital at
    termination of sub-S election.....................................              --         37,225      (37,225)
  Recognition of deferred tax asset...................................              --        245,854           --
  Redemption and retirement of common stock...........................    (106,237,360)      (484,809)          --
  Issuance of common stock............................................       1,154,090          5,139           --
                                                                        --------------  --------------  ----------

BALANCE, DECEMBER 31, 1998............................................      52,588,246   $   (193,043)  $   34,277
                                                                        --------------  --------------  ----------
                                                                        --------------  --------------  ----------

                See notes to consolidated financial statements.

                           THE BOYDS COLLECTION, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                                              DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1996       1997       1998
                                                                                     ---------  ---------  ---------

                                                                                             (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................................................  $  60,097  $  79,130  $  66,278
  Adjustments to reconcile net income to net cash provided by operating activities
    Depreciation...................................................................        221        254        406
    Amortization of deferred debt issuance costs...................................         --         --      1,854
    Deferred taxes.................................................................         --         --     11,451
    Loss on sale of equipment......................................................         --         38         36
    Changes in assets and liabilities (net of acquisition):
      Accounts receivable--net.....................................................     (1,211)    (9,030)    (3,869)
      Inventory....................................................................       (580)      (162)    (4,008)
      Inventory in transit.........................................................        909     (2,195)       322
      Other assets.................................................................       (170)       160       (298)
      Accounts payable.............................................................        140        122        702
      Accrued taxes................................................................        409        539      3,873
      Accrued expenses.............................................................        215        912        410
      Interest payable.............................................................         --         --      5,467
                                                                                     ---------  ---------  ---------
        Net cash provided by operating activities..................................     60,030     69,768     82,624
                                                                                     ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment............................................................       (269)      (367)    (1,247)
  Dividend distributions from investment in
    The Boyds Collection (Hong Kong) Ltd...........................................         --        320         --
  Proceeds from sales of equipment.................................................         --          5         --
  Issuance of notes receivable.....................................................         --       (250)    (1,296)
  Purchase of business--net of cash acquired.......................................         --         --     (2,200)
                                                                                     ---------  ---------  ---------
        Net cash used in investing activities......................................       (269)      (292)    (4,743)
                                                                                     ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds of note payable--stockholders...........................................     26,000     34,000         --
  Repayment of note payable--stockholders..........................................    (24,400)   (23,300)   (30,000)
  Distributions to stockholders....................................................    (59,822)   (75,049)        --
  Issuance of debt.................................................................         --         --    490,000)
  Repayment of debt................................................................         --         --    (47,360)
  Redemption of common stock.......................................................         --         --   (484,809)
  Sale of common stock.............................................................         --         --      5,056
  Capital contribution.............................................................         --         --      3,500
  Deferred debt issuance cost......................................................         --         --    (13,872)
                                                                                     ---------  ---------  ---------
        Net cash used in financing activities......................................    (58,222)   (64,349)   (77,485)
                                                                                     ---------  ---------  ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS..........................................      1,539      5,127        396
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.....................................      4,544      6,083     11,210
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD...........................................  $   6,083  $  11,210  $  11,606
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
CASH PAID DURING THE PERIOD FOR INTEREST...........................................  $     183  $     227  $  22,208
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
CASH PAID DURING THE PERIOD FOR INCOME TAXES.......................................  $      --  $      --  $   7,886
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
SUPPLEMENTAL NON-CASH ACTIVITIES:
  Pro forma income taxes...........................................................  $  25,045  $  33,152  $  34,732
  Common stock issued as part of purchase price of business acquired...............                               83
  Forgiveness of notes receivable in exchange for net assets acquired..............                            1,469

                See notes to consolidated financial statements.

                           THE BOYDS COLLECTION, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  HISTORY, RECAPITALIZATION AND FINANCING

    The Boyds Collection, Ltd. ("Boyds") is a primary wholesaler and importer of resin figurines and plush animals that are distributed to retail operations primarily throughout the United States. Substantially all of its products are sourced from foreign manufacturers in China through buying agencies. The two largest buying agencies each represent approximately 46% of Boyds' total imports.

    On March 5, 1998, Boyds entered into a Recapitalization and Stock Purchase Agreement with Bear Acquisition, Inc. ("Bear Acquisition"). Bear Acquisition is a subsidiary of KKR 1996 Fund L.P., a limited partnership formed at the direction of Kohlberg Kravis Roberts & Co. LP ("KKR"). In connection with the closing of the Recapitalization on April 21, 1998, Boyds used approximately $490.0 million of aggregate proceeds from certain financing described below (the "Financing") and approximately $8.0 million of existing cash balances of Boyds to: (i) redeem (the "Redemption") a portion of Boyds' common stock, par value $0.0001 per share, held by the original stockholders (the "Original Stockholders") for approximately $473.0 million and (ii) pay transaction fees and expenses of approximately $25.0 million. In addition, Bear Acquisition acquired shares of common stock from the Original Stockholders for approximately $184.0 million (the "Stock Purchase," and together with the Redemption, the "Recapitalization"). Upon completion of the Recapitalization, Bear Acquisition owned approximately 80% of the common stock and the Original Stockholders retained approximately 20% of the common stock.

    The Financing consisted of: (i) an aggregate of $325.0 million of bank borrowings by Boyds under senior secured term loans (the "Term Loans") and (ii) $165.0 million aggregate principal amount of senior subordinated notes (the "Notes"). In addition, Boyds entered into a $40.0 million senior secured revolving credit facility which is available for Boyds' working capital requirements and to support trade letters of credit (the "Revolver" and, together with the Term Loans, the "Credit Facility"). Boyds did not have any borrowings under the Revolver to consummate the Recapitalization.

    In connection with the Recapitalization, Boyds had nonrecurring transaction related bonuses (including the related payroll taxes) of $3.2 million which was used by certain key employees to purchase Bear Acquisition common stock. These transaction related bonuses were paid from the proceeds of capital contributions from the Original Stockholders. Financing costs of approximately $13.8 million were classified as deferred debt issuance costs and will be amortized using the effective interest rate method over the lives of the related debt facilities. In addition, Boyds incurred approximately $11.8 million of costs associated with the Redemption, which were charged to paid-in capital in excess of par.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of Boyds and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    CASH AND CASH EQUIVALENTS--Boyds considers all short-term interest-bearing investments with original maturities of three months or less to be cash equivalents.

    INVENTORIES--Inventories are stated at the lower of cost or market. Cost is determined under the first-in, first out method of accounting. Inventory in-transit consists of purchases from foreign suppliers for which title has passed to Boyds.

                           THE BOYDS COLLECTION, LTD.

    FURNITURE, EQUIPMENT AND DEPRECIATION--Furniture and equipment is stated at cost. Depreciation is computed using the declining balance method over the estimated useful lives of the various assets. The estimated useful lives of furniture and fixtures range from five to seven years and the estimated useful lives of equipment range from three to seven years. The estimated useful lives of leasehold improvements is the lesser of the estimated life of the improvement or the term of the lease.

    INVESTMENT IN UNCONSOLIDATED SUBSIDIARY--Boyds had a 30% investment in The Boyds Collection (Hong Kong) Ltd. until such investment was liquidated in 1997. This investment was accounted for under the equity method of accounting and the amounts included in the financial statements were not material for any period presented.

    DEFERRED DEBT ISSUANCE COSTS--Boyds amortizes deferred debt issuance costs using the interest method over the life of debt. Amortization of deferred debt issuance costs includes amounts charged as a result of prepayments.

    IMPAIRMENT ACCOUNTING--Boyds reviews the recoverability of its long-lived assets, when events or changes in circumstances occur that indicate that the carrying value of the assets may not be recoverable. The measurement of possible impairment is based on Boyds' ability to recover the carrying value of the asset from the expected future undiscounted cash flows generated. The measurement of impairment requires management to use estimates of expected future cash flows. If an impairment loss existed, the amount of the loss would be recorded in the consolidated statements of operations. It is possible that future events or circumstances could cause these estimates to change.

    PRO FORMA ADJUSTMENTS--Boyds had elected to be treated as an S Corporation for Federal and state income tax purposes. Under this election, income is not taxed at the corporate level, but is taxed to the stockholders at the individual level.

    On April 21, 1998, Boyds elected to change its tax status from an S Corporation to a C Corporation. The income statement reflects a provision for income taxes for the period Boyds was a C Corporation. The objective of the pro forma financial information is to show what the significant effects on the historical financial information might have been had Boyds not been treated as an S Corporation during 1996, 1997 and the portion of 1998 prior to April 21.

    INCOME TAXES--Effective April 21, 1998, Boyds accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, ACCOUNTING FOR INCOME TAXES, which requires an asset and liability approach to accounting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Income taxes/benefit is the tax payable/receivable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Management considers that the carrying amount of financial instruments, including cash, accounts receivable, accounts payable and accrued expenses, approximates fair value. Interest on long-term bank debt is payable at variable rates which approximates fair market value. The fair value of the Notes, face value of $165.0 million, was $176.6 million at December 31, 1998 and was determined based on the market price on that date as quoted by Bridge Fixed Income Services.

    REVENUE RECOGNITION--Sales revenue is recognized upon shipment of the items, when title passes to the customer.

                           THE BOYDS COLLECTION, LTD.

    ADVERTISING--Boyds expenses the costs of advertising as they are incurred. Advertising expense was $133,001, $179,559 and $199,882 for the years ended 1996, 1997 and 1998, respectively.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS--Certain 1996 and 1997 financial statement amounts have been reclassified to conform to the 1998 presentation.

    NEW ACCOUNTING STANDARDS--In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, REPORTING COMPREHENSIVE INCOME. Comprehensive income includes net income and several other items that current accounting standards require to be recognized outside of net income. This standard requires enterprises to display comprehensive income and its components in financial statements, to classify items of comprehensive income by their nature in financial statements, and to display the accumulated balances of other comprehensive income in stockholders' equity separately from retained earnings and additional paid-in capital. Boyds adopted SFAS No. 130 for the year ended December 31, 1998. There were no items of other comprehensive income for all periods presented.

    In June 1997, the FASB issued SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, replacing SFAS No. 14 and its amendments. This standard requires enterprises to report certain information about products and services, activities in different geographic areas, and reliance on major customers and to disclose certain segment information in their interim financial statements. The basis for determining an enterprise's operating segments is the manner in which financial information is used internally by the enterprise's chief operating decision maker. Boyds adopted SFAS No. 131 for the year ended December 31, 1998. Boyds has determined that it operates in one segment, collectibles. In addition, less than 2% of total revenue is derived from customers outside the United States and all long lived assets are located in the United States. No customer represents more than 10% of total revenue.

    During 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which is effective for periods beginning after June 15, 1999. Boyds is currently evaluating the impact, if any, of this statement.

3.  FURNITURE AND EQUIPMENT

    The components of property, plant and equipment at December 31, 1997 and 1998 were as follows:

                                                                                  DECEMBER 31,
                                                                              --------------------
                                                                                1997       1998
                                                                              ---------  ---------

                                                                                 (IN THOUSANDS)
Equipment...................................................................  $     833  $     997
Furniture and fixtures......................................................        478      1,399
Leasehold improvements......................................................         10        266
                                                                              ---------  ---------
    Total...................................................................      1,321      2,662
                                                                              ---------  ---------
Less accumulated depreciation and amortization..............................       (680)    (1,143)
                                                                              ---------  ---------
                                                                              $     641      1,519
                                                                              ---------  ---------
                                                                              ---------  ---------

                           THE BOYDS COLLECTION, LTD.

4.  ACQUISITIONS

    In September 1998, Boyds agreed in principal with the stockholders of H.C. Accents & Associates, Inc. to acquire all of the issued and outstanding shares of capital stock of H.C. Accents, an Illinois corporation. H.C. Accents is a designer, importer and distributor of collectibles and other specialty giftware products. The transaction was consummated on November 3, 1998. The aggregate purchase price was approximately $4.0 million, consisting of $2.3 million cash paid, the forgiveness of notes receivable due to Boyds of approximately $1.5 million and 18,721 shares of common stock issued valued at $83,000. The purchase price was assigned to the acquired assets, primarily inventory and accounts receivable, based on their fair market values. In addition, Boyds has recorded goodwill of approximately $2.4 million, included in other assets, related to the excess of the purchase price over the fair value of assets acquired which it will amortize using the straight line method over 20 years. The results of operations and net assets acquired are not material to Boyds. The purchase agreement requires future contingent payments through 2002 provided H.C. Accents achieves minimum levels of EBITDA. Such payments will range from 1.0 to 1.6 times threshold H.C. Accents' EBITDA amounts, and will be recorded as additional purchase costs if and when H.C. Accents achieves the minimum EBITDA thresholds.

5.  CONCENTRATION OF CREDIT RISK

    Boyds maintains cash balances at several financial institutions located in Pennsylvania. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregated $9.4 million and $11.2 million at December 31, 1997 and 1998, respectively.

6.  LEASE COMMITMENTS

    Boyds conducts its operations and warehouses inventory in a leased facility classified as an operating lease. In May 1996, Boyds signed an addendum to its original lease agreement dated March 1, 1995. The addendum permitted Boyds to lease additional space, increasing the monthly payment from $13,211 to $22,735. Effective January 1, 1998, Boyds also has exercised an option to lease the remaining space of the warehouse for an additional monthly payment of $8,717. The term of this lease expires in December 2009. The future minimum annual lease commitments for the facilities are as follows:

                                                                                      (IN
                                                                                  THOUSANDS)
1999...........................................................................    $     379
2000...........................................................................          379
2001...........................................................................          377
2002...........................................................................          377
2003...........................................................................          377
Thereafter.....................................................................        2,265
                                                                                      ------
                                                                                   $   4,154
                                                                                      ------
                                                                                      ------

    Rent expense amounted to $238,059, $273,220 and $497,158 for 1996, 1997 and
1998, respectively.

                           THE BOYDS COLLECTION, LTD.

7.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    At December 31, 1998, Boyds had letters of credit outstanding under the Credit Facility, amounting to $11.2 million. See Notes 1 and 9. At December 31, 1997, Boyds had letters of credit outstanding under a line of credit of $6.4 million, which expired on April 21, 1998. These letters of credit represent Boyds' commitment to purchase inventory, which is to be produced and/or shipped.

8.  RELATED PARTY TRANSACTIONS AND NOTES PAYABLE - STOCKHOLDERS

    The stockholders loaned $30.0 million to Boyds at December 31, 1997, at an interest rate of 5.0%. These notes payable were repaid in 1998. Interest amounting to $182,705, $226,616 and $310,237 was paid to the stockholders during the years ended 1996, 1997 and 1998, respectively. The stockholders' notes payable was subordinated to the line of credit described in Note 7.

    During 1998, Boyds paid fees in the amount of $6.0 million and $1.7 million to KKR and a director, respectively, for consulting services in connection with the Recapitalization which are included in transaction-related expenses charged directly to paid-in capital in excess of par. In addition, the director was paid $140,000 of consulting fees which are included in expenses. KKR has also agreed to render management, consulting and financial services to Boyds for an annual fee of $375,000 plus expenses. During the year ended December 31, 1998, Boyds paid $251,367 to KKR for such services.

9.  LONG-TERM DEBT

    In connection with the Recapitalization, on April 21, 1998 Boyds issued $165.0 million principal of senior subordinated notes. In addition, on April 21, 1998 Boyds entered into a Credit Facility with a syndicate of banks and other financial institutions, consisting of $325.0 million in Term Loans and a $40.0 million Revolver. Net proceeds to Boyds after deducting $13.8 million of deferred debt issuance costs, were $476.2 million.

    Long-term debt is summarized as follows:

                                                                               DECEMBER 31,
                                                                                   1998
                                                                             -----------------
                                                                              (IN THOUSANDS)
9% Senior Subordinated Notes due May 15, 2008..............................     $   165,000

Credit Facility:
  Secured Tranche A Term Loans due April 2005. Interest based on LIBOR or
    base rate as defined...................................................          88,250
  Secured Tranche B Term Loans due April 2006. Interest based on LIBOR or
    base rate as defined...................................................         189,750
  Secured revolving loan commitment of $40,000,000. Interest based on LIBOR
    or base rate as defined................................................              --
                                                                                   --------
                                                                                $   443,000
                                                                                   --------
                                                                                   --------

    At December 31, 1998, the weighted average interest rate in effect for the Term Loans was 7.38%.

    The Notes have an optional redemption feature exercisable by Boyds any time on or after May 15, 2003. Boyds may also redeem up to 40% of the Notes with the proceeds of one or more equity offerings at any time on or prior to May 15, 2001. Interest on the Notes is payable semiannually on May 15 and November 15.

                           THE BOYDS COLLECTION, LTD.

    The Credit Facility contains certain covenants, including the requirement of a minimum interest coverage ratio as defined in the agreement (effective for the first quarter of 1999) and substantial restrictions as to dividends and distributions. Boyds is in compliance with all applicable covenants as of December 31, 1998. The Credit Facility also provides that the Term Loans and Revolver will be secured by the capital stock of Boyds' future subsidiaries. In addition, the Term Loans are subject to mandatory prepayment with the proceeds of certain asset sales and a portion of Boyds' excess cash flow as defined in the Credit Facility. Boyds has the option of selecting its own interest period at one, two, three, six, nine or twelve month periods.

    The scheduled maturities of the long-term debt are as follows:

                                                                                          (IN
                                                                                      THOUSANDS)
1999...............................................................................   $        --
2000...............................................................................            --
2001...............................................................................         6,250
2002...............................................................................        14,000
2003...............................................................................        17,000
Thereafter.........................................................................       405,750

10. PROVISION FOR INCOME TAXES

    Prior to April 21, 1998 Boyds had elected to be treated as an S Corporation for federal and state income tax purposes. Therefore, there is no income tax provision for 1996 and 1997.

    The 1998 income tax expense consists of the following:

                                                                                 DECEMBER 31,
                                                                                     1998
                                                                                 -------------
                                                                                      (IN
                                                                                  THOUSANDS)
Federal:
  Current......................................................................    $   8,879
  Deferred.....................................................................        9,237
                                                                                 -------------
Total Federal..................................................................       18,116

State:
  Current......................................................................        1,677
  Deferred.....................................................................        2,214
                                                                                 -------------
Total State....................................................................        3,891
                                                                                 -------------
Total Income Tax Provision.....................................................    $  22,007
                                                                                 -------------
                                                                                 -------------

    For federal income tax purposes, Boyds has elected to treat the Recapitalization and Stock Purchase as an asset acquisition by making a Section 338(h)(10) election. As a result, there is a difference between the financial reporting and tax bases of Boyds' assets. The difference creates deductible goodwill for tax purposes, which creates a deferred tax asset for financial reporting purposes. The deferred tax asset will be realized as the tax goodwill is deducted over a period of fifteen years. In the opinion of management, Boyds believes it will have sufficient profits in the future to realize the deferred tax asset.

                           THE BOYDS COLLECTION, LTD.

    A reconciliation of the statutory federal income tax rate and the effective rate of the provision for income taxes consists of the following:

                                                                                   DECEMBER 31,
                                                                                       1998
                                                                                  ---------------
Statutory federal income tax rate...............................................          35.0%
State income taxes--net of federal income tax benefit...........................           2.8
Sub-chapter S income............................................................         (12.8)
                                                                                         -----
Effective income tax rate.......................................................          25.0%
                                                                                         -----
                                                                                         -----

11. CONTINGENCIES

    Boyds is engaged in various lawsuits, either as plaintiff or defendant, involving alleged patent infringement and breaches of contract. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on Boyds' financial condition or results of operations.

12. STOCKHOLDERS' EQUITY

    CAPITAL STOCK--As of December 31, 1997 and 1998 Boyds had 351 million, and 100 million shares of capital stock (par value $.0001), respectively, authorized and 157.7 million and 52.6 million, respectively, shares issued as common stock. The Board of Directors is authorized to issue the unissued portion of the authorized shares in another class or series of stock, including preferred stock.

    During 1998, the Original Stockholders made capital contributions of $3.5 million. In connection with the Recapitalization, Boyds redeemed, and subsequently retired, 106,237,360 shares of common stock from the original stockholders (see Note 1). Boyds issued 1,154,090 shares of common stock, of which 18,721 shares were issued in connection with the acquisition of H.C. Accents.

    STOCK OPTION PLAN--On April 21, 1998, Boyds implemented an incentive stock plan (the "1998 Stock Option Plan") which provides for the granting to certain employees and directors of options to acquire Boyds' common stock. The option prices of stock which may be purchased under the incentive stock plan are not less than the fair value of common stock on the dates of the grants.

    Outstanding options issued to employees during 1998 vest and become exercisable over a five-year period from the date of grant. The outstanding options expire ten years from the date of grant or upon an employee's retirement or termination from Boyds, and are contingent upon continued employment during the applicable five-year period.

    On July 21, 1998, Boyds issued 44,921 options to each of its six directors. These options vested immediately, expire 10 years from the date of grant and the option prices of the stock which may be purchased were not less than the fair value of common stock on the dates of the grants.

    Boyds has reserved a total of 2,246,033 shares for issuance under the 1998 Stock Option Plan, of which 1,112,909 remains reserved at December 31, 1998 for future issuances.

    Effective with the adoption of the 1998 Stock Option Plan, Boyds adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. SFAS 123 establishes a fair value based method of accounting for stock-based employee compensation plans; however, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO

                           THE BOYDS COLLECTION, LTD.

EMPLOYEES. Under the fair value method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Boyds has elected to continue to account for its employee compensation plans under APB Opinion No. 25 with pro forma disclosures of net earnings and earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied.

    If compensation cost for stock option grants had been determined based on the fair value on the grant dates for the year ended December 31, 1998 consistent with the method prescribed by SFAS No. 123, Boyds' pro forma net earnings and diluted earnings per share would have been $53.2 million and $.63, respectively.

    Under FASB No. 123, the fair value of each option grant is estimated on the date of grant. The following weighted average assumptions were used for grants under the 1998 Stock Option Plan in 1998: volatility of 10%, dividend yield of 0%, risk-free interest rate of 6.1%, and expected lives of 6.5 years.

    A summary of the status of stock option grants as of December 31, 1998 and changes during the period ending on that date is presented below:

                                                                                     WEIGHTED
                                                                                      AVERAGE
                                                                                     EXERCISE
                                                                                       PRICE
                                                                         OPTIONS     PER SHARE
                                                                        ----------  -----------
Outstanding at December 31, 1997......................................          --          --
Granted...............................................................   1,133,124   $    7.10
Forfeited.............................................................          --          --
                                                                        ----------       -----
Outstanding at December 31, 1998......................................   1,133,124   $    7.10
                                                                        ----------       -----
                                                                        ----------       -----

    The fair value of options granted during 1998 was $1.0 million for options issued with an exercise price of $4.45 and $.3 million for options issued with an exercise price of $13.36.

    The following table summarizes information about stock options outstanding at December 31, 1998:

                                                                          WEIGHTED
                                EXERCISE      OPTIONS      OPTIONS         AVERAGE
                                  PRICE     OUTSTANDING  EXERCISABLE   REMAINING LIFE
                               -----------  -----------  -----------  -----------------
                                $    4.45      796,219      269,524             9.4
                                $   13.36      336,905           --            10.0

    EARNINGS PER SHARE--In March 1997, the FASB issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE. This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to all entities with publicly held common stock or potential common stock. This Statement replaces the presentation of primary EPS and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS reflects the potential dilution of securities that could share in the earnings.

                           THE BOYDS COLLECTION, LTD.

    The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the income and net income available to common stockholders.

                                                                                     DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1996           1997           1998
                                                                      -------------  -------------  -------------

                                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
Numerator for basic and diluted earnings per share:
  Pro forma net income available to common stockholders.............  $      35,052  $      45,978  $      53,553
Denominator:
  Denominator for basic earnings per share--weighted average
    shares..........................................................    157,671,516    157,671,516     84,142,163
  Effect of dilutive securities:
    Effect of shares issuable under stock option plans based on
      treasury stock method.........................................             --             --        342,408
                                                                      -------------  -------------  -------------
Dilutive potential common shares....................................             --             --        342,408
                                                                      -------------  -------------  -------------
Denominator for diluted earnings per share--weighted average
  shares............................................................    157,671,516    157,671,516     84,484,571
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

13. SUBSEQUENT EVENTS

    On February 25, 1999, the Board of Directors authorized a 1.1230165 for 1 exchange of Boyds' common stock to be effected prior to the effectiveness of the Offering. All share and per share amounts have been restated to give effect to this exchange.

                                  * * * * * *

        UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Consolidated Condensed Financial Statements have been derived by the application of pro forma adjustments to Boyds' historical financial statements included elsewhere in this prospectus. The Unaudited Pro Forma Consolidated Condensed Statement of Income for the year ended December 31, 1998 presented give effect to the recapitalization and related transactions and the offering as if such transactions were consummated as of January 1, 1998. The Unaudited Pro Forma Consolidated Condensed Statement of Income for the three month period ended March 31, 1999 presented gives effect to the offering as if it was consummated as of January 1, 1999. The adjustments are described in the accompanying Notes to the Unaudited Pro Forma Consolidated Condensed Balance Sheet and to the Unaudited Pro Forma Consolidated Condensed Statements of Income. The Unaudited Pro Forma Consolidated Condensed Financial Statements should not be considered indicative of actual results that would have been achieved had the recapitalization and related transactions and the offering been consummated on the dates or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The Unaudited Pro Forma Consolidated Condensed Financial Statements should be read in conjunction with Boyds' historical financial statements and the notes thereto included elsewhere in this prospectus.

                           THE BOYDS COLLECTION, LTD.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                           ACTUAL       ADJUSTMENTS     PRO FORMA
                                                                        -------------  -------------  -------------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.............................................................  $     197,806                 $     197,806
Cost of goods sold....................................................         63,852                        63,852
                                                                        -------------       ------    -------------
  Gross profit........................................................        133,954                       133,954
General and administrative expenses...................................         14,446          124(1)        14,570
Other operating income................................................          1,280                         1,280
                                                                        -------------       ------    -------------
  Income from operations..............................................        120,788         (124)         120,664
                                                                        -------------       ------    -------------
    Interest and dividend income......................................            399         (399)(2)            --
    Other income (expense)............................................            (36)                          (36)
    Expenses related to the Recapitalization..........................         (3,248)                       (3,248)
                                                                        -------------       ------    -------------
Net other income (expense)............................................         (2,885)        (399)          (3,284)
                                                                        -------------       ------    -------------
  Interest expense....................................................        (27,764)       1,905(3)       (25,859)
  Amortization and write off of deferred debt issuance costs..........         (1,854)         973(4)          (881)
                                                                        -------------       ------    -------------
Total interest expense................................................        (29,618)       2,878          (26,740)
                                                                        -------------       ------    -------------
Income before provision for income taxes and extraordinary item.......  $      88,285    $   2,355    $      90,640
                                                                        -------------       ------    -------------
                                                                        -------------       ------    -------------
Income before provision for income taxes and extraordinary item.......  $      88,285    $   2,355    $      90,640
Pro forma provision for income taxes..................................         34,732          848(5)        35,580
                                                                        -------------       ------    -------------
  Pro forma net income before extraordinary item......................  $      53,553    $   1,507    $      55,060
                                                                        -------------       ------    -------------
                                                                        -------------       ------    -------------
Basic earnings (loss) per common share:
    Pro forma net income before extraordinary item....................  $        0.64                 $        0.90
                                                                        -------------                 -------------
                                                                        -------------                 -------------
Diluted earnings (loss) per common share:
    Pro forma net income before extraordinary item....................  $        0.63                 $        0.89
                                                                        -------------                 -------------
                                                                        -------------                 -------------
Weighted average basic shares outstanding.............................     84,142,163                    61,375,424
                                                                        -------------                 -------------
                                                                        -------------                 -------------
Weighted average diluted shares outstanding...........................     84,484,571                    61,717,832
                                                                        -------------                 -------------
                                                                        -------------                 -------------
Ratio of earnings to fixed charges....................................           3.96                          4.37
                                                                        -------------                 -------------
                                                                        -------------                 -------------

  See Notes to Unaudited Pro Forma Consolidated Condensed Statements of Income

                           THE BOYDS COLLECTION, LTD.
        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF
                  INCOME FOR THE YEAR ENDED DECEMBER 31, 1998

    The pro forma financial data have been derived by the application of pro forma adjustments to Boyds' historical financial statements for the period ended December 31, 1998. The historical basis of Boyds' assets and liabilities will not be impacted by the Recapitalization.

(1) The adjustment relates to management, consulting and financial services rendered by KKR for an annual fee of $375. The adjustment is reduced by $251 which is recorded in the historical financial statements.

(2) The adjustment eliminates historical interest and dividend income on cash and short-term investments not expected to be received after the Recapitalization and related transactions and the Offering.

(3)  The adjustment to interest expense reflects the following:

                                                                                                   (IN THOUSANDS)
Interest expense with respect to the Notes and Credit Facility giving effect to the
  Recapitalization and related transactions as if they occurred as of January 1, 1998 at an
  assumed weighted average interest rate of 8.06%...............................................     $   38,307
  Reduction of interest expense related to the redemption of $66,000 of Notes and repayment of
    $82,570 under the Credit Facility giving effect to the Offering as if they occurred as of
    January 1, 1998 at an assumed weighted average interest rate of 8.38%.......................        (12,448)
                                                                                                        -------
Pro forma interest expense......................................................................         25,859
Historical interest expense.....................................................................        (27,764)
                                                                                                        -------
Total adjustment................................................................................     $    1,905
                                                                                                        -------
                                                                                                        -------

    A 0.125% increase or decrease in the assumed weighted average interest rate would change pro forma interest expense with respect to the Credit Facility by $284. The pro forma net income would change by $182.

(4) The adjustment to amortization and write off of deferred debt issuance costs reflects the following:

                                                                                                     (IN THOUSANDS)
Amortization and write off of deferred debt issuance costs giving effect to the Recapitalization
  and related transactions and the Offering as if they occurred as of January 1, 1998..............     $     881
Historical amortization and write off of deferred debt issuance costs..............................        (1,854)
                                                                                                           ------
Total adjustment...................................................................................     $    (973)
                                                                                                           ------
                                                                                                           ------

(5) The adjustment reflects the tax effect of the pro forma adjustments at a 36% statutory income tax rate.

(6) The pro forma net income before extraordinary item amounts are before, and do not include, an extraordinary loss of approximately $6,650. The total loss of $10,391 includes the $5,940 premium on the redemption of the Notes and the write off of $4,451 of deferred financing costs related to the redemption of the Notes and the repayment under the Credit Facility. The loss has been reduced by the related income tax benefit.

                           THE BOYDS COLLECTION, LTD.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                      FOR THE PERIOD ENDED MARCH 31, 1999

                                                                           ACTUAL       ADJUSTMENTS     PRO FORMA
                                                                        -------------  -------------  -------------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.............................................................  $      57,185    $            $      57,185
Cost of goods sold....................................................         18,676                        18,676
                                                                        -------------       ------    -------------
  Gross profit........................................................         38,509                        38,509
General and administrative expenses...................................          4,319                         4,319
Other operating income................................................            316                           316
                                                                        -------------       ------    -------------
Income from operations................................................         34,506                        34,506
                                                                        -------------       ------    -------------
Interest and dividend income..........................................            162                           162
  Interest expense....................................................         (8,019)       2,685(1)        (5,334)
  Amortization and write off of deferred debt issuance costs..........           (223)                         (223)
                                                                        -------------       ------    -------------
Total interest expense................................................         (8,242)       2,685           (5,557)
                                                                        -------------       ------    -------------
Income before provision for income taxes and extraordinary item.......  $      26,426    $   2,685    $      29,111
                                                                        -------------       ------    -------------
                                                                        -------------       ------    -------------
Income before provision for income taxes and extraordinary item.......  $      26,426    $   2,685    $      29,111
  Pro forma provision for income taxes................................          9,513          967(2)        10,480
                                                                        -------------       ------    -------------
  Pro forma net income before extraordinary item......................  $      16,913    $   1,718    $      18,631
                                                                        -------------       ------    -------------
                                                                        -------------       ------    -------------
Basic earnings (loss) per common share:
  Pro forma net income before extraordinary item......................  $        0.31                 $        0.30
                                                                        -------------                 -------------
                                                                        -------------                 -------------
Diluted earnings (loss) per common share:
Pro forma net income before extraordinary item........................  $        0.30                 $        0.30
                                                                        -------------                 -------------
                                                                        -------------                 -------------
Weighted average basic shares outstanding.............................     55,363,246                    61,838,246
                                                                        -------------                 -------------
                                                                        -------------                 -------------
Weighted average diluted shares outstanding...........................     56,039,746                    62,514,746
                                                                        -------------                 -------------
                                                                        -------------                 -------------
Ratio of earnings to fixed charges....................................           4.19                          6.21
                                                                        -------------                 -------------
                                                                        -------------                 -------------

  See Notes to Unaudited Pro Forma Consolidated Condensed Statements of Income

                           THE BOYDS COLLECTION, LTD.
              NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
            STATEMENT OF INCOME FOR THE PERIOD ENDED MARCH 31, 1999

    The pro forma financial data have been derived by the application of pro forma adjustments to Boyds' historical financial statements for the period ended March 31, 1999. The historical basis of Boyds' assets and liabilities will not be impacted by the Recapitalization.

(1) The adjustment to interest expense reflects the following:

                                                                                                    (IN
                                                                                                THOUSANDS)
                                                                                               -------------
Reduction of interest expense related to the redemption of $66,000 of Notes and repayment of
  $82,570 under the Credit Facility giving effect to the Offering as if they occurred as of
  January 1, 1999 at an assumed weighted average interest rate of 7.51%......................        2,685

(2) The adjustment reflects the tax effect of the pro forma adjustments at a 36% statutory income tax rate.

(3) The pro forma net income before extraordinary item amounts are before, and do not include, an extraordinary loss of approximately $5,435. The total loss of $8,492 includes the $5,940 premium on the redemption of the Notes and the write off of $2,552 of deferred financing costs related to the redemption of the Notes. The loss has been reduced by the related income tax benefit.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BOYDS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE EXCHANGE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BOYDS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                   ---------
Prospectus Summary...............................          2
Risk Factors.....................................         15
Use of Proceeds..................................         22
Capitalization...................................         22
Selected Financial and Other Data................         23
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............         25
Business.........................................         34
Management.......................................         43
Relationships and Transactions Related to
  Boyds..........................................         48
Principal Stockholders...........................         49
Description of the Credit Facility...............         51
The Exchange Offer...............................         52
Description of the Exchange Notes................         62
U.S. Federal Tax Consequences of the Exchange of
  Notes..........................................        101
U.S. Federal Income Tax Consequences to Non-U.S.
  Persons........................................        101
Plan of Distribution.............................        104
Legal Matters....................................        105
Experts..........................................        105
Available Information............................        105
Index to Consolidated Financial
  Statements.....................................        F-1
Unaudited Pro Forma Consolidated Condensed
  Financial Statements...........................        P-1

                                  $99,000,000

                                     [LOGO]

                           THE BOYDS COLLECTION, LTD.

                     9% SERIES B SENIOR SUBORDINATED NOTES
                                    DUE 2008
                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                 June 21, 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Boyds' charter provides that to the fullest extent permitted by the Maryland General Corporation Law, directors and officers of Boyds shall not be liable to Boyds or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer. Under Maryland law, however, these provisions do not eliminate or limit the personal liability of a director or an officer (a) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (b) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in such proceeding. These provisions also do not affect the ability of Boyds or its stockholders to obtain equitable relief, such as an injunction or rescission.

    As permitted by the MGCL, Boyds' charter obligates Boyds to indemnify its directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted by Maryland law. The Boyds' bylaws contain indemnification procedures which implement those obligations of the charter. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful.

ITEM 21. EXHIBITS

    The following exhibits are filed with this registration statement or incorporated into this registration statement by reference.


EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
  3.1  Amended and Restated Articles of Incorporation of Boyds (incorporated by reference from Exhibit 3.1 of Amendment No. 1 to Boyds' Registration
       Statement on Form S-1, filed on February 8, 1999, File No. 333-69535)
  3.2  Bylaws of Boyds (incorporated by reference from Exhibit 3.1 of Amendment
       No. 1 to Boyds' Registration Statement on Form S-1, filed on February 8,
       1999, File No. 333-69535)
  4.1  Indenture, dated as of April 21, 1998 between Boyds and The Bank of New
       York, as trustee (incorporated by reference from Exhibit 4.3 of Amendment
       No. 1 to Boyds' Registration Statement on Form S-1, filed on February 8,
       1999, File No. 333-69535)
  4.2  Form of 9% Senior Subordinated Note due 2008 (included in Exhibit 4.1)
  4.3  Form of 9% Series B Senior Subordinated Note due 2008 (included in Exhibit
       4.1)
  4.4  Registration Rights Agreement dated as of April 21, 1998, between Boyds and Donaldson, Lufkin and Jenrette Securities Corporation**
  5    Opinion of Simpson Thacher & Bartlett*
 10.1  Credit Agreement, dated as of April 21, 1998 among Boyds, the several lenders from time to time parties thereto, DLJ Capital Funding, Inc., The
       Fuji Bank, Limited, New York Branch, and Fleet National Bank (incorporated by reference from Exhibit 10.1 of Amendment No. 3 to Boyds' Registration
       Statement on Form S-1, filed on February 23, 1999, File No. 333-69535)

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
 10.2  Forms of Notes evidencing loans under the Credit Agreement (included in
       Exhibit 10.1)
 10.3  1998 Stock Option Plan (incorporated by reference from Exhibit 10.3 of
       Amendment No. 1 to Boyds' Registration Statement on Form S-1, filed on
       February 8, 1999, File No. 333-69535)
 10.4  Lease Agreement for Boyds' McSherrystown, Pennsylvania facility
       (incorporated by reference from Exhibit 10.4 of Amendment No. 3 to Boyds'
       Registration Statement on Form S-1, filed on February 23, 1999, File No.
       333-69535)
 12    Computation of Ratio of Earnings to Fixed Charges**
 16    Letter regarding change in certifying accountants*
 21    List of subsidiaries**
 23.1  Consent of Simpson Thacher & Bartlett (included in the opinion filed as
       Exhibit 5)*
 23.2  Consent of Deloitte and Touche LLP*
 24    Powers of Attorney**
 25    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of
       The Bank of New York, as Trustee**
 99.1  Form of Letter of Transmittal*
 99.2  Form of Notice of Guaranteed Delivery*


------------------------

 *  Filed herewith.


**  Previously filed.


ITEM 22. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McSherrystown, State of Pennsylvania on the 21st day of June, 1999.


                                THE BOYDS COLLECTION, LTD.

                                By:  /s/ PETER H. FROST
                                     -----------------------------------------
                                     Peter H. Frost
                                     Vice President--Finance


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on June 21, 1999.


          SIGNATURE                       TITLE
------------------------------  --------------------------

i) Principal executive
officer:

               *
------------------------------  Chief Executive Officer
      Gary M. Lowenthal           and Director

ii) Principal financial and
accounting officer:

               *
------------------------------  Chief Operating Officer
      Christine L. Bell           and Secretary

iii) Directors:

               *
------------------------------  President and Director
     Robert T. Coccoluto

               *
------------------------------
       Henry R. Kravis

               *
------------------------------
      George R. Roberts

               *
------------------------------
       Scott M. Stuart

               *
------------------------------
      Marc S. Lipschultz

               *
------------------------------
        Timothy Brady

*By:     /s/ PETER H. FROST
      -------------------------
           Peter H. Frost
          Attorney-in-Fact

                               INDEX TO EXHIBITS


  EXHIBIT
    NO.      DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

        3.1  Amended and Restated Articles of Incorporation of Boyds (incorporated by reference from Exhibit 3.1 of
             Amendment No. 1 to Boyds' Registration Statement on Form S-1, filed on February 8, 1999, File No.
             333-69535)

        3.2  Bylaws of Boyds (incorporated by reference from Exhibit 3.1 of Amendment No. 1 to Boyds' Registration
             Statement on Form S-1, filed on February 8, 1999, File No. 333-69535)

        4.1  Indenture, dated as of April 21, 1998 between Boyds and The Bank of New York, as trustee (incorporated by reference from Exhibit 4.3 of Amendment No. 1 to Boyds' Registration Statement on Form S-1, filed on
             February 8, 1999, File No. 333-69535)

        4.2  Form of 9% Senior Subordinated Note due 2008 (included in Exhibit 4.1)

        4.3  Form of 9% Series B Senior Subordinated Note due 2008 (included in Exhibit 4.1)

        4.4  Registration Rights Agreement dated as of April 21, 1998, between Boyds and Donaldson, Lufkin and
             Jenrette Securities Corporation**

        5    Opinion of Simpson Thacher & Bartlett*

       10.1  Credit Agreement, dated as of April 21, 1998 among Boyds, the several lenders from time to time parties thereto, DLJ Capital Funding, Inc., The Fuji Bank, Limited, New York Branch, and Fleet National Bank
             (incorporated by reference from Exhibit 10.1 of Amendment No. 3 to Boyds' Registration Statement on Form
             S-1, filed on February 23, 1999, File No. 333-69535)

       10.2  Forms of Notes evidencing loans under the Credit Agreement (included in Exhibit 10.1)

       10.3  1998 Stock Option Plan (incorporated by reference from Exhibit 10.3 of Amendment No. 1 to Boyds'
             Registration Statement on Form S-1, filed on February 8, 1999, File No. 333-69535)

       10.4  Lease Agreement for Boyds' McSherrystown, Pennsylvania facility (incorporated by reference from Exhibit
             10.4 of Amendment No. 3 to Boyds' Registration Statement on Form S-1, filed on February 23, 1999, File
             No. 333-69535)

       12    Computation of Ratio of Earnings to Fixed Charges**

       16    Letter regarding change in certifying accountants*

       21    List of subsidiaries**

       23.1  Consent of Simpson Thacher & Bartlett (included in the opinion filed as Exhibit 5)*

       23.2  Consent of Deloitte and Touche LLP*

       24    Powers of Attorney**

       25    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as
             Trustee**

       99.1  Form of Letter of Transmittal*

       99.2  Form of Notice of Guaranteed Delivery*


------------------------

  * Filed herewith.


 ** Previously filed.